Filed Pursuant to Rule 424(b)(4)

Registration No. 333-268484

PROSPECTUS

MGO Global Inc.

2,658,225

Shares of Common Stock

This prospectus relates to 1,880,0000 shares of common stock of MGO Global Inc. (“Common Stock”) and up to 778,225 shares of Common Stock underlying warrants that may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales of outstanding Common Stock by the selling stockholders.

Our Common Stock has been approved for listing on the Nasdaq Capital Market under the symbol “MGOL”.

The selling stockholders may offer and sell the Common Stock being offered by this prospectus from time to time in public or private transactions, or both. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices; provided, however, until trading of the Common Stock commences on Nasdaq, sales by the selling stockholders will be at a fixed price, which will be the offering price of $5.00 per share. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their Common Stock. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 29 of this prospectus for a discussion of information that should be considered before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2023.

MGO GLOBAL

MGO Global is a performance-driven, premium lifestyle brand portfolio company

Founded in 2018 to leverage the fame, celebrity power and global social media influence of world class athletes, entertainers and other cultural icons

In late 2019, launched flagship, *Messi Brand*, inspired by legendary pro soccer player, Lionel (Leo) Messi

Co-founded by 30-year industry veteran, Ginny Hilfiger, the younger sibling of Tommy Hilfiger and visionary designer behind Tommy Jeans, Tommy Girl, FILA and other globally recognized premium fashion brands

MESSi

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MARKET RESEARCH & BRAND VISION
DESIGN
SOURCING & MANUFACTURING
TECHNOLOGY DEVELOPMENT
LOGISTICS & DISTRIBUTION
OPERATIONS
MARKETING
TRACK KPIs; REFINE AS NECESSARY
MGO GLOBAL'S END-TO-END BRAND BUILDING PLATFORM

MGO GLOBAL

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Former Captain of Barcelona Club

Star of Paris St. Germain Club

Captain of Argentina's National Team

Winner of a record 7 Ballon d'Or awards and 6 European Golden Boots

33 trophies with Barcelona, including four UEFA Champions League titles

UNICEF's Goodwill Ambassador

Creator of the Leo Messi Foundation

Ranked by *Forbes* as the world's highest paid athlete in 2022 and 2019, surpassing $1 billion in career earnings

Recognized as 100 Most Influential People in the World in 2011 and 2012 by *Time Magazine*

LEO MESSI

Leo's story is one of following your dreams and living to your fullest potential

From his upbringing as a humble boy with a serious hormone deficiency, living in a small Argentinian city, to becoming a seven-time Ballon d'Or winner and one of the greatest soccer players of all time

MGO GLOBAL

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THE MESSI STORE WEBSITE

MESSi
MESSI SHOP
SHOP BY PRODUCT
SALE
DOWNLOAD APP
THE MESSI STORE
CELEBRATING THREE YEARS
OF THE MESSI STORE
Shop Anniversary Specials
Hoodies & Crewnecks
Polos
Bottoms
Zip Jackets
Messi Studio T-Shirts
Home Items

- Powered by Shopify, one of the most scalable, feature-rich and fastest growing ecommerce platforms in the industry, serving over one million online stores in 175 countries
- Over 3.2 million unique online visitors and processed orders for customers in more than 110 countries worldwide
- Built-in customer engagement tools that drive highly personalized shopping experiences for our store visitors
- Shop by collection or by product type
- All product prices are in U.S. dollars; fast and easy returns

MGO GLOBAL

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COMBINED SOCIAL MEDIA REACH

@LEOMESSI

345.7M
INSTAGRAM FOLLOWERS

105M
FACEBOOK FOLLOWERS

1.32M
YOUTUBE SUBSCRIBERS

7M
WEIBO FOLLOWERS

MESSI

@THEMESSISTORE

1.5M
INSTAGRAM FOLLOWERS

205K
FACEBOOK FOLLOWERS

TOTAL SOCIAL REACH

400+M
FANS OF MESSI*

70%
MALES

30%
FEMALES

* As of October 2022

MGO
GLOBAL

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Through and including February 6, 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our Common Stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

•	all references to the “Company,” “MGO,” “MGO Global,” the “registrant,” “we,” “our” or “us” in this prospectus mean MGO Global Inc. and its subsidiaries;

•	“year” or “fiscal year” means the year ending December 31;

•	all dollar or $ references, when used in this prospectus, refer to United States dollars; and

•	our trademarks and tradenames referred to in this registration statement appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Market Data

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. To our knowledge, certain third-party industry data that includes projections for future periods does not take into account the effects of the worldwide coronavirus pandemic or potential geoeconomic inflationary pressures. Accordingly, those third-party projections may be overstated and should not be given undue weight. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors,” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Our Mission

MGO Global is intent on inspiring people worldwide to express their best, most authentic selves through our distinctive lifestyle brands; delivering superior financial performance and value creation through optimization of our shared services across our brand-building platform; and championing global green initiatives that promote a sustainable, circular economy within the global fashion industry.

Business Overview

Founded in October 2018 and headquartered in Florida with remote employees and specialty contractors in London, New York and Latin America, we are a performance-driven lifestyle brand portfolio company focused on strategically leveraging the fame, celebrity power and global social media influence of world class athletes, entertainers and other cultural icons to create fresh, modern and compelling product and apparel brands aligned with and inspired by the values, personal styles and aspirations of our valued brand partners.

Not new to building successful global lifestyle brands, our accomplished leadership team encompasses decades of experience in fashion design, brand development and management, sourcing and manufacturing, licensing, IT protection, corporate finance, consumer engagement and experience, ecommerce and retail sales and marketing. Moreover, members of our leadership team have led prolific brand development initiatives for fashion industry titans that have included Tommy Hilfiger, Fila, Burberry, J Brand, GUESS, Brooks Brothers and True Religion, among many others, collectively generating billions of dollars in retail sales across the globe over the past 30 years.

Anchored by our end-to-end, scalable brand development platform, coupled with our leadership’s track records of success and industry relationships and expertise, we signed a global licensing agreement in October 2018, which was later replaced by the Messi License, with legendary pro soccer player Lionel Messi, also known as Leo Messi, or Messi, to spearhead the creation of “The Messi Brand” – a premium line of functional and sporty casual wear, accessories and home décor that is inspired by the superstar’s persona and trend-setting fashion sense – both on and off the pitch. This license agreement was later terminated and replaced by another licensing agreement with similar terms which are described under “Business—The Messi License Agreement.” The resulting in-demand collections contain designs focused on being effortless and accessible to all, much like that of Messi’s personal style.

While The Messi Brand represents the first and only asset in our portfolio, our business model is underpinned by our intent to strategically expand our collection of lifestyle brands through industry collaborations, licensing, acquisitions and organic brand development. However we are not currently in active discussions with any third parties relating to potential collaborations, licensing or acquisitions to expand our brand portfolio. While it is our intention to pursue growth and expansion of our brand portfolio in the future, we currently are not negotiating or have any probable agreements to add additional assets to the Messi Brand in our portfolio at this time.

Guided by our expertise and fueled by our passion to ultimately grow MGO Global into a major brand portfolio company and our brands into universally recognized symbols of excellence, we are committed to exceeding our partners’ and customers’ expectations by creating and delivering innovative, premium lifestyle clothing and products and earning lifetime fidelity to our brands through high touch customer engagement, service and attention.

Our Core Values

Since our inception, we have consciously fostered a corporate culture in which our core values are deeply ingrained in our identity and serve as a compass to guide our decision-making and business-building processes. Our core values are the source of our Company’s drive and distinctiveness, thoughtfully woven into our organizational fabric to influence how we think, work and act. These core values are:

•	Collaboration: we enthusiastically welcome and apply insight, experience, ideas and perspective gained from each other, our trusted business partners and our customers.

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•	Integrity: we honor our word which earns trust.

•	Accountability: we trust our experience and apply common sense when implementing and adhering to financially, socially and environmentally responsible policies and practices that positively impact our stakeholders, the communities where we live and work, and the world, at large.

•	Passion: demonstrate pride in our brands, in the quality of our products and in each other through our words and actions.

•	Diversity and Inclusion: embrace and celebrate individual uniqueness and respect diversity of views, ideas and cultures.

The Messi Brand

Born in Argentina, Leo Messi discovered his love and great aptitude for soccer as a young boy. At age eight, he was recruited to the youth soccer system of Newell’s Old Boys, a local sports club affiliated with the Argentine Football Association. Considerably smaller than most kids his age, Messi was eventually diagnosed with a hormone deficiency that compromised his growth, resulting in his suffering through a costly regimen of nightly growth hormone injections. When he was offered the opportunity to train at soccer powerhouse FC Barcelona’s youth academy and have his medical bills covered by the team, he did not hesitate to migrate to Spain to pursue his passion. Today, Messi is widely regarded as one of the sport’s greatest of all time.

Messi currently plays as a forward for France’s Paris Saint Germain team and captains the Argentina national team. Until joining the Paris Saint Germain club in 2021, he had spent his entire professional career with FC Barcelona, where he won a club-record 35 trophies, including 10 La Liga titles, seven Copa del Rey titles and four Union of European Football Associations (UEFA) Champions Leagues. His renowned skill on the field has led him to be universally recognized as one of the best soccer players in the world, earning him a record seven Ballon d’Or, an annual soccer award presented by French news magazine France Football; as well as six European Golden Shoes, an award that is presented each season to the leading goal scorer in the top division of a European national soccer league. Among many other records, awards and acclaim, Messi also won a gold medal at the Beijing 2008 Olympic Games when the Argentina National Team beat Nigeria.

In 2022, Messi claimed the top spot in Forbes’ 2022 annual ranking of the world’s highest-paid athletes (for the second time – the other was in 2019), surpassing $1 billion in career earnings. Earlier in his career, Messi was recognized as one of Time’s 100 most influential people in the world in 2011 and 2012. Recently commenting on the impact of Messi’s career impact on the sport of soccer, The New York Times reported in March 2022, “It is likely the last 15 years will come to be seen almost exclusively through the lens of Messi and Ronaldo (Cristiano Ronaldo). They have, after all, dominated this era of soccer, and so it is fitting, in many ways, that they should come to define it.”

Having overcome his childhood health and physical challenges, Messi is to many people more than just a great soccer player – he is an idol, a leader, even a hero. Beloved by millions of fans worldwide, Messi boasts a massive, passionate social media following comprised of 345.7 million on Instagram (ranked #4 overall for most followers); 105 million on Facebook (ranked #14 overall for most followers); 1.32 million subscribers on YouTube; and 7 million more on Weibo, China’s largest social media platform.

Demonstrating just how impactful the Messi name is on the fashion industry, when 150,000 Messi soccer shirts went on sale on Paris Saint-Germain’s website on the day his transfer from Barcelona to France was announced, the shirts sold out in just seven minutes, according to SportBible.com.

MGO Global’s chief goal for The Messi Brand is to extend and amplify Leo Messi’s values, vision and uncompromising sportsmanship that have distinguished him on the soccer field and seamlessly translate them to high quality apparel and products created or curated for discerning customers who love and respect the celebrated athlete.

Brand Design and Aesthetic

The Messi Brand design team is led by MGO co-founder and Chief Design Officer Virginia “Ginny” Hilfiger, who works in close collaboration with Leo Messi to craft the fundamental design aesthetic that has continued to inform and inspire the development of each year’s casual, but elegant spring and fall collections. Two of the brand’s signature design elements, the color palette and the incorporation of “10” and “30,” are nods to Messi’s soccer teams – the color palette is largely composed of his teams’ colors, light blue, navy blue, white and red, the “10” is his jersey number both in Barcelona and the Argentinian national team, and the “30” is his jersey number for Paris Saint Germain.

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Each item released is carefully constructed with high quality fabrics, and quality stitching and design techniques to create clothing that is as technically advanced as Messi’s style of play on the field.

Our embroidered polos are produced using light weight 95% piqué cotton and 5% spandex. Piqué fabric is a double weave knit – it is this twin layer that gives pique its signature waffle or quilt texture on one side, and a smooth finish on the other side. The space between those layers allows for air flow, making the fabric breathable, more durable, more absorbent of dye and better at concealing sweat. Designed with a 100% cotton waistband for great comfort, our pants are constructed using light weight knit fabric comprised of 62% nylon, 32% cotton and 5% spandex. Our zip-front jackets are made using double-faced 75% long staple cotton, 18% polyester and 7% spandex. Long staple cotton is derived from the Gossypium barbadense species of cotton, which yields cotton with unusually long, silky fibers. This high quality cotton gives our jackets a smooth feel, while the double-faced fabric gives the jacket more body, providing a premium look. Similarly, our long sleeve knit tops are constructed using 100% long staple cotton, which makes it feel like silk to the touch and on the body.

A key design directive by Messi is to ensure quality, comfort and versatility always remain priorities for the brand.

More than ever, sustainability is dominating consumer priorities and the fashion agenda. We believe that one of the most important ways to reduce our environmental impact is to limit the extractive production of virgin raw materials and decrease textile waste. By offering our customers a conscious shopping choice with sustainable, affordable pieces that are designed to be aligned with our brand values while being on trend, The Messi Brand is committed to proactively supporting and promoting a much more circular, responsible economy. Moreover, we are thoughtfully choosing our supply chain partners to ensure that our core values are in sync with one another, and our combined sustainability initiatives serve as a force multiplier in aiding our industry to reduce textile waste worldwide.

The Messi Brand Collections

Current collections available in The Messi Store (www.themessistore.com) provide for a range of sporty menswear pieces from edgy graphic t-shirts and sweatshirts to well-cut quilted jackets and high-performance polos and pants. In addition, graphic t-shirts for women and kids are offered, along with plush bathrobes, graphic beach towels, rugs, posters and keychains. Currently, best-selling mainstays and limited editions, or capsule collections, available for purchase from The Messi Store website include:

•	Messi Collection: a wide selection of long-sleeved rugby and crew t-shirts, signature track jackets, hooded jackets, two-way zip knit jackets and mixed media funnel jackets. This collection also includes an innovative, lightweight vest in classic camo which utilizes SOLAR ball Technology, an innovative insulation technology that is an animal-friendly alternative to winter jackets made with duck or goose down feathers.

•	LM Tattoo II: a capsule collection comprised of a limited number of hoodies and polos accented with embroidered replicas of Messi’s flower and crown tattoos, as well as a hummingbird. In game play, Messi has been compared to a hummingbird, since Messi is smaller and faster, mesmerizing to watch, gentle on the pitch and graceful in action.

•	Messi Studio: available only for shipping in the U.S. and Canada, this capsule collection features the brand’s most bold, artsy and exclusive graphic t-shirt creations, each dropping in very limited quantities.

•	Messi Green: this capsule collection, which pronounces that “waste is a design error,” is responsibly made in Portugal using 100% deadstock (recycled) cotton, creating value for the waste generated along the production chain, reducing or eliminating waste and promoting the circular economy. This limited collection features sweatshirts, sweat pant French terry joggers and shorts, cargo sweat pant joggers, hoodies and t-shirts. All products in the Messi Green collection are marked with the stamp of eco-approval or feature a print of Vila Franca do Campo, one of the most iconic landscapes on the Azorean Island of Sao Miguel – home to thousands of endangered species and a symbolic reminder that few things on Earth are in infinite quantities.

•	Messi Signature Two Pocket Plaid Flannel Shirt: Messi’s preferred casual dress shirt.

•	Messi Signature Tech Flexweave Chino Pants: Messi’s preferred casual trouser, available in black and navy blue.

•	Messi Graphic Hoodies and T-Shirts: a line of classic graphic hoodies, sweatshirts and t-shirts featuring Messi silhouettes, logos and championship prints.

•	Messi Graphic T-Shirts for Kids: a line of Messi’s classic graphic t-shirts available in kids’ sizes.

•	Messi Graphic T-Shirts for Women: a diverse line of graphic t-shirts designed to fit and flatter Messi’s female soccer fans with most available in multiple colors.

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Market Opportunities

Total Addressable Market

In its 28 Dazzling Fashion Industry Statistics 2022 online article dated March 13, 2022, Zippia states that the global fashion industry was valued at $1.5 trillion in 2020 and accounts for two percent of the world’s GDP. Despite concerns that inflation would keep shoppers from spending their disposable income, consumer spending on clothing and footwear in the U.S. alone increased a seasonally adjusted 1.9 percent in April 2022 from the prior month to $505.4 billion, the U.S. Bureau of Economic Analysis (BEA) revealed in late May 2022 in its Personal Income and Outlays report.

Concurring, global management consulting firm McKinsey & Company reported in it’s the State of Fashion 2022 report that this year the fashion industry can return to growth as changing category landscapes, new digital frontiers and advances in sustainability continue to present opportunities. The report notes, “After nearly two years of disruption, the global fashion industry is once again finding its feet. Apparel brands are adapting to new consumer priorities, and digital is providing a nexus for growth… Overall, global fashion sales are on track to pick up momentum in 2022, as increasingly hopeful consumers unleash pent-up buying power, refreshing their wardrobes as social life begins to resume in many key markets around the world.”

From a demand perspective, Gen-Z and wealthier consumers from middle-income groups and upwards are predicted by McKinsey to demonstrate the strongest appetite for leisure spend in the United States with fashion being one of the top three categories on which they will seek to splurge or treat themselves. In China, there are strong prospects for growth in consumer spending power, where rising incomes will contribute to an anticipated increase of $10 trillion in consumption growth between 2021 and 2030. (Source: McKinsey & Company, Meet Your Future Asian Consumer, July 28, 2021)

E-Commerce

Lower digital barriers to entry for all clothing brands offer the opportunity to market, sell and fulfill orders globally and automatically. As a result, worldwide revenue and revenue per user are projected to grow. In the U.S. alone, the apparel and accessory industries accounted for 29.5% of all ecommerce sales in 2021. (Source: Statista, Online Share of Total U.S. Retail Sales in 2021, by Product Category, March 8, 2022). In Europe, it is expected that by 2025, each consumer will spend nearly $1000 on fashion-related items over the course of the year. (Source: Statista, Retail E-Commerce ARPU in Europe, 2017-2025, May 20, 2021)

Sustainability

Consumers are increasingly aware of the impact their choices are making on the environment and seeking more sustainable alternatives. The debate over whether sustainable clothing is a passing fad or a crucial segment for fashion brands is pretty much over. The category has turned into a high-performance engine for online apparel sales – soaring 74% year over year in 2021, according to Signifyd eCommerce Pulse data. This compared to the increase in online sales of clothing other than sustainable apparel, which topped out at 25% last year.

Retail Landscape Realities

All lifestyle brands, whether accessible or prestige, have faced structural shifts in the retail landscape that have made it more challenging for them to succeed. Those challenges include:

•	Decline of Traditional Wholesale Channels: It is estimated by analysts at UBS that between 40,000 to 50,000 retail stores in the Unites States will close down over the next five years. UBS sees the most closures shaking out among clothing and accessories retailers, consumer electronics businesses and home furnishing chains, or about 23,500 cumulatively within these categories by 2026. (Source: CNBC, UBS Expects 50,000 Store Closures in the U.S. Over the Next 5 Years After Pandemic Pause, April 13, 2022)

•	Heightened Competition from Fast Fashion: The desire for newness has led to enormous competition in the apparel industry from fast fashion brands which can quickly manufacture and copy styles at lower prices than designer brands. The global fast fashion market is expected to grow from $91.23 billion in 2021 to $99.3 billion in 2022 and $133.43 billion in 2026. Source: The Business Research Company, Fast Fashion Global Market Report 202 – By Gender (Women's Wear, Men's Wear), By Age (Adults Wear, Teens Wear, Kids Wear, Other Ages), By Type (Pants, Coat, Skirt, Other Types) – Market Size, Trends, And Global Forecast 2022-2026

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•	Direct-to-Consumer, or DTC, as an Essential Channel for Every Brand: Given the growth in online and the challenges associated with traditional wholesale channels, brands are increasingly seeking DTC channels but often lack the financial or human capital to build them.

•	Larger, More Fractured Discovery Landscape: According to Publicis Sapient, 87% of shoppers today begin product searches online, meaning that younger customers are focused on direct search for brands they already know (Source: Publicis Sapient, “Shopper-First Retailing – The New Rules of Retail from the Actions, Voices and Eyes of Today’s Consumers”, 2018).

•	Growing Importance of Data: Data is critical to helping brands assess their product and efficiently acquire customers. Through traditional wholesale channels, brands receive very minimal data, and the data they do receive is often a season old.

Social Media

On July 7, 2022, Statista Research reported that as of April 2022, there were five billion Internet users worldwide, or 63% of the global population. Of this total, 4.65 billion were social media users. The use of the Internet and social media have changed consumer shopping behavior and the ways in which companies grow their apparel brands, presenting significant opportunities for organizations to directly connect with customers, lower costs, improve brand awareness, influence consumers’ attitudes, receive real-time feedback and increase sales. Drilling deeper, mobile channels have become the norm and are now embedded within consumers daily lives via the use of mobile tools, shopping apps, location-based services and mobile wallets - all impacting the consumer online shopping experience.

Competitive Landscape

Competition in the global lifestyle apparel industry is principally based on product quality, innovation, style, price, brand image, distribution model and definitive standards for customer experience and service. Generally speaking, our industry is intensely competitive, and many companies who may be perceived as our competitors have substantially greater financial, distribution and marketing resources, as well as greater brand awareness.

There are several sports celebrity-inspired lifestyle brands and brand collaborations with which we may directly compete for market share in the specific segments we serve, including several involving global soccer superstars, such as the likes of Christiano Ronaldo’s CR7, Memphis Depay’s MDC and Tiémoué Bakayoko’s Ètudes, among others.

Our Competitive Strengths

We believe that MGO Global stands to benefit from a number of competitive differentiators that serve to set our Company apart from other lifestyle brand portfolio companies. Chief among them are:

•	Proven, Premium Lifestyle Brand Builders Lead MGO. Our Company’s design and production team is led by 30-year industry veteran Ginny Hilfiger, younger sibling of Tommy Hilfiger, a globally renowned pioneer of classic American cool style. During her 15-year tenure as EVP of Design at Tommy Hilfiger’s namesake apparel brand, Ginny was the visionary behind Tommy Jeans, the women’s sportswear and junior lines, the H Hilfiger collection for Federated Department Stores and the successful brand collaboration between Tommy and supermodel Gigi Hadid – just to name a few key achievements. Following her run of successes at Tommy, she launched her own signature brand “Ginny H” before being recruited as Creative Director for FILA Global, charged with revamping FILA’s brand DNA globally. MGO’s C-suite also include Julian Groves, Chief Operating Officer, who brings our Company over 25 years of experience in global brand strategy and expansion for lifestyle brands that have included J. Brand, True Religion, Guess and Burberry; and Chief Executive Officer Maximiliano Ojeda, an international business executive and entrepreneur who, along with Ginny Hilfiger, co-founded MGO and today guides and directs our global business operations and brand-building architecture.

•	Established Relationships with Many of the World’s Leading Apparel Manufacturers. Through our team’s collective experience and sphere of influence in the global apparel industry, we have knowledge of and direct relationships with many of the world’s best manufacturers of premium materials and finished apparel and accessories. Chosen based on desired design and production specifications of a particular product or collection, our global network of valued manufacturers is based in Bangladesh, Brazil, China, India, Latvia, Mexico, Peru, Portugal and Sri Lanka.

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•	Deep Connections with Our Loyal and Passionate Customers. Younger generations are embracing social media platforms and mobile apps, in particular, as a means for community building and discovery. This seamless exchange of community-based inspiration encourages like-minded consumers to purchase flattering and stylish clothing that allows for unapologetic self-expression that reflects their passions and values. With hundreds of millions of social media followers and fans worldwide who admire Leo Messi for his distinctive fashion sense and style – on and off the pitch, The Messi Brand has an established global audience of prospective customers that we can readily reach and inspire.

Data Driven, Low-Risk Merchandizing Model. We employ a data-driven approach to design, merchandizing and inventory planning and allocation to ensure we deliver products that meet and exceed our customers’ high expectations for quality, precision and style. We have excellent visibility into our customers’ preferences through their purchasing history and direct feedback, which we leverage to inform our purchasing decisions. Through our vertical sourcing model and global network of manufacturers, coupled with our in-house IT and marketing teams, we have the flexibility to respond quickly to prevailing sales trends and make adjustments to our current offerings, if or whenever necessary. We utilize a read and react testing approach with shallow initial buys and data-driven repurchasing decisions to iterate our new product offerings, thereby minimizing our inventory risks and optimizing our gross profit margins on sales.

Potential Competitive Weaknesses

•	Expanding our workforce will be a key aspect of scaling our business over the long-term and achieving our stated growth objectives. Having more employees may present several challenges, from increasingly complex human resource administration to the difficult task of engaging with individuals and meeting specific needs within a larger workforce. However, the United States is currently experiencing a labor shortage, which may limit our access to qualified talent necessary to continue supporting our planned growth strategies.

•	Our growth will be dependent on increasing revenue by bringing in new ecommerce customers and wholesale business partners, resulting in a larger, more eclectic range of clients, all with their own unique needs and expectations. We expect to address these challenges by actively collecting feedback from our customers and partners through a variety of means, including customer surveys, technology-enabled business intelligence tools, direct sales relationship management and staying fully informed on evolving fashion trends and shifting market pressures. Nonetheless, we compete in the global fashion industry that is subject to fast-paced shifts in clothing trends that may outpace our ability to adapt our offerings to changing consumer preferences. Moreover, we must currently contend with rising inflationary concerns confronting our target consumers, who may elect to allocate their discretionary spend to more fundamental everyday expenses, limiting their buying of premium apparel, accessories and home décor items, such as those we offer.

•	Building and maintaining an efficient, functioning supply chain is vital to the timely fulfilment of orders for our apparel, accessories and home décor products, which will have a material impact on the success of our Company. To achieve this aim, it is imperative that we maintain a large and diverse global network of proven, reputable suppliers of fabrics and finishings and manufacturers with the production capacity, skill and capabilities to meet our needs. Because we focus on designing and releasing new Messi Brand seasonal collections and limited-edition capsule collections in the spring and fall of each year, we have established relationships with a broad number of reliable suppliers, providing us with the flexibility to select which suppliers, and/or alternate suppliers, we may require to meet our product release schedules. We continually assess and reassess our medium- to long-term forecasts so that we are well prepared to manage our production requirements and mitigate any potentially compromising supply chain bottlenecks. However, the loss of any of our supply relationships could adversely affect our business and financial position. In addition, the suppliers with which we choose to team may experience their own challenges that could compromise their ability to meet our supply needs. These challenges may include labor shortages in the geographic regions in which they operate; cyber security attacks or other potentially catastrophic events that could compromise their ability to operate; or their own supply shortage and logistics issues that could diminish their ability to effectively and timely meet our needs for materials, finishings and finished goods.

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•	Our Company’s compliance responsibilities will increase, including those related to managing our SEC reporting requirements, internal controls and other industry-related regulations and compliance matters. The General Data Protection Regulation and California Consumer Privacy Act are two regulations, in particular, that create a range of new compliance tasks that will increase in magnitude as our Company expands. It is incumbent on our leadership team to ensure that everyone in our workforce is aware of regulatory demands and their day-to-day significance to our business. In addition, key members of our senior leadership team have little to no direct experience managing a public company and the related SEC and Nasdaq compliance and regulatory requirements.

•	While The Messi Brand is our first and only brand in our current portfolio, it is our intention to license, acquire or organically grow additional brands to expand and diversify our portfolio in the future. We recognize that we are currently solely reliant on our relationship and licensing agreement with LLM to operate and build our business. Our business could suffer immeasurable harm in the event that we lost our relationship with LMM or in any way fail to meet the terms and conditions of our licensing agreement with LLM. There is no guarantee that we will prove successful at expanding our brand portfolio with the addition of newly acquired licensed, acquired or organically grown brands to offset the loss of The Messi Brand.

Our Growth Strategies

The key elements of our growth strategy are centered on:

•	Growing The Messi Brand’s global customer base. With our differentiated brand and organic virality, strong funnel of new customers and our continued focus on collaborative partnerships and marketing efficiencies, we remain intent on growing the number of customers passionate about and loyal to The Messi Brand through our dynamic direct to consumer business model. Our broad digital ecosystem – from our engaging ecommerce website and mobile app to social media channels, allows us to better connect, engage, track and service our customers. This ecosystem also provides us with robust quantitative and qualitative customer data that we use to inform all aspects of our business operations – from product development to merchandising to marketing.

•	Launching New Categories and Offerings under The Messi Brand. Through in-house development by our talented design team or collaborations with other leading brands and notable designers, we intend to continue to expand The Messi Brand line of products to broaden and deepen our categories to potentially include capsule collections featuring men’s business wear, special occasion wear, designer denim wear, non-athletic footwear, more diversified home décor offerings and expanded clothing collections designed specifically for women and children, among others.

•	Driving Leverage in Operational Efficiency. We are focused on using our customer and market data to drive actionable insights and improve key aspects of our brand management platform’s operations. Moreover, we plan to further deepen customer relationships with personalization and customization through the development and launch of a Messi Store loyalty program. Through this program, we expect to tailor our marketing messages, promotions and product recommendations to each unique customer’s preferences with a goal of enhancing customer engagement and capturing greater spend.

•	Implement New Technologies. We will continue to enhance our ecommerce functionality with tools for product recommendations, enhanced payment options (e.g., buy now pay later), and improved returns processes to drive conversions and increase order value. We also believe there is an opportunity to further leverage artificial intelligence, machine learning and geo-fencing technologies to drive more efficient customer acquisition and retention marketing strategies.

•	Growing through Strategic Acquisitions and Brand Partnerships and Collaborations. Capitalizing on the platform infrastructure we’ve created to support the development, launch and success of The Messi Brand, we will actively look to identify and pursue new opportunities to vertically integrate other prolific brand partnerships into our brand portfolio, replicating and scaling our licensing model. In addition, we aim to explore incremental growth opportunities to acquire existing lifestyle brands, products or intellectual property that will complement our brand mix and appeal to our customers. Finally, it is common practice in the fashion industry to establish brand collaborations with other leading lifestyle brands to penetrate new product categories, enter new markets and expand into new geographic regions. In this regard, we expect to seek out opportunities to identify and pursue brand collaborations with premium lifestyle brands with the goal of leveraging and cross-marketing new co-branded products to existing and prospective customer bases of both brands to fuel our respective revenue growth.

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•	Developing a Premium Discount Outlet Distribution Channel. In recent years, an important retailing phenomenon has been the growth of premium discount outlet shopping venues, both online and bricks and mortar stores, where consumers go to find premium brand products at marked down pricing. As we continue to strategically expand our distribution channels into the broader retail environment, we believe that outlets may provide us with the opportunity to reach a greater target audience of prospective buyers, while also giving us an effective method for managing and moving past-season articles that remain in inventory.

Corporate Structure

On October 11, 2018, MGOTEAM 1 LLC (“MGO LLC”) was formed in Delaware by our Chairman and Chief Executive Officer, Maximiliano Ojeda. On November 20, 2021, MGO LLC entered into a Trademark License Agreement (the “Messi License”) with Leo Messi Management SL, a company incorporated under the laws of Spain (“LMM”). Pursuant to the Messi License, LLM granted MGO LLC the worldwide rights to the “Messi” brand of apparel as further described in “Business—Messi License.” On November 30, 2021, MGO Global Inc. was incorporated in Delaware, and on December 6, 2021 entered into a Rollover Agreement (the “Rollover Agreement”) with MGO LLC and members of MGO LLC holding 88% of its the membership interests (the “Rollover Members”). Pursuant to the Rollover Agreement, the Rollover Members exchanged all of their membership interests in MGO LLC with MGO for shares in MGO; and MGO LLC became an 88%-owned subsidiary of MGO.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

☐	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

☐	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

☐	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

☐	reduced disclosure obligations regarding executive compensation; and

☐	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can also take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

Corporate Information

We were incorporated in the State of Delaware on November 30, 2021. Our principal executive offices are located at 1515 SE 17th Street, Suite 121/#460596, Fort Lauderdale, Florida 33346 and our telephone number is 347-913-3316. Our corporate website address is www.mgoglobalinc.com. Information on or that can be accessed through our website is not part of this prospectus and should not be relied upon in determining whether to make an investment decision.

Recent Developments

Rollover Agreement. On December 6, 2021, the Company effected restructuring whereby all members of MGO LLC, except J.T. Shao Inc., exchanged their membership interests in MGO LLC with the Company for shares of Common Stock. As a result, all members of MGO LLC, except for J.T. Shao Inc., became the shareholders of the Company and MGO LLC became an 88% owned subsidiary of the Company.

Amendment to Consulting Agreement. On February 20, 2020, MGO LLC entered into a Consultant Agreement with Isaac Khafif (the “Original Khafif Consultant Agreement”). Pursuant to the terms of the Original Khafif Consultant Agreement, MGO LLC engaged Mr. Khafif to oversee MGO LLC’s business operations and provide services similar to a chief financial officer. In return for his services to MGO LLC, the Original Khafif Consulting Agreement provided for the issuance to Mr. Khafif of restricted profit units that represented 4% of the equity in MGO LLC on a fully diluted basis services, subject to a vesting schedule. The Original Khafif Consulting Agreement was amended on December 6, 2021, so that all references to MGO LLC would mean MGO and that any equity provided to Mr. Khafif under the Khafif Consulting Agreement would be Common Stock of MGO (as so amended, the Khafif Consulting Agreement”). Pursuant to the Khafif Consulting Agreement and a subsequent side letter, Mr. Khafif was issued 200,000 shares of our Common Stock.

Equity Private Placements.

During December 2021 through May 2022, we issued 2,000,000 shares of Common Stock in a private placement (the “Initial Private Placement”) pursuant to Regulation D of the Securities Act to 32 accredited investors at a price of $1.00 per share for gross proceeds of $2,000,000 less cash placement agent fees paid to Boustead Securities, LLC as placement agent. Boustead Securities, LLC also has warrants to purchase 78,225 shares of Common Stock at an exercise price of $1.00 per share it received as part of its placement agent fees in the Initial Private Placement. In connection with the Initial Private Placement, all of the investors signed lock-up agreements in which the investors agreed not to sell or transfer the shares they purchased in such private placement for a period of 365 days after listing of our Common Stock on a national exchange; provided that one-third of such shares will not be subject to the lock-up after 180 days from such listing and two-thirds of such shares will not be subject to the lock-up after 270 days from such listing. Additionally, 1,100,000 shares of Common Stock issued in the Initial Private Placement are being offered for resale by selling stockholders and the terms of their lock-up agreements will be waived by Boustead Securities, LLC after the listing of our Common Stock on a national exchange.

As part of the Initial Private Placement, a non-FINRA registered director of Sutter Securities, Inc., which is an underwriter in the primary offering (the initial public offering), purchased 20,000 shares in the Initial Private Placement at a purchase price of $1.00 per share (the “Locked-Up Shares”). The Locked-Up Shares are deemed to be compensation by FINRA, and therefore are subject to a 180-day lock-up period pursuant to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), the Locked-Up Shares may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such Locked-Up Shares by any person, for a period of 180 days immediately following commencement of sale of the primary offering subject to certain exceptions permitted by FINRA Rule 5110(e)(2).

In October 2022, we issued 700,000 shares of Common Stock and warrants to purchase 700,000 shares of its Common Stock in a private placement (the “Second Private Placement”) pursuant to Regulation D of the Securities Act to 7 accredited investors at a price of $1.00 per share for gross proceeds of $700,000 less placement agent fees paid to Boustead Securities, LLC as placement agent. In connection with such private placement, all of the investors signed lock-up agreements in which the investors agreed not to sell or transfer the shares or the shares underlying the accompanying warrants they purchased in such private placement for a period of 365 days after listing of our Common Stock on a national exchange; provided that one-third of such shares will not be subject to the lock-up after 180 days from such listing and two-thirds of such shares will not be subject to the lock-up after 270 days from such listing. Additionally, 700,000 shares of Common Stock and 700,000 shares of Common Stock underlying warrants issued in the Second Private Placement are being offered for resale by selling stockholders and the terms of their lock-up agreements will be waived by Boustead Securities, LLC after the listing of our Common Stock on a national exchange.

Agreements with Chief Financial Officers

On December 6, 2022, the Company signed a letter of understanding with Martin Scott CFO Consulting, pursuant to which the term of engagement of Martin Scott, our Chief Financial Officer will expire upon date when the Company commences trading of its common stock on The Nasdaq Capital Market (“Listing Date”). Under this agreement, in consideration for Mr. Scott’s services as Chief Financial Officer, Martin Scott CFO Consulting accrues a monthly cash retainer of $7,500 for each month of services from March 1, 2022 until the Listing Date, which shall be paid by the Company in one lump sum within five (5) working days following the Listing Date. As additional compensation, the Company granted Mr. Scott 40,000 restricted stock units that will vest twelve months after the Listing Date.

On November 3, 2022, the Company has engaged Vincent Ottomanelli to provide the Company with the financial consulting services prior to the Listing Date and to serve as a full-time Chief Financial Officer of the Company on and after the Listing Date. Prior to the Listing Date, the Company pays Mr. Ottomanelli a cash monthly fee of $7,500. On and after Listing Date, the Company shall pay Mr. Ottomanelli $10,000 per month. In addition, Mr. Ottomanelli will be entitled to a discretionary annual performance bonus of up to $36,000 which will be based on the achievement of performance goals to be predetermined by the Board, in its sole discretion. In the Ottomanelli Agreement, Mr. Ottomanelli was also be granted a five-year unvested option to purchase a total of 200,000 shares of the Company’s common stock at an exercise price equal to the initial public offering price of the Common Stock. The option to purchase 20,000 shares will vest on the Listing Date and thereafter options to purchase 20,000 shares will vest quarterly, at the end of each fiscal quarter until March 31, 2025.

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Summary Risk Factors

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors,” which begins on page 29 of this prospectus. These risks include, among others, that:

•	We have a history of operating losses and may continue to incur losses for the foreseeable future. We may not be able to generate sufficient net sales to achieve or maintain profitability. Failure to maintain an adequate growth rate will materially and adversely affect our business, financial condition and operating results;

•	Because we operate in an evolving industry, our past results may not be indicative of future performance, and our future performance may fluctuate materially which will increase your investment risk;

•	If our Agreement with Leo Messi Management SL granting us the right to use Leo Messi’s image, likeness, trademarks and other intellectual property is terminated, expired or breached, we may be unable to continue our business;

•	Our relatively limited operating history makes it difficult to evaluate our current business and prospects, and may increase the risk of your investment;

•	If we fail to effectively manage our growth, our business, financial condition and operating results could be harmed;

•	Our business is highly competitive, many of our current competitors have, and potential competitors may have, longer operating histories, larger fulfillment infrastructures, greater technical capabilities, or greater financial, marketing and other resources and larger customer bases than we do;

•	We compete with traditional vendors, and expect competition to continue to intensify in the future from both established competitors and new market entrants;

•	If customers do not purchase our products, our ability to grow our business and operating results may be adversely affected;

•	Our sales may be adversely affected if we fail to respond to changes in consumer preferences in a timely manner or are not successful in expanding our product offerings;

•	Our business depends on a strong brand. We may not be able to maintain and enhance our brand, or we may receive unfavorable customer complaints or negative publicity, which could adversely affect our brand and brand credibility;

•	Uncertainties in economic conditions and their impact on consumer spending patterns could adversely impact our operating results;

•	Failure of our vendors to supply high quality and compliant merchandise in a timely manner may damage our reputation and brand and harm our business;

•	Government regulation of the Internet and ecommerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations;

•	Failure to comply with laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition;

•	Our failure or the failure of third-party service providers to protect our site, networks and systems against security breaches, or otherwise to protect our confidential information, could damage our reputation and brand and substantially harm our business and operating results;

•	If we lose any of our key management personnel, we may not be able to successfully manage our business or achieve our objectives;

•	Our Chief Design Officer is not subject to a non-competition agreement and may engage in a similar business as the Company’s business;

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•	We may incur material losses and costs as a result of manufacturer’s product defects, warranty claims or product liability actions that may be brought against us;

•	The price of our Common Stock may fluctuate or may decline regardless of our operating performance, resulting in substantial losses for investors;

•	Geopolitical conditions, including trade disputes and direct or indirect acts of war or terrorism, could have an adverse effect on our operations and financial results;

•	The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members;

•	As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to do so in a timely manner, or our internal control over financial reporting is not determined to be effective, this may adversely affect investor confidence in our Company and, as a result, the value of our Common Stock;

•	Our officers and directors own a substantial amount of our Common Stock and, therefore, exercise significant control over our corporate governance and affairs, which may result in their taking actions with which other shareholders do not agree;

•	Existing stockholders may sell significant quantities of Common Stock; and

•	We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.

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THE OFFERING

Common stock offered by the selling stockholders:	This prospectus relates to 1,880,000 shares of Common Stock and up to 778,225 shares underlying warrants that may be sold from time to time by the selling stockholders named in this prospectus.

Shares outstanding:	11,689,230 shares of Common Stock.

Use of proceeds:	We will not receive any proceeds from the sales of outstanding Common Stock by the selling stockholders.

Risk factors:	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 29.

Trading market and symbol:	Our Common Stock has been approved for listing on the Nasdaq Capital Market under the symbol “MGOL”.

The number of shares of Common Stock outstanding assumes the issuance by us of shares of Common Stock pursuant to the Public Offering Prospectus filed contemporaneously herewith.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial and other data for the periods and as of the dates indicated. We derived the summary condensed consolidated statements of operations data for the years ended December 31, 2021 and 2020 from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the nine months ended September 30, 2022 and 2021 and the consolidated balance sheet data as of September 30, 2022 are derived from our unaudited financial statements. While MGO Global, Inc. was incorporated on November 30, 2021, and acquired its subsidiary on December 6, 2021, the combined statements present results of operations as though MGO Global Inc. owned its subsidiary for each of the periods presented.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The following summary consolidated financial data should be read together with our audited and unaudited consolidated financial statements and the related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results in any future period and our interim results are not necessarily indicative of results that should be expected for a full year or any other period.

Summary Condensed Consolidated Statements of Operations Data

	Nine Months Ended		Year Ended
	September 30,	September 30,	December 31,	December 31,
	2022	2021	2021	2020
Statement of Operations Data
Sales, net	$336,103	$557,641	$880,340	$694,585
Cost of goods sold	77,558	296,427	392,407	382,820
Gross profit	258,545	261,214	487,933	311,765
Total Operating Expenses	2,228,005	643,774	1,407,192	1,690,939
Operating loss	(1,969,460)	(382,560)	(919,259)	(1,379,174)
Total other (income) expenses	111,732	(7,258)	66,636	44,612
Loss before income taxes	(2,081,192)	(375,303)	(985,895)	(1,423,786)
Income tax expense	-	-	-	-
Net loss	(2,081,192)	(375,303)	(985,895)	(1,423,786)
Less: Net loss attributable to non-controlling interests	(222,131)	-	(79,569)	-
Less: Net loss attributable to MGO shareholders	$(1,859,061)	$(375,303)	$(906,326)	$(1,423,786)

	Period Ended	Year Ended
	September 30,	December 31,	December 31,
	2022	2021	2020
Balance Sheet Data
Cash and cash equivalents	$20,586	$87,922	$116,652
Working capital (deficit) (1)	(1,238,395)	(393,160)	(284,762)
Total assets	214,412	570,282	335,235
Total liabilities	1,452,807	984,289	619,997
Non-controlling interest	(289,102)	(66,971)	-
Stockholders’ deficit	$(1,238,395)	$(414,007)	$(284,762)

(1)	Working capital represents total current assets less total current liabilities.

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our Common Stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the trading price of our Common Stock could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to our Business and Industry

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

The Company has a limited operating history on which to base an evaluation of its business and prospects. The Company is subject to all the risks inherent in a small company seeking to develop, market and distribute new services, particularly companies in evolving markets such as the internet, technology, and payment systems. The likelihood of the Company’s success must be considered, in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development, introduction, marketing and distribution of new products and services in a competitive environment.

Such risks for the Company include, but are not limited to, dependence on the success and acceptance of the Company’s products, the ability to attract and retain a suitable client base, and the management of growth. To address these risks, the Company must, among other things, generate increased demand, attract a sufficient clientele base, respond to competitive developments, successfully introduce new products attract, retain and motivate qualified personnel and upgrade and enhance the Company’s technologies to accommodate expanded service offerings. In view of the rapidly evolving nature of the Company’s business and its limited operating history, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

The Company is therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues.

The COVID-19 pandemic could have a material adverse impact on our business, results of operations and financial condition.

In December 2019, a novel strain of coronavirus (“COVID-19”) was reported to have surfaced in Wuhan, China. In January 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern.” This worldwide outbreak has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans intended to control the spread of the virus. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses and facilities. These restrictions, and future prevention and mitigation measures, have had an adverse impact on global economic conditions and are likely to have an adverse impact on consumer confidence and spending, which could materially adversely affect the supply of, as well as the demand for, our products. Uncertainties regarding the economic impact of COVID-19 is likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows.

The impacts of the pandemic on us have included, and in the future could include:

•	volatility in demand for our products as a result of, among other things, the inability of customers to purchase our products due to financial hardship, unemployment, illness or out of fear of exposure to COVID-19, shifts in demand away from consumer discretionary products and reduced options for marketing and promotion of products or other restrictions in connection with the COVID-19 pandemic;

•	increased materials and procurement costs as a result of scarcity of and/or increased prices for commodities and raw materials, and periods of reduced manufacturing capacity at our suppliers in response to the pandemic;

•	increased sea and air freight shipping costs as a result of increased levels of demand, reduced capacity, scrutiny or embargoing of goods produced in infected areas, port closures and other transportation challenges;

•	closures or other restrictions that limit capacity at our distribution facilities and restrict our employees’ ability to perform necessary business functions, including operations necessary for the design, development, production, sale, marketing, delivery and support of our products; and

•	failure of our suppliers and other third parties on which we rely to meet their obligations to us in a timely manner or at all, as a result of their own financial or operational difficulties, including business failure or insolvency, the inability to access financing in the credit and capital markets at reasonable rates or at all, collectability of existing receivables.

We source our products from suppliers and manufacturers located in Bangladesh, Brazil, China, India, Latvia, Mexico, Peru, Portugal and Sri Lanka. The impact of COVID-19 on these suppliers, or any of our other suppliers, co-manufacturers, distributors or transportation or logistics providers, may negatively affect the price and availability of our ingredients and/or packaging materials and impact our supply chain. If the disruptions caused by COVID-19 continue for an extended period of time, our ability to meet the demands of our customers may be materially impacted. To date, we have not experienced any reduction in the available supply of our products.

If we are forced to scale back hours of operation in response to the pandemic, we expect our business, financial condition and results of operations would be materially adversely affected. If our operations or productivity continue to be impacted throughout the duration of the COVID-19 outbreak and government-mandated closures, our business, financial condition and cash flows may negatively be impacted. The extent to which the COVID-19 pandemic will further impact our business will depend on future developments and, given the uncertainty around the extent and timing of the potential future spread or mitigation and around the imposition or relaxation of protective measures, we cannot reasonably estimate the impact to our business at this time.

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The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the outbreak, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business. However, if the pandemic continues for a prolonged period, it could have a material adverse effect on our business, results of operations, financial condition and cash flows and adversely impact the trading price of our Common Stock.

We have a history of operating losses and may continue to incur losses for the foreseeable future.

We recorded a net loss of $906,326 as of December 31, 2021 and a net loss of $1,423,786 as of December 31, 2020. We cannot anticipate when, if ever, our operations will become profitable. We expect to incur significant net losses as we develop our business and pursue our business strategy. We intend to invest significantly in our business before we expect cash flow from operations to be adequate to cover our operating expenses. If we are unable to execute our business strategy and grow our business, for any reason, our business, prospects, financial condition and results of operations will be adversely affected.

The Company is attempting to further implement its business plan and generate sufficient revenue; however, the Company’s cash position may not be sufficient to support its operations. While the Company believes in the viability of its strategy to further implement its business plan and generate sufficient revenue and in its ability to raise additional funds by the sale of its equity, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Our business depends on our ability to maintain a strong community around The Messi Brand with engaged customers and influencers. We may not be able to maintain and enhance our existing brand community if we receive customer complaints, negative publicity or otherwise fail to live up to consumers’ expectations, which could materially adversely affect our business, financial condition and results of operations.

We believe that maintaining our brand image, particularly with our core target customers, is important to maintaining and expanding our customer base and sales. Maintaining and enhancing our brand image may require us to make additional investments in areas such as merchandising, marketing, online operations, online displays and other promotions, and employee training. These investments may be substantial and may not ultimately be successful. If we are unable to maintain or enhance our brand image, brand awareness and reputation, our business, financial condition and results of operations may be materially and adversely affected.

Over the course of 2021, we offered over multiple collections and capsule collections through our platform. Our ability to identify new design trends and maintain and enhance our existing brand is critical to retaining and expanding our base of customers. A significant portion of our customers’ experience with our brand depends on third parties outside of our control, including suppliers and logistics providers, such as UPS, DHL and the U.S. Postal Service. If these third parties do not meet our or our customers’ expectations or if they increase their rates, our business may suffer irreparable damage, or our costs may increase. In addition, establishing, maintaining and enhancing relationships with other third-party brands may require us to make substantial investments, and these investments may not be successful. Also, if we fail to promote and maintain our brand, or if we incur excessive expenses in this effort, our business, financial condition, and results of operations may be materially adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive.

Customer complaints or negative publicity about our website or mobile app, products, merchandise quality, product delivery times, customer data handling, security practices or customer support, especially on social media, blogs, and in reviews, could rapidly and severely diminish consumer use of our website or mobile app and customer and supplier confidence in us, and result in harm to our brand. We believe that much of the growth in our customer base to date has originated from word-of-mouth, including social media and our influencer-driven marketing strategy. If we are not able to develop and maintain positive relationships with our network of influencers or our online customer community, our ability to promote and maintain or enhance awareness of Messi Brand and leverage social media platforms to drive visits to www.themessistore.com or our mobile app may be adversely affected.

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We may be unable to maintain a high level of engagement with our customers and increase their spending with us, which could harm our business, financial condition, cash flows, or results of operations.

A portion of our net revenue comes from repeat purchases by existing customers, especially those existing customers who are highly engaged and purchase a significant amount of merchandise from us. If existing customers no longer find our merchandise appealing, they may make fewer purchases and may stop shopping with us. Even if our existing customers find our merchandise appealing, if customer buying preferences change, they may decide to purchase less merchandise over time. Additionally, if customers who purchase a significant amount of merchandise from us were to make fewer purchases or stop shopping with us, then our sales may decline. A decrease in the number of our customers or a decrease in their spending on the merchandise we offer could negatively impact our business, financial condition, cash flows, and results of operations. Further, we believe that our future success will depend in part on our ability to increase sales to our existing customers over time and, if we are unable to do so, our business may suffer.

Our success depends on our ability to anticipate, identify, measure, and respond quickly to new and rapidly changing fashion trends, customer preferences and demands and other factors.

Our core market of apparel accessories and home goods is subject to new and rapidly changing fashion trends, constantly evolving consumer preferences and demands, and preserving brand loyalty. Accordingly, our success is dependent on our ability to anticipate, identify, measure and respond to the latest fashion trends and customer demands, and to translate such trends and demands into appropriate, desirable product offerings in a timely manner. A select team of our employees is primarily responsible for performing this analysis and making initial product decisions, and they rely on feedback on fashion trends from a variety of sources, which may not accurately predict evolving fashion trends. Our failure to anticipate, identify or react swiftly and appropriately to new and changing styles, trends, or desired customer preferences or to accurately anticipate and forecast demand for certain product offerings is likely to lead to lower demand for our merchandise, which could cause, among other things, sales declines, excess inventories, a greater number of markdowns and lower margins. Further, if we are not able to anticipate, identify and respond to changing fashion trends and customer preferences, we may lose customers and market share to our competitors who are able to better anticipate, identify and respond to such trends and preferences. In addition, because our success depends on our brand image, our business could be materially adversely affected if new product offerings are not accepted by our customers. We cannot assure investors that our new product offerings will be met with the same level of acceptance as our past product offerings or that we will be able to adequately respond to fashion trends or the preferences of our customers in a timely manner or at all. If we do not accurately anticipate, identify, forecast or analyze fashion trends and sales levels, it could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Our business depends on effective marketing and high customer traffic.

We have many initiatives in our marketing programs particularly with regard to our websites, mobile applications and our social media presence. If our competitors increase their spending on marketing, if our marketing expenses increase, if our marketing becomes less effective than that of our competitors, or if we do not adequately leverage technology and data analytics capabilities needed to generate concise competitive insight, we could experience a material adverse effect on our results of operations. Among other factors, (1) a failure to sufficiently innovate or maintain effective marketing strategies and (2) U.S. and foreign laws and regulations that make it more difficult or costly to digitally market, such as the European Union General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act of 2018 (“CCPA”), may adversely impact our ability to maintain brand relevance and drive increased sales.

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We rely on third parties to drive traffic to our platform, and these providers may change their algorithms or pricing in ways that could negatively affect our business, financial condition, cash flows, and results of operations.

Our success depends on our ability to attract customers cost effectively. With respect to our marketing channels, we rely heavily on relationships with providers of online services, search engines, social media, directories and other websites and e-commerce businesses to provide content, advertising banners and other links that direct customers to our websites. We rely on these relationships to provide significant traffic to our website. In particular, we rely on digital platforms, such as Instagram, Google and Facebook, as important marketing channels. Digital channels change their algorithms periodically, and our rankings in organic searches and visibility in social media feeds may be adversely affected by those changes, as has occurred from time to time, requiring us to increase our spending on paid marketing to offset the loss in traffic. Search engine companies may also determine that we are not in compliance with their guidelines and consequently penalize us in their algorithms as a result. Even with an increase in marketing spend to offset any loss in search engine optimization traffic as a result of algorithm changes, the recovery period in organic traffic may span multiple quarters or years. If digital platforms change or penalize us with their algorithms, terms of service, display and featuring of search results, or if competition increases for advertisements, we may be unable to cost-effectively attract customers.

Our relationships with digital platforms are not covered by long-term contractual agreements and do not require any specific performance commitments. In addition, many of the platforms and agencies with whom we have advertising arrangements provide advertising services to other companies, including retailers with whom we compete. As competition for online advertising has increased, the cost for some of these services has also increased. A significant increase in the cost of the marketing providers upon which we rely could adversely impact our ability to attract customers cost effectively and harm our business, financial condition, results of operations and prospects.

Use of social media, influencers, affiliate marketing, email, text messages and direct mail may adversely impact our brand and reputation or subject us to fines or other penalties.

We use social media, including Facebook, Instagram, YouTube and Weibo, as well as affiliate marketing, email, SMS, and direct mail as part of our multi-channel approach to marketing, and we encourage our customers to use social media while shopping. In the future, we may also elect to establish relationships with social media influencers, who may serve as our brand ambassadors, and engage in sponsorship initiatives. Laws and regulations governing the use of these platforms and other digital marketing channels are rapidly evolving. It may become more difficult for us or our partners to comply with such laws, and future data privacy laws and regulations or industry standards may restrict or limit our ability to use some or all of the marketing strategies on which we currently rely. The failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms could adversely impact our reputation or subject us to fines or other penalties. In addition, our employees or third parties acting at our direction may knowingly or inadvertently make use of social media in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential or sensitive personal information of our business, employees, customers or others. Any such inappropriate use of social media tools could also cause business interruptions and reputational damage.

Customers value readily available information concerning retailers and their goods and services and often act on such information without further investigation and without regard to its accuracy. Information concerning us, whether accurate or not, may be posted on social media platforms at any time and may have a disproportionately adverse impact on our brand, reputation or business. The harm may be immediate without affording us an opportunity for redress or correction and could have a material adverse effect on our business, financial condition and results of operations.

In addition, an increase in the use of social media for product promotion and marketing may cause an increase in the burden on us to monitor compliance of such materials and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations. For example, in some cases, the Federal Trade Commission (“FTC”) has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a financial relationship between an influencer and an advertiser.

Negative commentary regarding us, our products or potential influencers and other third parties who are affiliated with us may also be posted on social media platforms and may be adverse to our reputation or business. Influencers with whom we may establish relationships could engage in behavior or use their platforms to communicate directly with our customers in a manner that reflects poorly on our brand and may be attributed to us or otherwise adversely affect us. It is not possible to prevent such behavior, and the precautions we take to detect this activity may not be effective in all cases. Our target customers often value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate, without affording us an opportunity for redress or correction.

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We have not historically used traditional advertising channels, and if we become unable to continue to connect with our target customer base, it could have a material adverse effect on our business, financial condition and results of operations.

We utilize organic content, affiliate marketing, email, SMS, direct mail, paid search and social media marketing to capture the interest of our customers and drive them to our platform. We historically have not used traditional advertising channels, such as newspapers, magazines and television, which are used by some of our competitors. In the future, we expect to increase our use of social media, such as Facebook, Instagram, YouTube and Weibo for marketing purposes. If our marketing efforts are not successful, there may be no immediately available or cost-effective alternative marketing channel for us to use to build or maintain brand awareness. As we execute our growth strategy, our ability to successfully integrate into our target customers’ communities or to expand into new markets will be dependent on our ability to connect with our target customers through marketing channels. Failure to successfully connect with our target customers in new and existing markets could have a material adverse effect on our business, financial condition, and results of operations.

We may not be able to successfully implement our growth strategy.

Our future growth, profitability and cash flows depend upon our ability to successfully implement our business strategy, which, in turn, is dependent upon a number of factors, including our ability to:

•	grow our brand awareness and attract new customers;

•	enhance and retain our existing customer relationships;

•	pursue category expansion; and

•	pursue international expansion.

We cannot assure that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Further, achieving these objectives will require investments which may result in short-term costs without generating any net revenue and, therefore, may be dilutive to our earnings. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on our business, financial condition, and results of operations.

Our growth plan contemplates expansion into new markets, and our efforts to expand may ultimately be unsuccessful.

Our growth plan includes introducing our brands globally, including in countries and regions where we have no or limited operating experience. Expanding into new countries and regions involves significant risk, particularly if we have no experience in marketing, selling and engaging with customers in the market. For example, there is no guarantee that the success of a brand in the United Kingdom will translate to the success of that brand in other countries, such as the United States. Our efforts to expand into new countries and regions could fail for many reasons, including our failure to accurately or timely identify apparel trends in new markets, different consumer demand dynamics and lack of acceptance of new offerings by existing or new users, our failure to promote the new markets effectively, or negative publicity about us or our new markets. In addition, these initiatives may not drive increases in revenue, may require substantial investment and planning, and may bring us more directly into competition with companies that are better established, operate more effectively or have greater resources than we do. There is additional complexity associated with local laws, tariffs and shipping logistics in new countries where our brands do not have an established presence. Expanding into new markets will require additional investment of time and resources of our management and personnel. If we are unable to cost-effectively expand into new countries and regions, then our growth prospects and competitive position may be harmed and our business, results of operations and financial condition may suffer.

We face risks from our international business.

Our current growth strategy includes plans to expand our digital marketing and grow our e-commerce and retail presence internationally over the next several years. As we seek to expand internationally, we face competition from more established retail competitors. Consumer demand and behavior, as well as cultural differences, tastes and purchasing trends, may differ, and as a result, sales of our merchandise may not be successful, or the margins on those sales may not be in line with our expectations. Our ability to conduct business internationally may be adversely impacted by political, economic and public health events (such as the COVID-19 pandemic), as well as the global economy. Any challenges that we encounter as we expand internationally may divert financial, operational and managerial resources from our existing operations, which could adversely impact our financial condition and results of operations.

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The United Kingdom ceased to be a part of the European Union on December 31, 2020 (which is commonly referred to as “Brexit”). We face risks associated with the potential uncertainty and disruptions relating to Brexit, including the risk of additional regulatory and other costs and challenges and/or limitations on our ability to sell particular products. In particular, these uncertainties may affect the viability of our operations through compliance with changing regulatory and disclosure requirements, re-determining our importation policies, and regulations regarding subsidies of consumer-facing taxes. As a result, the ongoing uncertainty surrounding Brexit could have a material adverse effect on our business (including our European growth plans), results of operations, financial condition and cash flows.

In addition, we are increasingly exposed to foreign currency exchange rate risk with respect to our revenue, profits, assets and liabilities denominated in currencies other than the U.S. dollar.

The global apparel industry is subject to intense pricing pressure.

The apparel industry is characterized by low barriers to entry for both suppliers and marketers, global sourcing through suppliers located throughout the world, trade liberalization, continuing movement of product sourcing to lower cost countries, regular promotional activity and the ongoing emergence of new competitors with widely varying strategies and resources. These factors have contributed, and may continue to contribute in the future, to intense pricing pressure and uncertainty throughout the supply chain. Pricing pressure has been exacerbated by the availability of raw materials in recent years. This pressure could have adverse effects on our business and financial condition, including:

•	reduced gross margins across our product lines and distribution channels;

•	increased supplier demands for allowances, incentives and other forms of economic support; and

•	increased pressure on us to reduce our product costs and operating expenses.

We operate in the highly competitive retail apparel industry, and the size and resources of some of our competitors may allow them to compete more effectively than we can, which could adversely impact our growth and market share, and have a material adverse effect on our business, financial condition and results of operations.

We operate in the highly competitive retail apparel industry. We compete on the basis of a combination of factors, including our quality, concept, price, breadth and style of merchandise, as well as our online experience and level of customer service, our brand image and our ability to anticipate, identify and respond to new and changing fashion trends and customer demands. While we believe that we compete primarily with apparel retailers and Internet businesses that specialize in apparel, accessories and home décor. We also face competition from national and regional department stores, specialty retailers, fast-fashion retailers, value retailers and mass merchants. In addition, our expansion into markets served by our competitors and entry of new competitors or expansion of existing competitors into our markets could have a material adverse effect on our business, financial condition and results of operations.

We also compete with a wide variety of large and small retailers for customers, suppliers, influencers and personnel. The competitive landscape we face, particularly among apparel retailers, is subject to rapid change as new competitors emerge and existing competitors change their offerings. We cannot assure investors that we will be able to continue to compete successfully and navigate the shifts in the competitive landscape in our markets.

Additionally, the COVID-19 pandemic has accelerated the need for traditional brick-and-mortar retailers to invest significant resources in their ecommerce operations, including traditional retailers that either did not have ecommerce operations prior to the COVID-19 pandemic or only had a nascent platform. As a result of these significant investments, the ecommerce market for apparel has become extremely competitive, and we now face competition from a broad range of national and international firms. Although the COVID-19 pandemic has negatively affected demand for apparel and fashion as retail categories, this increased competition has resulted in greater and continued downward price pressure, which could have a material adverse effect on our business, financial condition and results of operations.

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Many of our existing and potential competitors are, and many of our potential competitors may be, larger and have greater name recognition and access to greater financial, marketing and other resources than us. Therefore, these competitors may be able to adapt to changes in trends and customer desires more quickly, devote greater resources to the marketing and sale of their products, generate greater brand recognition or adopt more aggressive pricing policies than we can. Many of our competitors also utilize advertising and marketing media which we have not historically used, including advertising via newspapers, magazines and television, which may provide them with greater brand recognition than we have. As a result, we may lose market share, which could reduce our sales and have a material adverse effect on our business, financial condition and results of operations.

Our competitors may also sell certain products or substantially similar products through outlet centers or discount stores, increasing the competitive pressure for those products. We cannot assure investors that we will continue to be able to compete successfully against existing or future competitors. Our expansion into markets served by our competitors and entry of new competitors or expansion of existing competitors into our markets could have a material adverse effect on us. Competitive forces and pressures may intensify as our presence in the retail marketplace grows.

We do not possess exclusive rights to many of the elements that comprise our online experience and merchandise offerings. Our merchandise offerings are sold to us on a non-exclusive basis. As a result, our current and future competitors, especially those with greater financial, marketing or other resources, may be able to duplicate or improve upon some or all of the elements of our online experience or merchandise offerings that we believe are important in differentiating our website and our customers’ shopping experience. If our competitors were to duplicate or improve upon some or all of the elements of our online experience or product offerings, our competitive position could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

We rely on consumer discretionary spending and may be adversely affected by economic downturns and other macroeconomic conditions or trends.

Our business and results of operations are subject to global economic conditions and their impact on consumer discretionary spending. Customer purchases of discretionary retail items and specialty retail products, which include our apparel, accessories and home decor, may be adversely affected by economic conditions such as employment levels, salary and wage levels, the availability of customer credit, inflation, high interest rates, high tax rates, high fuel prices and customer confidence with respect to current and future economic conditions. Customer purchases may decline during recessionary periods or at other times when unemployment is higher, fuel prices are higher or disposable income is lower. These risks may be exacerbated for retailers like us that focus significantly on selling discretionary fashion merchandise to customers who seek value. Customer willingness to make discretionary purchases may decline, may stall or may be slow to increase due to national and regional economic conditions.

Our sales may be particularly susceptible to economic and other conditions in certain regions or states. Considerable uncertainty and volatility remain in the national and global economy, and any further or future slowdowns or disruptions in the economy could adversely affect online shopping traffic and customer discretionary spending and could have a material adverse effect on our business, financial condition and results of operations. In addition, we may not be able to maintain our recent rate of growth in net revenue if there is a decline in customer spending.

Just Style reported in late July 2022, that within the United States increasing inflation has discouraged consumers’ spending on clothing and has hurt the overall apparel industry. The article, found at https://www.just-style.com/analysis/us-apparel-sector-needs-inflation-reduction-act-to-move-quickly/ also noted that inflationary issues have caused retailers’ inventory levels to rise and implies that companies may have to offer deep discounts or cancel future sourcing orders. As the US economic growth slows, consumers are expected to turn more cautious about discretionary spending on clothing and accessories to prioritize other necessities.

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In the first nine months of 2022, we experienced a 40% decline in our total revenues as compared to the first nine months of 2021, which we believe is a direct reflection of consumers’ inflationary concerns and related downside pressure on our direct-to-consumer ecommerce sales. Concerns relating to inflationary pressures may not diminish and year-over-year sales performance could be adversely affected in 2022 and in the foreseeable future.

We have been adversely affected by the effects of inflation and a potential recession.

Inflation has adversely affected our liquidity, business, financial condition, and results of operations by increasing our overall cost structure and such affects will be further exacerbated if we are unable to achieve commensurate increases in the prices we charge our customers. The existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, shipping costs, supply shortages, increased costs of labor, weakening exchange rates, and other similar effects. As a result of inflation, we have experienced and may continue to experience, cost increases. In addition, poor economic and market conditions, including a potential recession, may negatively impact market sentiment, decreasing the demand for sportswear and outerwear, which would adversely affect our operating income and results of operations. If we are unable to take effective measures in a timely manner to mitigate the impact of the inflation as well as a potential recession, our business, financial condition, and results of operations could be adversely affected.

The global apparel industry is subject to intense pricing pressure.

The apparel industry is characterized by low barriers to entry for both suppliers and marketers, global sourcing through suppliers located throughout the world, trade liberalization, continuing movement of product sourcing to lower cost countries, regular promotional activity and the ongoing emergence of new competitors with widely varying strategies and resources. These factors have contributed, and may continue to contribute in the future, to intense pricing pressure and uncertainty throughout the supply chain. Pricing pressure has been exacerbated by the availability of raw materials in recent years. Additionally, inflation and supply chain constraints caused by business challenges resulting from, among other things, the COVID-19 pandemic has increased pricing pressure on our business. This pressure could have adverse effects on our business and financial condition, including:

•	reduced gross margins across our product lines and distribution channels;

•	increased supplier demands for allowances, incentives, and other forms of economic support; and

•	increased pressure on us to reduce our product costs and operating expenses.

Merchandise returns could harm our business.

We allow our customers to return merchandise, subject to our return policy. If merchandise return economics become more costly, our business, financial condition and results of operations could be harmed. Further, we may modify our policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of merchandise returns. Supplier non-compliance can also result in increased returns. From time to time our products are damaged in transit, which can increase return rates and harm our brand. Competitive pressures could cause us to alter our return policies or our shipping policies, which could result in an increase in damaged products and an increase in merchandise returns.

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If new trade restrictions are imposed or existing trade restrictions become more burdensome, our ability to source imported merchandise efficiently and cost effectively could be materially adversely affected.

We purchase a portion of our inventory from foreign manufacturers, including those based in China, which is either directly imported by us from foreign suppliers or imported by domestic importers. Suppliers, to the extent they obtain merchandise from outside of the United States, are subject to trade restrictions, including tariffs, safeguards, or quotas, changes to which could increase the cost or reduce the supply of merchandise available to us. Under the World Trade Organization Agreement, effective January 1, 2005, the United States and other World Trade Organization member countries removed quotas on goods from World Trade Organization members, which in certain instances we believe affords our suppliers greater flexibility in importing textile and apparel products from World Trade Organization countries from which they source our merchandise. However, as the removal of quotas resulted in an import surge from China, the United States imposed safeguard quotas on a number of categories of goods and apparel from China and may impose additional quotas in the future. These and other trade restrictions could have a significant impact on our suppliers’ sourcing patterns in the future. The extent of this impact, if any, and the possible effect on our purchasing patterns and costs, cannot be determined at this time. We cannot predict whether any of the countries in which our suppliers’ merchandise is currently manufactured or may be manufactured in the future will be subject to additional trade restrictions imposed by the United States or foreign governments, nor can we predict the likelihood, type or effect of any restrictions. Trade restrictions, including increased tariffs or quotas, embargoes, safeguards and customs restrictions against items we offer, as well as U.S. or foreign labor strikes, work stoppages or boycotts, could increase the cost or reduce the supply of merchandise to our suppliers; and we would expect the costs to be passed along in increased prices to us, which we may be unable to pass on to our customers, which could have a material adverse effect on our business, financial condition and results of operations.

Certain trends relating to the COVID-19 pandemic have positively impacted our business, but there can be no assurance that these impacts will be sustained through the remainder of the pandemic or in the future.

The stay-at-home restrictions imposed in response to the COVID-19 pandemic led many traditional brick-and-mortar retailers to temporarily close their stores, while online retailers, such as us, continued to operate. We have benefited from increased sales as a result of a shift toward online shopping as customers stayed home. We may not continue to benefit from this trend toward online shopping, however, after the pandemic subsides, and some or all of the increases in demand for our products during the pandemic may be temporary. It is difficult to ascertain with precision how much of our recent growth is attributable to the stay-at-home restrictions imposed in response to the COVID-19 pandemic, and there can be no assurances that these positive trends during the COVID-19 pandemic will be sustained through the remainder of the pandemic or in the future. If the positive impacts of the COVID-19 pandemic on our business are not sustained through the remainder of the pandemic or in the future, or if customers’ purchases decline more than expected, our results of operations would be adversely impacted.

Our direct-to-consumer business model is subject to risks that could have an adverse effect on our results of operations.

We sell merchandise direct-to-consumer through our online site and mobile app. Our direct-to-consumer business model is subject to numerous risks that could have a material adverse effect on our results. Risks include, but are not limited to, (i) resellers purchasing private label and exclusive merchandise and reselling it outside of authorized distribution channels,; (ii) failure of the systems that operate our ecommerce websites and their related support systems, including computer viruses; (iii) theft of customer information, privacy concerns, telecommunication failures and electronic break-ins and similar disruptions; (iv) credit card fraud; and (v) risks related to our supply chain and fulfillment operations. Risks specific to operating an ecommerce business also include (i) the ability to optimize the online experience and direct e-commerce channels to consumer needs, (ii) liability for copyright and trademark infringement, (iii) changing patterns of consumer behavior and (iv) competition from other ecommerce and brick-and-mortar retailers. Our failure to successfully respond to these risks might adversely affect our sales, as well as damage our reputation and brands.

Our brand depends on the promotion of diversity and equality and the ability to promote responsible fashion from an ethically and sustainably-sourced supply chain. If we are unable to do so, damage to our brand and reputation could result or failure to expand our brand which would harm our business and results of operations.

Our customers and employees are increasingly focused on environmental, social and governance or “sustainability” practices. We will depend significantly on building and maintaining our brand and reputation for promoting diversity and equality and responsible fashion from an ethically- and sustainably sourced supply chain to attract customers and employees and grow our business. If we are unable to, for instance, prioritize transparency among our employees, appropriately enforce fair labor practices, obtain our materials from ethical and sustainable suppliers or reduce waste, our brand and reputation could be significantly impaired, which could adversely affect our business, results of operations and financial condition. Customer values could shift faster than we are able to adjust our merchandise proposition. For example, weather impacts from global warming could continue to intensify and fuel increased customer sentiment for apparel that is more sustainably produced. While we are increasing our mix of sustainable fabrics, it may not be fast enough to keep up with a rapidly shifting customer sentiment and value system that is being accelerated by the impacts of global warming. If we are unable to evolve with our customers’ and employees’ expectations and standards, our brand, reputation and customer and employee retention may be negatively impacted.

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We could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs our consumers would have to pay for our offering and adversely affect our operating results.

In general, we have not historically collected state or local sales, use or other similar taxes in any jurisdictions in which we do not have a tax nexus, in reliance on court decisions or applicable exemptions that restrict or preclude the imposition of obligations to collect such taxes with respect to online sales of our products. In addition, we have not historically collected state or local sales, use or other similar taxes in certain jurisdictions in which we do have a physical presence, in reliance on applicable exemptions. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have already begun, or have positioned themselves to begin, requiring sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state. While we now collect, remit and report sales tax in all states that impose a sales tax, it is still possible that one or more jurisdictions may assert that we have liability for previous periods for which we did not collect sales, use or other similar taxes; and if such an assertion or assertions were successful, it could result in substantial tax liabilities, including for past sales taxes and penalties and interest, which could materially adversely affect our business, financial condition and operating results.

We do not have our own warehouse or distribution facilities, but rely on the sole third-party logistics provider responsible for warehousing and fulfilling our orders. If our third-party provider experiences disruptions to the operation of its distribution centers, it could have a material adverse effect on our business, financial condition and results of operations.

We rely on an international logistics company serving many renowned brands across global consumer goods industries for warehousing and fulfillment of our orders. This provider has distribution centers in Netherlands, Belgium, the United Kingdom and the United States and has a capacity to process more than 300 million pieces of merchandise annually and distribute over 20 million packages through retail, wholesale and ecommerce sales channels. All of our merchandise is shipped from our suppliers to one of our provider’s distribution facilities and then packaged and shipped from our distribution facilities to our customers. The success of our business depends on our timely receipt of merchandise so we can continuously bring new, on-trend products online for sale. The success of our business also depends on customer orders being timely processed and delivered to meet promised delivery dates and satisfy our customers. The efficient flow of our merchandise requires that we have adequate capacity and uninterrupted service in our distribution facilities to support both our current level of operations and the anticipated increased levels that may follow from our growth plans. In order to accommodate future growth, we will either need to expand and upgrade distribution facilities with our existing provider or engage additional providers. Upgrading our existing arrangement or transferring our operations to another third-party provider with greater capacity will require us to incur additional costs, which could be significant, and may require us to obtain additional financing. Our failure to provide adequate order fulfillment, secure additional distribution capacity when necessary or retain a suitable third-party logistics provider could impede our growth plans. Further increasing this capacity could increase our costs, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, if our current provider encounters difficulties associated with its distribution facilities or if they were to shut down or be unable to operate for any reason, including because of fire, natural disaster, power outage or other event, we could face inventory shortages, resulting in “out-of-stock” conditions on our website, and delays in shipments, resulting in significantly higher costs and longer lead times distributing our merchandise.

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Because we operate in an evolving industry, our past results may not be indicative of future performance, and our future performance may fluctuate materially which will increase your investment risk.

We operate in a rapidly evolving industry that may not develop as expected, if at all. Although we have experienced significant growth in net sales and the number of our active customers, it may be difficult to assess our future prospects. You should consider our business and prospects in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to, among other things: acquire new customers who purchase products from us at the same rate and of the same type as existing customers; retain our existing customers and have them continue to purchase products from us at rates and methods consistent with their prior purchasing behavior; encourage customers to expand the categories of products they purchase from us; attract new brand partners so that we may offer a broader range of quality products to our customers at attractive prices; retain our existing brand partners and offer additional quality products to our customers at attractive prices; increase brand awareness; provide our customers with superior customer support; fulfill and deliver orders in a timely way and in accordance with customer expectations, which may change over time; respond to changes in consumer access to and use of the Internet and mobile devices; react to challenges from existing and new competitors; avoid interruptions or disruptions in our business; develop and maintain a scalable, high-performance technology and fulfillment infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and the sale of new products and services; respond to macroeconomic trends; and hire, integrate and retain qualified personnel.

If we fail to effectively manage our growth, our business, financial condition and operating results could be harmed.

To effectively manage our growth, we must continue to implement our operational plans and strategies, improve and expand our infrastructure of people and information systems and expand, train and manage our employee and contractor base. We have increased employee and contractor headcount since our inception to support the growth in our business, and we intend for this growth to continue for the foreseeable future. To support continued growth, we must effectively integrate, develop and motivate new employees, while maintaining our corporate culture. We face competition for qualified personnel. Additionally, we may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs or successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, which may have a material adverse effect on our business, financial condition and operating results.

We also acquire and retain customers through paid search/product listing ads, paid social, retargeting, affiliate marketing, and personalized email and inbound marketing. If we are unable to cost-effectively drive traffic to our website or mobile app, our ability to acquire new customers and our financial condition would suffer.

Additionally, the growth and expansion of our business and our product offerings in the future will place significant demands on our management. The growth of our business may require significant additional resources, which may not scale in a cost-effective manner or may negatively affect the quality of our customer experience. We are also required to manage multiple relationships with various vendors, customers and other third parties. Further growth of our operations, our vendor base, our fulfillment process, information technology systems or our internal controls and procedures may not be adequate to support our operations. If we are unable to manage the growth of our organization effectively, our business, financial condition and operating results may be materially and adversely affected.

If we are unable to obtain additional funding, we may not be able to grow our business operations.

We will require additional funds to implement our business strategy. We may issue additional equity securities to raise needed capital. We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. Any additional equity financing may involve substantial dilution to our then existing stockholders. The inability to raise additional capital will restrict our ability to develop and conduct business operations.

We may be unable to accurately forecast net sales and appropriately plan our expenses in the future.

We may base our current and future expense levels on our operating forecasts and estimates of future net sales and gross margins. Net sales and operating results are difficult to forecast, because they generally depend on the volume, timing and type of the orders we receive, all of which are uncertain. Additionally, our business is affected by general economic and business conditions in the United States. A significant portion of our expenses is fixed, and as a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in net sales. Any failure to accurately predict net sales or gross margins could cause our operating results in any given quarter, or a series of quarters, to be lower than expected, which could cause the price of our Common Stock to decline substantially.

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Competition from other brands may hinder development of our business.

Our competition includes the lifestyle brands of other professional athletes and celebrities. Those competing brands may attract consumers and sales away from our brand. We may not be able to grow our volumes or maintain our selling prices.

Increased competitor consolidations, marketplace competition, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our sales, we may be unable to achieve our current revenue and financial targets. As a means of maintaining and expanding our sales revenues, we intend to introduce additional brands. We may not be successful in doing this, or it may take us longer than anticipated to achieve market acceptance of these new brands, if at all. Other companies may be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our target market: consumers who are fans of Leo Messi and other professional athletes or celebrities. In addition, our business depends on acceptance by ecommerce and social media sales and distribution platforms that have the potential to provide incremental sales growth. If we are not successful in the growth of our brand and product offerings or obtaining the rights to other professional athlete or celebrity brands, we may not achieve and maintain satisfactory levels of acceptance by ecommerce and social media platforms and retail consumers. In addition, we may not be able to effectively execute our marketing strategies in light of the various closures and cancellations caused by the COVID-19 pandemic. Any failure of our brands to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Our brand image may be adversely affected by any unfavorable reports about Leo Messi.

Our brand image is directly related to the reputation of Leo Messi and will be adversely affected by any unfavorable reports, news or information relating to Leo Messi, which would also have a material adverse effect on our financial results and the value of any investment in our Common Stock.

Our brand and image are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

Our success depends on our ability to maintain a positive brand image for our existing products and effectively build up brand image for new products and brand extensions. We cannot predict whether our advertising, marketing and promotional programs will have the desired impact on our products’ branding and on consumer preferences. In addition, negative public relations and product quality issues, whether real or imagined, could tarnish our reputation and image of the affected brands and could cause consumers to choose other products. Our brand image can also be adversely affected by unfavorable reports, studies and articles or litigation involving our products or those of our competitors.

If the Messi License is terminated, expired or breached, we may be unable to continue our business.

We rely on the right to use Leo Messi’s image, likeness, trademarks and other intellectual property pursuant to the Messi License. This Messi License expires on December 31, 2024, without any automatic renewal. The Messi License can also be terminated by mutual consent of the parties; by a material breach of duty of one party; due to the liquidation or winding up of a party; by LMM’s request in case of MGO’s violation of certain terms, including, but not limited to a payment default in a minimum royalty payment due in any contract year, or in case MGO’s actions directly or indirectly damage good name, image or reputation of Leo Messi or LMM. There is no guarantee, and no assurance can be given that the Messi License will be renewed or extended past December 31, 2024, or that we will continue to be able to make the minimum royalty payments. If the Messi License is not renewed or is terminated, the minimum royalty payment clause could present a significant strain on our working capital and may cause us to breach the license agreement, which could lead the Messi License being terminated and us being unable to continue our business. For a more detailed description of the License Agreement see “Business—the Messi License.”

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If we fail to protect our trademarks, copyrights and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark, copyrights and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. We also rely on the protection of intellectual property rights by our licensor, LMM. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks, copyrights and trade secrets, as crucial to our business and our success. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, copyrights trade secrets or similar proprietary rights. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. Furthermore, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

If we lose any of our key management personnel, we may not be able to successfully manage our business or achieve our objectives.

Our future success depends in large part upon the leadership and performance of our management and consultants. The Company’s operations and business strategy are dependent upon the knowledge and business experience of our executive officers and our consultants. We have entered into employment agreements with Maximiliano Ojeda, our Chief Executive Officer, Virginia Hilfiger, our Chief Design Officer, and Julian Groves, our Chief Operating Officer. Nonetheless, if we were to lose the services of Mr. Ojeda, Ms. Hilfiger or Mr. Groves, our ability to manage our relationship with Leo Messi Management SL, create new products, as well as our ability to manage our operations, could be materially impaired. Although, we hope to retain the services of all of our officers, if an officer should choose to leave us for any reason before we have hired additional personnel, our operations may suffer. If we should lose their services before we are able to engage and retain qualified employees and consultants to execute our business plan, we may not be able to continue to develop our business as quickly or efficiently.

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In addition, we must be able to attract, train, motivate and retain highly skilled and experienced employees in order to successfully develop our business. Qualified employees often are in great demand and may be unavailable in the time frame required to satisfy our business requirements. We may not be able to attract and retain sufficient numbers of qualified employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to successfully grow our business. If we lose the services of any of our consultants, we may not be able to replace them with similarly qualified personnel, which could harm our business.

Our management team has no experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

The individuals who now constitute our management team have no experience managing a publicly-traded company and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and incremental reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely affect our business, financial condition and operating results.

We depend on the continued growth of ecommerce.

The business of selling products over the Internet is highly dynamic. If customers cease to find our website experience easy to use and offering good value, or otherwise lose interest in shopping in this manner, we may not acquire new customers at rates consistent with historical or projected periods, and existing customers’ buying patterns and levels may be less than historical or projected rates and our business, financial condition and operating results may suffer.

If we fail to acquire new customers, we may not be able to increase net sales or achieve profitability.

We have invested in marketing and branding related to customer acquisition and expect to continue to do so. We must continue to acquire customers in order to increase net sales and achieve profitability. In order to expand our customer base, we must appeal to and acquire customers who have historically used other means of commerce to purchase products and may prefer alternatives to our offerings, other retailers’ websites or the websites of our competitors. We cannot assure you that the net sales from new customers we acquire will ultimately exceed the cost of acquiring those customers. If consumers do not perceive the products we offer to be of high value and quality, we may not be able to acquire new customers. If we are unable to acquire new customers who purchase products in numbers sufficient to grow our business, the net sales we generate may decrease, and our business, financial condition and operating results may be materially and adversely affected.

We use social networking sites, such as Facebook, Instagram and YouTube, online services, search engines, affiliate marketing websites, directories and other social media websites and ecommerce businesses to advertise, market and direct potential customers to our site. As ecommerce and social networking continue to rapidly evolve, we must continue to use ecommerce and social media channels that are used by our current and prospective customers and cost-effectively drive traffic to our website. We believe that failure to utilize these channels as sources of traffic to our site to generate new customers would adversely affect our financial condition.

Our reliance on logistics service providers, distributors, ecommerce and social media platforms, retailers and brokers could affect our ability to efficiently and profitably promote, sell, distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable logistics service providers, distributors, ecommerce and social media platforms, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers promote, sell and distribute competing products, and our products may represent a small portion of their businesses. The success of our distribution network depends on the performance of the logistics service providers, distributors, ecommerce and social media platforms, retailers and brokers in our network. There is a risk they may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other companies who have greater resources than we do. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, our sales and results of operations could be adversely affected. Furthermore, such third parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

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We will be dependent on our suppliers and do not have supply agreements with our suppliers, events adversely affecting our suppliers, manufacturers and contractors would adversely affect us.

If we experience significant increased sales and since we do not have supply agreements to ensure our requirements, there can be no assurance that additional products will be available when required or on terms that are favorable to us, or that a supplier would allocate sufficient products to us in order to meet our requirements or fill our orders in a timely manner which could lead to delays to our customers, which could hurt our relationships with our customers, result in negative publicity, damage our brand and adversely affect our business, prospects and operating results.

We intend to maintain a full supply chain for the provision of our products. Suppliers, manufacturers, service providers and contractors may elect, at any time, to decline or withdraw services necessary for our operations. Loss of these suppliers, manufacturers, service providers and contractors may have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, any significant interruption, negative change in the availability or economics of the supply chain or increase in the prices for the production of our products provided by any such third-party suppliers, manufacturers, service providers and contractors could materially impact our business, financial condition, results of operations and prospects. Any inability to secure required supplies or to do so on appropriate terms could have a materially adverse impact on our business, financial condition, results of operations and prospects.

Our sales may be adversely affected if we fail to respond to changes in consumer preferences in a timely manner or are not successful in expanding our product offerings.

Our financial performance depends on our ability to identify, originate and define retail product trends, as well as to anticipate, gauge and react to changing consumer preferences in a timely manner. Our products must appeal to a broad audience whose preferences cannot be predicted with certainty and are subject to change. Our business fluctuates according to changes in consumer preferences dictated in part by fashion trends, perceived product value and seasonal variations.

We may broaden our product offerings in the future. We continue to explore additional categories which may be accepted by our target customers. If we offer new products or categories that are not accepted by our customers, our sales may fall short of expectations, our brand and reputation could be adversely affected and we may incur expenses that are not offset by sales. If we expand into new categories, consumer demands may be different, and there is no assurance that we will be successful in these new categories. We may make substantial investments in such new categories in anticipation of future net sales. If the launch of a new category requires investments greater than we expect, if we are unable to attract vendors that produce sufficient high quality, value-oriented products or if the sales generated from a new category grow more slowly or produce lower gross margins than we expect, our results of operations could be adversely impacted.

Expansion of our product lines may also strain our management and operational resources, specifically the need to hire and manage additional merchandise buyers to source these new products. We may also face greater competition in specific categories from Internet sites or retailers that are more focused on such categories. It may be difficult to differentiate our offering from other competitors as we offer additional product categories, and our customers may have additional considerations in deciding whether or not to purchase these additional product categories. In addition, the relative profitability, if any, of new product lines may be lower than what we have experienced historically, and we may not generate sufficient net sales from new product initiatives to recoup our investments in them. If any of these were to occur, it could damage our reputation, limit our growth and have a material adverse effect on our business, financial condition and operating results.

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Uncertainties in economic conditions and their impact on consumer spending patterns could adversely impact our operating results.

Our performance is subject to economic conditions and their impact on levels of consumer spending. Some of the factors adversely affecting consumer spending include levels of unemployment, consumer debt levels, changes in net worth based on market changes and uncertainty, home foreclosures and changes in home values, fluctuating interest rates, credit availability, government actions, fluctuating fuel and other energy costs, fluctuating commodity prices and general uncertainty regarding the overall future economic environment. Consumer purchases of discretionary items, including our merchandise, generally decline during periods when disposable income is adversely affected or there is economic uncertainty. Adverse economic changes in any of the regions in which we sell our products could reduce consumer confidence and could negatively affect net sales and have a material adverse effect on our operating results.

Failure to continue to provide our customers with merchandise from vendors will harm our business.

Our net sales depend, in part, on our ability to continue to source merchandise in sufficient quantities at competitive prices from vendors. Offering a variety of styles, categories and products at affordable price points is important to our ability to acquire new customers and to keep our existing customers engaged and purchasing products. Growth in the number of our customers, as well as increased competition, may make it difficult to source additional brands and styles in sufficient quantities and on acceptable terms to meet the demand of our customers.

We have no contractual assurances of continued supply, pricing or access to new products, and vendors could change the terms upon which they sell to us or discontinue selling to us for future sales at any time. If we are not able to effectively promote our brand, we may lose customers to our competitors. Even if we identify new vendors, we may not be able to purchase desired merchandise in sufficient quantities on terms acceptable to us in the future, and products from alternative sources, if any, may be of a lesser quality or more expensive than those from existing vendors. An inability to purchase suitable merchandise on acceptable terms or to source new vendors could have a material adverse effect on our business, financial condition and operating results.

Failure of our vendors to supply high quality and compliant merchandise in a timely manner may damage our reputation and brand and harm our business.

We depend on our vendors to supply high quality merchandise in a timely manner. The failure of these vendors to supply merchandise which meets our quality standards or the quality standards of our customers could damage our reputation and harm our business, financial condition and operating results.

Our vendors are subject to various risks, including raw material costs, inflation, labor disputes, union organizing activities, boycotts, financial liquidity, product merchantability, safety issues, inclement weather, natural disasters, disruptions in exports, trade restrictions, trade disruptions, currency fluctuations and general economic and political conditions that could limit the ability of our vendors to provide us with high quality merchandise on a timely basis and at prices and payment terms that are commercially acceptable. For these or other reasons, one or more of our vendors might not adhere to our vendor terms and conditions or their applicable contract or might stop providing us with high quality merchandise. If there are any deficiencies in the products our vendors have provided to us, we might not identify such deficiencies before products ship to our customers.

In addition, our vendors may have difficulty adjusting to our changing demands and growing business. Failure of our vendors to provide us with quality merchandise that complies with all applicable laws, including product safety regulations and legislation in a timely and effective manner could damage our reputation and brand. Further, any merchandise could become subject to a recall, regulatory action or legal claim, which could result in increased legal expenses as well as damage to our reputation and brand and harm to our business. We cannot predict whether any of the countries in which our merchandise currently is manufactured or may be manufactured in the future will be subject to additional trade restrictions imposed by the United States and other foreign governments, including the likelihood, type or effect of any such restrictions. Such developments could have a material adverse effect on our business, financial condition and operating results.

We purchase our merchandise from numerous domestic and international manufacturers. Failure of our vendors to comply with applicable laws and regulations and contractual requirements could lead to litigation against us, resulting in increased legal expenses and costs.

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Our products for children may have safety concerns and may expose us to product liability claims.

We sell children apparel, and these products are often subject to enhanced safety concerns and additional scrutiny and regulation. Product safety concerns may require us to voluntarily remove selected products from our inventory. Such recalls and voluntary removal of products can result in, among other things, lost sales, diverted resources, potential harm to our reputation and increased customer service costs and legal expenses, which could have a material adverse effect on our business, financial condition and operating results.

Some of the products we sell may expose us to product liability claims and litigation or regulatory action relating to personal injury, death or environmental or property damage. While it is our intent to secure appropriate insurance coverage to protect us from possible product liability claims, litigation or regulatory actions, we currently do not maintain liability insurance at this time, which could result in potentially costly legal liabilities for our Company, which would have a material adverse effect on our financial condition.

If we do not successfully optimize and manage our fulfillment processes, our business, financial condition and operating results could be harmed.

If we do not optimize and manage our fulfillment processes successfully and efficiently, it could result in excess or insufficient fulfillment, an increase in costs or impairment charges or harm our business in other ways. If we do not have sufficient fulfillment capacity or experience a problem fulfilling orders in a timely manner, our customers may experience delays in receiving their purchases, which could harm our reputation and our relationship with our customers.

If we add new products or categories with different fulfillment requirements or change the mix in products that we sell, our fulfillment will become increasingly complex. Failure to successfully address such challenges in a cost-effective and timely manner could impair our ability to timely deliver our customers’ purchases and could harm our reputation and ultimately, our business, financial condition and operating results.

If we grow faster than we anticipate, we may exceed our fulfillment center’s capacity, we may experience problems fulfilling orders in a timely manner or our customers may experience delays in receiving their purchases, which could harm our reputation and our relationship with our customers, and we would need to increase our capital expenditures more than anticipated.

We are subject to payment-related risks.

We accept payments using a variety of methods, including credit card, debit card, PayPal, gift cards and interest-free payments through Klarna. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with the rules or requirements of any provider of a payment method we accept, among other things, we may be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit and debit card payments from consumers or facilitate other types of online payments. If any of these events were to occur, our business, financial condition and operating results could be materially and adversely affected.

We also may incur significant losses from fraud. We may incur losses from claims that the consumer did not authorize the purchase, from merchant fraud, from erroneous transmissions and from consumers who have closed bank accounts or have insufficient funds in them to satisfy payments. In addition to the direct costs of such losses, if they are related to credit card transactions and become excessive, they could potentially result in our losing the right to accept credit cards for payment. In addition, under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder’s signature. We use a third-party fraud specialist to monitor our credit transactions. Our failure to adequately control fraudulent transactions could damage our reputation and brand and result in litigation or regulatory action, causing an increase in legal expenses and fees and substantially harm our business, financial condition and operating results.

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Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, ecommerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection and gift cards. We cannot guarantee that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our site by consumers and vendors and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations.

Failure to comply with laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

A variety of laws and regulations govern the collection, use, retention, sharing and security of consumer data. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. We strive to comply with all applicable laws, regulations and other legal obligations relating to privacy, data protection and consumer protection, including those relating to the use of data for marketing purposes. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. We cannot guarantee that our practices have complied or will comply fully with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with any privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes could adversely affect our reputations, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities. Any such claim, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and vendors and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Our failure or the failure of third-party service providers to protect our site, networks and systems against security breaches, or otherwise to protect our confidential information, could damage our reputation and brand and substantially harm our business and operating results.

We collect, maintain, transmit and store data about our customers, vendors and others, including credit card information and personally identifiable information, as well as other confidential and proprietary information. We also employ third-party service providers that store, process and transmit proprietary, personal and confidential information on our behalf. We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. More generally, we take steps to protect the security, integrity and confidentiality of the information we collect, store or transmit, but there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to hack our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information. We and our service providers may not have the resources or technical sophistication to anticipate or prevent all types of attacks, and techniques used to obtain unauthorized access or sabotage systems change frequently and may not be known until launched against us or our third-party service providers. In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by persons with whom we have commercial relationships.

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Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data security and other laws, and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have an adverse and material effect on our business, financial condition and operating results. Although we maintain privacy, data breach and network security liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. We may need to devote significant resources to protect against security breaches or to address problems caused by breaches, diverting resources from the growth and expansion of our business.

Breaches of our online commerce security could occur and could have an adverse effect on our reputation

A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography and cybersecurity, or other events or developments will not result in a compromise or breach of the technology used by the Company to protect customer transaction data. If any such compromise of the Company’s security were to occur, it could have a material adverse effect on our reputation and, therefore, on our business, results of operations and financial condition. Furthermore, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in the Company’s operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and other online services and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that activities of the Company involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose the Company to a risk of loss or litigation and possible liability. There can be no assurance our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company’s business, results of operations and financial condition

We may incur material losses and costs as a result of manufacturer’s product defects, warranty claims or product liability actions that may be brought against us.

We face an inherent business risk of exposure to product liability in the event that products that we sell fail to perform as expected or failure results in bodily injury or property damage which could cause us to lose revenues, incur increased costs associated with customer support, experience delays increased returns or discounts, and damage our reputation, all of which could negatively affect our financial condition and results of operations. If any of the products we sell are or are alleged to be defective, we may be required to participate in a recall involving such products.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

In the future, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. If we sell any such securities in subsequent transactions, investors may be materially diluted. Debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability, such as covenants that could limit our ability to, among other things, incur additional indebtedness, liens or other encumbrances, make dividends or other distributions to holders of our capital stock, and sell or transfer assets, as well as certain financial covenants. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

The price of our Common Stock may rapidly fluctuate or may decline regardless of our operating performance, resulting in substantial losses for investors.

The trading price of our common stock following this offering may be subject to instances of extreme stock price run-ups followed by rapid price declines and stock price volatility unrelated to both our actual and expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our stock. Further, the trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume, actual or anticipated fluctuations in our results of operations; the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections; failure of securities analysts to initiate or maintain coverage of our Company, changes in financial estimates or ratings by any securities analysts who follow our Company or our failure to meet these estimates or the expectations of investors; announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures, operating results or capital commitments; changes in operating performance and stock market valuations of other companies in our industry; price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole; changes in our Board or management; sales of large blocks of our Common Stock, including sales by our executive officers, directors and significant stockholders; lawsuits threatened or filed against us; changes in laws or regulations applicable to our business; the expiration of lock-up agreements; changes in our capital structure, such as future issuances of debt or equity securities; short sales, hedging and other derivative transactions involving our capital stock; general economic and geopolitical conditions, including the current or anticipated impact of military conflict and related sanctions imposed on Russia by the United States and other countries due to Russia’s recent invasion of Ukraine; and the other factors described in this section of the prospectus captioned “Risk Factors.”

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Geopolitical conditions, including trade disputes and direct or indirect acts of war or terrorism, could have an adverse effect on our operations and financial results.

Our operations could be disrupted by geopolitical conditions, trade disputes, international boycotts and sanctions, political and social instability, acts of war, terrorist activity or other similar events. From time to time, we could have a large number of customers located in a particular geographic region. Decreased demand from a discrete event impacting a region in which we have a concentrated exposure could negatively impact our results of operations.

Recently, Russia initiated significant military action against Ukraine. In response, the U.S. and certain other countries imposed significant sanctions and export controls against Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations, and the U.S. and certain other countries could impose further sanctions, trade restrictions, and other retaliatory actions should the conflict continue or worsen. It is not possible to predict the broader consequences of the conflict, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof as well as any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports, is likely to cause regional instability, geopolitical shifts, and could materially adversely affect global trade, currency exchange rates, regional economies and the global economy. The situation remains uncertain, and while it is difficult to predict the impact of any of the foregoing, the conflict and actions taken in response to the conflict could increase our costs, disrupt our supply chain, reduce our sales and earnings, impair our ability to raise additional capital when needed on acceptable terms, if at all, or otherwise adversely affect our business, financial condition, and results of operations.

We are exposed to foreign currency exchange risk.

If the U.S. dollar weakens against foreign currencies, the translation of these foreign-currency-denominated transactions will result in increased net revenues and operating expenses. Similarly, our net revenues and operating expenses will decrease if the U.S. dollar strengthens against foreign currencies. As we expand our international operations, our exposure to exchange rate fluctuations will become more pronounced. We may enter into short-term currency forward contracts to offset the foreign exchange gains and losses generated by the re-measurement of certain assets and liabilities recorded in non-functional currencies. The use of such hedging activities may not offset more than a portion of the adverse financial impact resulting from unfavorable movements in foreign exchange rates.

Climate change may negatively affect our business.

There is growing concern that a gradual increase in global average temperatures may cause an adverse change in weather patterns around the globe resulting in an increase in the frequency and severity of natural disasters. Increased frequency or duration of extreme weather conditions may disrupt the operation of our supply chain or impact demand for our products. In addition, the increasing concern over climate change may result in more regional, federal and global legal and regulatory requirements and could result in increased production and transportation costs. As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations.

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Risks Associated with our Common Stock and Company

We may not be able to maintain a listing of our Common Stock on Nasdaq.

Our Common Stock has been approved for listing on Nasdaq, and we must meet certain financial and liquidity criteria to maintain such listing. If we fail to meet any of Nasdaq’s continued listing standards or we violate Nasdaq listing requirements, our Common Stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Stock. The delisting of our Common Stock could significantly impair our ability to raise capital and the value of your investment.

Because we do not intend to pay any cash dividends on our shares of Common Stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

There has been no prior market for our Common Stock. An active market may not develop or be sustainable.

There has been no public market for our Common Stock prior to the primary offering. An active or liquid market in our Common Stock may not develop or, if it does develop, it may not be sustainable. If an active trading market does not develop or is not sustained, it may be difficult for investors to sell shares of our Common Stock at a price that is attractive or at all. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares.

The offering price of the primary offering and resale offering could differ.

The offering price of our Common Stock in the primary offering has been determined by negotiations between the Company and the underwriters in the primary offering based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The offering price in the primary offering bears no relationship to our assets, earnings or book value, or any other objective standard of value. Additionally, the offering price in the primary offering of $5 per share is substantially higher than the prices at which the selling stockholders acquired their shares ($1.00 per share), and we recently sold stock at prices ($1.00 per share) substantially less than the primary offering price. Our recent share issuances at prices substantially less than the primary offering price occurred while we were a non-public company, and the shares we issued were subject to transfer restrictions imposed by the Securities Act of 1933, as amended, and by lock-up restrictions, whereas shares issued in the primary offering will be issued after we are a public company and will be issued without restriction.

The selling stockholders may sell the resale shares at prevailing market prices or privately negotiated prices after close of the primary offering and listing of our Common Stock on the Nasdaq Capital Market. Therefore, the offering prices of our Common Stock in the primary offering and the resale offering could differ. As a result, purchasers in the resale offering could pay more or less than the offering price in the primary offering.

The resale by the selling stockholders may cause the market price of our Common Stock to decline.

The resale of shares of our Common Stock by the selling stockholders in the resale offering could result in resales of our Common Stock by our other shareholders concerned about selling volume. In addition, the resale by the selling stockholders after expiration of the lock-up period could have the effect of depressing the market price for our Common Stock.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our Common Stock could be negatively affected.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

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As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. We will need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to do so in a timely manner, or our internal control over financial reporting is not determined to be effective, this may adversely affect investor confidence in our company and, as a result, the value of our Common Stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the primary offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting, provided that our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act. We will be required to disclose changes made in our internal control and procedures on a quarterly basis. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

In future periods, if during the evaluation and testing process, we identify any other material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our Common Stock to decline, and we may be subject to investigation or sanctions by the SEC.

Our Certificate of Incorporation will allow for our Board of Directors to create a new series of Preferred Stock without further approval by our stockholders, which could adversely affect the rights of the holders of our Common Stock.

Our Board of Directors will have the authority to fix and determine the relative rights and preferences of Preferred Stock. Our Board also will have the authority to issue Preferred Stock without further stockholder approval. As a result, our Board could authorize the issuance of a series of Preferred Stock that would grant to such holders (i) the preferred right to our assets upon liquidation, (ii) the right to receive dividend payments before dividends are distributed to the holders of Common Stock and (iii) the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock. In addition, our Board could authorize the issuance of a series of Preferred Stock that has greater voting power than our Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of our Common Stock or result in dilution to our existing holders of Common Stock.

Any of the actions described in the preceding paragraph could significantly adversely affect the investment made by holders of our Common Stock. Holders of Common Stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our Common Stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our Certificate of Incorporation specifies that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Our Certificate of Incorporation also specifies that this exclusive forum provision does not apply to any actions arising under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction or for which the federal and state courts have concurrent jurisdiction in accordance with applicable law. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Certificate of Incorporation as described above.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. As such, stockholders of the Company seeking to bring a claim regarding the internal affairs of the Company may be subject to increased costs associated with litigating in Delaware as opposed to their home state or other forum, precluded from bringing such a claim in a forum they otherwise consider to be more favorable, and discouraged from bringing such claims as a result of the foregoing or other factors related to forum selection. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

We believe these provisions benefit us by providing increased consistency in the application of Delaware law by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against our directors, officers, employees, and agents as it may limit any stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or our directors, officers, employees or agents. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition, or results of operations.

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Our officers and directors own a substantial amount of our Common Stock and, therefore, exercise significant control over our corporate governance and affairs which may result in their taking actions with which other stockholders do not agree.

Our executive officers and directors will control approximately 65.4% of our outstanding Common Stock after the primary offering. These stockholders, if they act together, may be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other stockholders do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control which might be in other stockholders’ best interest but which might negatively affect the market price of our Common Stock.

Existing stockholders may sell significant quantities of Common Stock.

The existing stockholders will own approximately 87% of our Common Stock following the successful completion of the primary offering, assuming no exercise of the underwriters’ in the primary offering option to purchase 225,000 additional shares of the Company’s Common Stock. Notwithstanding that officers and directors and more than 98% of our current stockholders will be locked up for a period of six (6) to twelve (12) months from the date our Common Stock is trading on Nasdaq, they may have acquired their shares at a lower price than that of this offering or primary offering. Accordingly, they may be incentivized to sell all or part of their holdings as soon as any applicable transfer restrictions have ended and such sales could have a negative impact on the market price of our securities.

We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.

We are an “emerging growth company” and a “smaller reporting company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and “smaller reporting companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our Common Stock held by non-affiliates is equal to or less than $250 million as of the last business day of the most recently completed second fiscal quarter, and (ii) our annual revenues is equal to or less than $100 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is equal to or less than $700 million as of the last business day of the most recently completed second fiscal quarter.

We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. In addition, taking advantage of reduced disclosure obligations may make comparison of our financial statements with other public companies difficult or impossible. If investors are unable to compare our business with other companies in our industry, we may not be able to raise additional capital as and when we need it, which may materially and adversely affect our financial condition and results of operations.

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IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect our management’s current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

•	Our ability to effectively operate our business segments;

•	Our ability to manage our research, development, expansion, growth and operating expenses;

•	Our ability to evaluate and measure our business, prospects and performance metrics;

•	Our ability to compete, directly and indirectly, and succeed in a highly competitive and evolving industry;

•	Our ability to respond and adapt to changes in technology and customer behavior;

•	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

•	Other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors our Board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our Common Stock other than those generally imposed by applicable state law. See also "Risk Factors—Risks Associated with our Common Stock and the Company — Because we do not intend to pay any cash dividends on our shares of Common Stock, our stockholders will not be able to receive a return on their shares unless they sell them.”

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to the primary offering, our Common Stock has not been listed on any stock exchange or quoted on any over-the-counter market or quotation system and there has been no public market for our Common Stock. Our Common Stock has been approved for listing on the Nasdaq Capital Market under the symbol “MGOL”. For more information see the section “Risk Factors.”

We have 11,689,230 shares of Common Stock issued and outstanding held by 45 stockholders of record.

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MGO
GLOBAL

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarize the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements”.

Overview

Headquartered in Florida with remote employees and specialty contractors in London, New York and Latin America, the Company is a performance-driven lifestyle brand portfolio company focused on strategically leveraging the fame, celebrity power and global social media influence of world class athletes, entertainers and other cultural icons to create fresh, modern and compelling product and apparel brands aligned with and inspired by the values, personal styles and aspirations of our valued brand partners.

Not new to building successful global lifestyle brands, MGO Global’s accomplished leadership team encompasses decades of experience in fashion design, brand development and management, sourcing and manufacturing, licensing, IT protection, corporate finance, consumer engagement and experience, ecommerce and retail sales and marketing. Moreover, we believe the leadership team has led prolific brand development initiatives for fashion industry titans that have included Tommy Hilfiger, Fila, Burberry, J Brand, GUESS, Brooks Brothers and True Religion, among many others, collectively generating billions of dollars in retail sales across the globe over the past 30 years.

Anchored by the Company’s end-to-end, scalable brand development platform, coupled with the MGO leadership’s track records of success and industry relationships and expertise, in 2018 the Company signed a global licensing agreement with legendary pro soccer player Lionel Messi, also known as Leo Messi, to spearhead the creation of the “Messi Brand” – a premium line of functional and sporty casual wear, accessories and home décor that is inspired by the superstar’s persona and trend-setting fashion sense – both on and off the pitch. The resulting in-demand collections reflect designs focused on being effortless and accessible to all, much like that of Messi’s personal style.

While The Messi Brand represents the first and only asset in MGO’s portfolio, the Company’s business model is underpinned by its intent to strategically expand its collection of lifestyle brands through industry collaborations, licensing, acquisitions and organic brand development. However, we are not currently in active discussions with any third parties relating to potential collaborations, licensing or acquisitions to expand our brand portfolio. While it is our intention to pursue growth and expansion of our brand portfolio in the future, we currently are not negotiating or have any probable agreements to add additional assets to the Messi Brand in our portfolio at this time.

Guided by the Company’s expertise and fueled by its team’s passion to ultimately grow MGO Global into a major brand portfolio company and its brands into universally recognized symbols of excellence, MGO is committed to exceeding its partners’ and customers’ expectations by creating and delivering innovative, premium lifestyle clothing and products and earning lifetime fidelity to its brands through high touch customer engagement, service and attention.

For the years ended December 31, 2021 and 2020, the Company generated revenues of $880,340 and $694,584, respectively; reported net losses attributable to MGO stockholders of $906,326 and $1,423,786, respectively; and negative cash flow from operating activities of $769,822 and $401,579, respectively. As noted in our financial statements, as of December 31, 2021 we had an accumulated deficit of $3,213,690. For the nine months ended September 30, 2022 and 2021, we generated revenues of $336,103 and $557,641, respectively; reported net losses attributable to MGO stockholders of $1,859,061 and $375,303, respectively; and negative cash flow from operating activities of $1,178,005 and $175,411, respectively. As noted in our financial statements, as of September 30, 2022, we had an accumulated deficit of $5,072,751. There is substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations, as well as our dependence on private equity and financings. See “Risk Factors – We have a history of operating losses and may continue to incur losses for the foreseeable future.”

Company History

MGO Global Inc. was incorporated as a Delaware corporation on November 30, 2021 through its subsidiary, MGO LLC. MGO LLC designs, manufactures, licenses, distributes, advertises and sells a range of products under the soccer legend Lionel Messi (“Leo Messi”) brand, referred to as the “The Messi Brand.” The Messi Brand is a premium lifestyle brand focused on providing consumers with a line of apparel, accessories and home décor inspired by and reflective of Leo Messi’s persona and trend-setting fashion style and preferences. In December 2021, the Company entered into an equity Rollover Agreement by and among MGO LLC and each of the members of MGO LLC (other than a member holing a 12% equity interest). Under the Rollover Agreement, the participating members of MGO LLC rolled over all of their membership interests in exchange for 8,818,000,000 shares of the Company’s Common Stock. On the execution date of December 6, 2021, the stockholder’s equity was retroactively restated to reflect the Rollover Agreement. As a result, MGO LLC became an 88% owned subsidiary of the Company and the Company succeeded to the business of MGO Global Inc. as its sole line of business.

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Recent Development

Impact of COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) was reported to have surfaced in Wuhan, China. In January 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern.” This worldwide outbreak has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans intended to control the spread of the virus. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses and facilities. These restrictions, and future prevention and mitigation measures, have had an adverse impact on global economic conditions and are likely to have an adverse impact on consumer confidence and spending, which could materially adversely affect the supply of, as well as the demand for, our products. Uncertainties regarding the economic impact of COVID-19 is likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows.

The impacts of the pandemic on us have included, and in the future could include:

•	volatility in demand for our products as a result of, among other things, the inability of customers to purchase our products due to financial hardship, unemployment, illness or out of fear of exposure to COVID-19, shifts in demand away from consumer discretionary products and reduced options for marketing and promotion of products or other restrictions in connection with the COVID-19 pandemic;

•	increased materials and procurement costs as a result of scarcity of and/or increased prices for commodities and raw materials, and periods of reduced manufacturing capacity at our suppliers in response to the pandemic;

•	increased sea and air freight shipping costs as a result of increased levels of demand, reduced capacity, scrutiny or embargoing of goods produced in infected areas, port closures and other transportation challenges;

•	closures or other restrictions that limit capacity at our distribution facilities and restrict our employees’ ability to perform necessary business functions, including operations necessary for the design, development, production, sale, marketing, delivery and support of our products; and

•	failure of our suppliers and other third parties on which we rely to meet their obligations to us in a timely manner or at all, as a result of their own financial or operational difficulties, including business failure or insolvency, the inability to access financing in the credit and capital markets at reasonable rates or at all, collectability of existing receivables.

We source our products from suppliers and manufacturers located in Bangladesh, Brazil, China, India, Latvia, Mexico, Peru, Portugal and Sri Lanka. The impact of COVID-19 on these suppliers, or any of our other suppliers, co-manufacturers, distributors or transportation or logistics providers, may negatively affect the price and availability of our ingredients and/or packaging materials and impact our supply chain. If the disruptions caused by COVID-19 continue for an extended period of time, our ability to meet the demands of our customers may be materially impacted. To date, we have not experienced any reduction in the available supply of our products.

If we are forced to scale back hours of operation in response to the pandemic, we expect our business, financial condition and results of operations would be materially adversely affected. If our operations or productivity continue to be impacted throughout the duration of the COVID-19 outbreak and government-mandated closures, our business, financial condition and cash flows may negatively be impacted. The extent to which the COVID-19 pandemic will further impact our business will depend on future developments and, given the uncertainty around the extent and timing of the potential future spread or mitigation and around the imposition or relaxation of protective measures, we cannot reasonably estimate the impact to our business at this time.

The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the outbreak, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business. However, if the pandemic continues for a prolonged period, it could have a material adverse effect on our business, results of operations, financial condition and cash flows and adversely impact the trading price of our Common Stock.

Emerging Growth Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

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•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of our primary offering, (ii) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•	Net Sales. Our net sales currently consist of revenues generated from sales of apparel, accessories and home décor items marketed under The Messi Brand to consumers largely through our online website, The Messi Store (found at www.themessistore.com), as well as some modest wholesale distribution through select retailers, and are a function of sales volumes, price (after reduction from wholesale discounts, when applicable) and product mix. The principal drivers of sales volumes of our products include:

•	the global popularity of soccer legend Leo Messi among his hundreds of millions of fans and social media followers;

•	our ability to successfully manage our contract manufacturing, supplier and third party logistics relationships and respond swiftly to any operational disruptions that could impact our ability to fulfill sales orders on a timely basis;

•	our ability to design and deliver new collections and limited-edition capsule collections each spring and fall that meet consumers’ changing needs and preferences while staying true to the design aesthetic and fundamental alignment with Leo Messi’s style and personal values;

•	acceptance of our product mix, including new product design styles;

•	potential changes in raw materials and finishing prices; and

•	potential changes in the price of raw materials and finishings due to changes in the U.S. dollar exchange rate against the local currencies of the countries in which our third-party manufacturers and suppliers operate.

•	Cost of Sales. Our cost of sales consists primarily of raw materials, particularly fabrics, manufacturing, finishing, labor costs, transportation and shipping costs. The principal factors that affect our cost of sales include:

•	raw material and finishing prices and changes in the price of raw materials;

•	sales volumes;

•	our product mix; and

•	our ability to streamline or create efficiencies in our production and distribution processes.

•	Operating Expenses. Our operating expenses consist principally of selling expenses, as well as distribution, ecommerce technologies, marketing and general administrative expenses.

•	Key Drivers of Profitability. The key drivers of our achieving and sustaining profitability include:

•	Our ability to respond to economic conditions impacting the global fashion industry. In periods of recession when the GDP declines in any or all of our markets, consumers may switch from high to lower cost products. In order to achieve and sustain profitability, we must continue to offer a product mix comprised of both high end and affordable items that appeal to the customer base we serve. In periods of economic growth, consumers are more willing to purchase premium or higher-end branded products and our challenge in such periods is to offer to and encourage our customers – through marketing and other initiatives – to purchase our higher-end and higher margin products.

•	Our ability to generally pass-through increases in raw material prices to our customers. The prominent status of The Messi Brand should allow us to increase the prices of our products, at times with a lag, when raw material prices pressure our gross profit margins and positive operating results, although there can be no assurance that we will be able to do so in the future.

•	Our ability to understand and attend to shifting fashion trends and consumer preferences through innovation. We believe that increasing our sales volume is critical for achieving and sustaining profitability. By focusing our design and product development activities on tailoring our products to the preferences of consumers, we believe that we will continue to increase sales volumes and improve our operating results.

•	Our ability to achieve efficiencies and economies of scale. The ability to grow our sales volume while maintaining our current cost structure is essential in order to achieve profitable results. In order to increase our productivity, we need to efficiently use our contracted production and distribution facilities and control variable costs and expenses. In addition, within fixed costs and expenses, we need to achieve economies of scale as we intend to continue increasing our sales volumes without significant increases in our resources.

Our operating results are generally not materially affected by seasonality.

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Results of Operations

Nine Months Ended September 30, 2022 Compared to Nine Months Ended September 30, 2021

The following table provides certain selected financial information for the period presented:

	September 30, 2022	September 30, 2021	$ Change	% Change
Revenue, net	$336,103	$557,641	$(221,538)	-39.73%
Cost of Goods Sold	77,558	296,427	(218,869)	-73.84%
Gross profit	258,545	261,214	(2,669)	-1.02%
Gross profit percentage	76.92%	46.84%	30.08%
Total operating expenses	2,228,005	643,774	1,584,231	246.08%
Operating loss	(1,969,460)	(382,560)	(1,586,900)	-414.81%
Total other (income) expenses	111,732	(7,258)	118,990	1639.43%
Net loss	$(2,081,192)	$(375,303)	$(1,211,597)	-322.83%
Less: net loss attributable to non- controlling interest	(222,131)	-	(222,131)	100.00%
Net loss attributable to MGO stockholders	$(1,859,061)	$(375,303)	$(1,483,758)	-395.34%

Net Revenue

For the nine months ended September 30, 2022, revenues decreased 40% to $336,103 compared to $557,641 reported for the nine months ended September 30, 2021. The decrease of $221,538 was primarily due to a decline in ecommerce sales to consumers caused by geoeconomic issues affecting consumer discretionary spending, including, but not limited to the rise in interest rates, declines in the stock market, continuing tight labor markets and the impact of inflationary pressures.

Cost of Goods Sold

Cost of goods sold for the nine-month period ended September 30, 2022 totaled $77,558, representing a 74% decrease over cost of goods sold of $296,427 for the nine months ended September 30, 2021. The decline in costs of goods sold of $218,869 was largely attributable to lower net revenue recorded for the nine months ended September 30, 2022.

Gross Profit Margin

The gross profit margin on sales for the comparable nine-month periods ended September 30, 2022 and 2021 were 76.92% and 46.84%, respectively.

Selling and Marketing Costs

Selling and marketing costs consisted of selling expenses, ecommerce expenses, royalty expenses and third-party logistics services. Selling and marketing costs for the nine months ended September 30, 2022 were $1,364,887, which compared to $391,242 for the nine months ended September 30, 2021. The 249% increase was primarily due to higher royalty expenses paid to LMM and ecommerce expenses incurred during the first nine months of 2022.

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Payroll Expenses

Payroll expenses for the nine months ended September 30, 2022 increased $150,758, or 72%, to $358,931, up from $208,173 reported for the nine months ended September 30, 2021.

General and Administrative Expenses

For the nine months ended September 30, 2022, general and administrative expenses increased to $493,387, compared to $34,759 reported for the nine months ended September 30, 2021. The increase was primarily attributable to higher legal, accounting and other professional fees associated with the Company’s capital raising activities and preparation for an Initial Public Offering.

Other Income (Expenses)

Total other (expenses) increased to ($111,732) for the nine months ended September 30, 2022, compared to total other income of $7,258 reported for the nine months ended September 30, 2021. The increase in total other expenses was primarily related to finance charges associated with remeasuring foreign currency transactions into functional currency and accounting for warrants issued to the representative. During the nine months ended September 30, 2021, total other income was positively impacted by PPP loan forgiveness totaling $41,600.

Net Loss

For the nine months ended September 30, 2022, net loss increased 455% to $2,081,192, compared to a net loss of $375,303 reported for the nine months ended September 30, 2021. After factoring net loss attributable to non-controlling interest of $222,131 reported for the nine months ended September 30, 2022, net loss attributable to MGO stockholders for the nine months ended September 30, 2022 totaled $1,859,061, or $0.18 loss per basic and diluted share.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

The following table provides certain selected financial information for the period presented:

	December 31, 2021	December 31, 2020	$ Changes	% Changes
Sales, net	$880,340	$694,585	$185,755	26.7%
Cost of Goods Sold	392,407	382,820	9,587	2.5%
Gross profit	487,933	311,765	176,168	56.5%
Gross profit percentage	55.4%	44.9%	10.5%	23.5%
Total operating expenses	1,407,192	1,690,939	(283,747)	-16.8%
Operating loss	(919,259)	(1,379,174)	459,915	-33.3%
Total other (income) expenses	66,636	44,612	22,024	49.4%
Net loss	$(985,895)	$(1,423,786)	$437,891	-30.8%

Net Revenue

For the year ended December 31, 2021, revenues increased 26.7% to $880,340, compared to $694,585 reported for the year ended December 31, 2020. The increase of $185,755 was primarily due to higher direct-to-consumer ecommerce sales as a result of increased awareness of The Messi Brand generated by a series of online and email marketing campaigns in 2021, ongoing search engine optimization initiatives and the late 2020 launch of the related mobile app, coupled with the expansion of the number of collections and limited-edition capsule collections offered to consumers through The Messi Store, found at www.themessistore.com.

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Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2021, totaled $392,407, representing a 2.5% increase over cost of goods sold of $382,820 in the prior year. The increase of $9,587 was attributable to the increase in the gross profit margin described below.

Gross Profit Margin

The gross profit margin on sales increased to 55.4% for the year ended December 31, 2021, which compared to 44.9% for the 12 months ended December 31, 2020. The 10.5% improvement is the result of the expanded mix of higher margin products in 2021.

Selling and Marketing Costs

Selling and marketing costs consisted of selling expenses, ecommerce expenses, royalty expenses and third-party logistics services. Selling and marketing costs for the 12 months ended December 31, 2021 were $726,662, compared to $589,108 for the 12 months ended December 31, 2020. The increase of $137,554, or 23.3%, was largely due to an increase of $115,209 in royalty expenses associated with the Trademark License Agreement with Leo Messi Management SL, coupled with higher ecommerce expenses, which increased $44,444 for the year ended December 30, 2021. The increase was offset by a modest decrease in selling expenses, which declined $3,170 on a comparable year-over-year basis. The increase was also offset by a decrease in logistics expenses, which declined $18,929 on a comparable year-over-year basis.

Payroll Expenses

Payroll expenses for the 12 months ended December 31, 2021, totaled $466,738, compared to $446,087 for the 12 months ended December 31, 2020.

General and Administrative Expenses

General and administrative expenses increased 40.9% to $199,224 for the year ended December 31, 2021, compared to $141,344 reported for the year ended December 31, 2020. The increase of $58,048 was primarily attributable to increased costs associated with legal and accounting expenses associated with the formation of the Delaware corporation and related actions, as well as costs associated with preparation for the Company’s two-year audit, private placement financing activities and other related IPO planning strategies.

Other Expenses

Total other expenses increased 49.4% to $66,636 for the 12 months ended December 31, 2021, compared to $44,612 for the 12 months ended December 31, 2020. The increase was largely due to higher finance charges, which climbed $70,701, or 212.4%, offset by lower other net expenses of $7,077, and by other income of $41,600 relating to PPP loan forgiveness from the U.S. government.

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Net Loss

For the year ended December 31, 2021, net loss decreased 30.8% to $985,895, or $0.09 loss per basic and diluted share, compared to a net loss of $1,423,786, or $0.16 loss per basic and diluted share reported for the year ended December 31, 2020.

Liquidity and Capital Resources

Liquidity

We have primarily financed our operations through the sale of unregistered equity, promissory notes and other debt facilities.

As of September 30, 2022, our Company had cash and cash equivalents of $20,586, current assets totaling $214,412 and total assets of $214,412. In addition, our total liabilities were $1,452,807 and negative working capital was $1,238,395. Stockholders’ equity reflected a deficit of $1,238,395.

As of December 31, 2021, our Company had cash and cash equivalents of $87,922, accounts receivable, net of $3,285, current assets totaling $570,282 and total assets of $570,282. We had total liabilities of $984,289 and negative working capital of $393,160. Stockholders’ equity reflected a deficit of $414,007.

Sources and Uses of Cash for the Nine Months Ended September 30, 2022 and 2021

Net cash used in our operating activities was $1,178,005 for the nine months ended September 30, 2022, a 572% increase from net cash used in our operating activities of $175,411 during the nine months ended September 30, 2021. The increase in net cash used in our operating activities was largely attributable to royalty expenses of $987,412 paid to Leo Messi Management.

Net cash provided by our financing activities totaled $1,110,669 for the nine months ended September 30, 2022 as compared to net cash provided by our financing activities of $84,369 for the nine months ended September 30, 2021. The net cash provided by financing activities in the first nine months of 2022 was primarily associated with equity financings of $1,095,371.

Sources and Uses of Cash for the Years Ended December 31, 2021 and 2020

Net cash used in our operating activities was $769,822 for the 12 months ended December 31, 2021, an increase from the net cash used by operating activities of $401,579 in the 12 months ended December 31, 2020. The increase in net cash used by our operating activities was largely attributable to higher stock compensation expenses, warrants used for financing expenses and prepaid royalty expense associated with the Trademark License Agreement with Leo Messi Management SL. The increase in net cash used in our operations was offset by PPP loan forgiveness, lower inventory costs and the accounting for lease liabilities relating to our license agreement with Leo Messi.

Net cash used by investing activities was $0 and $250,000 for the years ended December 31, 2021 and 2020, respectively.

Net cash provided by financing activities totaled $735,908 for the 12 months ended December 31, 2021, which compared to net cash provided by financing activities of $39,542 recorded for the same 12-month period in 2020. The increase in 2021 was due primarily to shares used for cash totaling $659,100 and borrowings from loans provided by related parties and other loans totaling $122,877, offset by payments of loans to related parties and other loans to unrelated parties totaling $46,070.

Going Concern

The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had a net loss attributable to MGO stockholders of $(906,326) and $(1,423,786) for the years ended December 31, 2021 and December 31, 2020, working capital deficit of $(393,160) and $(284,762) as of December 31, 2021 and December 31, 2020, and stockholder’s deficit of $(414,007) and $(284,762), respectively.

As reflected in the accompanying financial statements, the Company had a net loss of $2,081,192 and $375,303 for the nine months ended September 30, 2022 and 2021, respectively, working capital deficit of $1,238,395 and $393,160 as of September 30, 2022 and December 31, 2021, respectively, and stockholder’s deficit of $1,238,395 and $414,007, respectively. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

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The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Availability of Additional Funds

Our capital requirements going forward will consist of financing our operations until we are able to reach a level of revenues and gross margins adequate to equal or exceed our ongoing operating expenses. Other than the borrowings from related and third parties, we do not have any credit agreement or source of liquidity immediately available to us.

Since our inception, our operations have primarily been funded through proceeds from existing and new shareholders in exchange for equity and debt. Between January 1, 2022 and September 30, 2022, we have received an aggregate of $1,160,771 associated with the issuance of Common Stock, promissory notes and warrants to existing shareholders, related parties and lending institutions. Although we believe that we have access to capital resources, there are no commitments in place for new financings as of the filing date of this prospectus and there can be no assurance that we will be able to obtain funds on commercially acceptable terms, if at all. We expect to have ongoing needs for working capital in order to fund the Company’s operations. To that end, while we are in the process of preparing to complete an Initial Public Offering of our Common Stock, we may be required to raise additional funds through equity or debt financing in the interim. However, there can be no assurance that we will be successful in securing additional capital or succeeding in our efforts to raise capital through an Initial Public Offering. If we are unsuccessful, we may need to (a) initiate cost reductions; (b) forego business development opportunities; and/or (c) seek extensions of time to fund our liabilities.

If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital could require us to significantly curtail or terminate our operations. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties.

Our audited financial statements included elsewhere in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate our continuation as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

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Contractual Obligations

We do not have any long-term capital lease obligations, operating lease obligations or long-term liabilities, except as follows:

Equity Joint Venture Contract and License Agreement with Shanghai Celebrity Import and Export Co., Ltd.

On August 29, 2019, we entered into an Equity Joint Venture Contract with Shanghai Celebrity Import and Export Co., Ltd. with respect to Shanghai Celebrity International Trading Co., Ltd and entered into a License Agreement with Shanghai Celebrity International Trading Co., Ltd (“SCIT”) for a (20) Twenty Years term commencing from the executive date of December 6, 2021. Per the Equity Joint Venture Contract and License Agreement, SCIT is to engage in the sale and distribution of MGO Products and/or other commercial products within the agreement defined Territories (PRC, Hong Kong S.A.R., Macau S.A.R., Taiwan, and Singapore). Under the terms and conditions of the agreement, we will receive USD $2 million from SCIT and invest $500,000 into the registered capital of the Joint Venture. On March 8, 2021, we terminated the License Agreement with SCIT unilaterally for breach of the agreement by SCIT.

As of December 31, 2021, we received $1,995,000 from SCIT, in which we invested $500,000 in SCIT, as disclosed and claimed in the agreement. We have impaired the $500,000 investment in SCIT since there has been no further development or operations in SCIT.

Leo Messi Management SL Lease Agreement

On November 20, 2021, the Company entered into a Trademark License Agreement with Leo Messi Management SL (LMM) to have the worldwide license to use Leo Messi’s Trademarks for the purpose of developing, manufacturing, marketing, and promoting products carrying the “Messi Brand.” The Company is to pay LMM a minimum guaranteed amount on account of royalties amounting to Four Million Euros (4,000,000€), net of taxes with the last payment due on November 15, 2024.

As of December 31, 2021 and December 31, 2020, the Company paid the initial payment of $573,329 (500,000€) and $0 in royalty expenses to LMM, respectively. As of September 30, 2022, the Company paid the second installment of $526,981 (500,000€), and subsequent to the end of the third quarter period, paid the third installment of $492,562 (500,000€) in October 2022.

Loan Payable, Unrelated Party Transactions

On July 30, 2021 and September 10, 2021, the Company entered into two loan agreements with PayPal for the same amounts of $25,000, providing for principal and monthly payments of $560 and $587, respectively, of which incurred total interest of $4,122 and $5,539 over the term of the loans, respectively. The loan agreements will mature on November 30, 2025 and January 10, 2026, respectively. These two loans’ principal and accrued interest were paid off as of September 30, 2022. The balance as of September 30, 2022 and December 31 2021 was $0 and $34,615, respectively.

On May 25, 2022, the Company entered into a new loan with PayPal with an interest rate of 6.51%, principal balance of $25,000 and monthly payment of $539 over the term of the loan. This loan will mature on May 25, 2023. The Company paid principal balance of $9,709 and incurred $1,697 interest during the nine months ended September 30, 2022. The balance as of September 30, 2022 of this loan was $16,989.

Loan Payable, Related Parties Transactions

The Company borrowed $72,877 from the Company’s officers and paid them $25,500 for the year ended December 31, 2021. The Company also received $8,942 and paid $0 from and to the officers for the year ended December 31, 2020. During the first nine months ended September 30, 2022, the Company borrowed $25,000 from and repaid $7,476 to the officers; and for the same nine-month period in 2021, officers and shareholders loaned the Company $52,877 and the Company repaid $4,508. These borrowings do not have a fixed maturity date or stated rate of interest.

As of September 30, 2022 and December 31, 2021, the balance of loans payable to our officers was $120,794 and $103,270, respectively. Related party imputed interest recorded for the nine-month periods ended September 30, 2022 and 2021 totaled $10,346 and $7,892, respectively. During the years ended December 31, 2021 and December 31, 2020, related parties imputed interest was $10,519 and $6,176, respectively. The imputed interest was recorded as interest expense and an increase in additional paid-in capital based on a rate of 12%

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Paycheck Protection Program

On May 8, 2020, the Company received $41,600 of proceeds from a note payable issued under either the Small Business Administration "the SBA" Paycheck Protection Program ("PPP") under section 7(a)(36) of the Small Business Act or the SBA's Paycheck Protection Program Second Draw Loans under Section 7(a)(37) of the Small Business Act. The note matures in two years and bears interest at 1% per year. In April 2021, our PPP Loan was forgiven by the SBA in its entirety. The forgiveness was accounted for as other income which resulted in a gain of $41,600 recorded in our statement of operations.

Critical Accounting Policies and Estimates

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Accounts Receivable

Accounts receivables are carried at their estimated collectible amounts, net of any estimated allowances for doubtful accounts. We grant unsecured credit to our customer’s deemed credit worthy. Ongoing credit evaluations are performed and potential credit losses estimated by management are charged to operations on a regular basis. At the time any particular account receivable is deemed uncollectible, the balance is charged to the allowance for doubtful accounts. As of September 30, 2022 and December 31, 2021, the Company had no allowance for accounts receivable.

Inventory

Inventory consists of raw materials and finished goods ready for sale and is stated at the lower of cost or net realizable value. We value inventories using the weighted average costing method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. We regularly review inventory and consider forecasts of future demand, market conditions and product obsolescence. If the estimated realized value of our inventory is less than cost, we make provisions in order to reduce its carrying value to its estimated net realizable value.

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Revenue Recognition

The Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenue transactions associated with the sale of the Leo Messi Brand products, comprise a single performance obligation, which consists of the sale of products to customers either through direct wholesale or online sales through our website www.themessistore.com. We satisfy the performance obligation and record revenues when transfer of control to the customer has occurred, based on the terms of sale. A customer is considered to have control once they are able to direct the use and receive substantially all of the benefits of the product. Control is transferred to wholesale customers upon shipment or upon receipt depending on the country of the sale and the agreement with the customer. Control transfers to online customers at the time of shipment. The transactions price is determined based upon the invoiced sales price, less anticipated sales returns, discounts and miscellaneous claims from customers. Payment terms for wholesale transactions depend on the country of sale or agreement with the customer and payment is generally required within 30 days or less of shipment to or receipt by the wholesale customer. Payment is due at the time of sale for direct wholesale and online transactions.

Income Taxes

The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law. For deferred tax assets, management evaluates the probability of realizing the future benefits of such assets. The Company establishes valuation allowances for its deferred tax assets when evidence suggests it is unlikely that the assets will be fully realized.

The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. Income tax positions that previously failed to meet the more likely than not threshold is recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not threshold is derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company classifies potential accrued interest and penalties related to unrecognized tax benefits within the accompanying consolidated statements of operations and comprehensive income (loss) as income tax expense.

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Earnings Per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus Common Stock equivalents (if diluted) related to warrants and convertible instruments, if applicable.

Non-controlling Interest

One shareholder did not rollover his 11.82% membership interest from MGOTEAM 1 LLC to MGO Global Inc. as of December 6, 2021. According to ASC 810-10-45-22 through 810-10-45-24, carrying amount of the NCI will be adjusted to reflect the change in the NCI’s ownership interest in the subsidiary. Any difference between the amount by which the NCI is adjusted and the fair value of the consideration paid or received is recognized in equity/APIC and attributed to the equity holders of the parent in accordance with ASC 810-10-45-23. The Company accounted for this portion of shares as non-controlling interest as of December 6, 2021 for $12,598. The Company recorded non-controlling interest of $222,131 from the net loss for the nine-month period ended September 30, 2022.

Foreign Currency

For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in the statements of operations as finance charges.

New Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, (Topic 326), Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments which amends the current accounting guidance and requires the use of the new forward-looking “expected loss” model, rather than the “incurred loss” model, which requires all expected losses to be determined based on historical experience, current conditions and reasonable and supportable forecasts. This guidance amends the accounting for credit losses for most financial assets and certain other instruments including trade and other receivables, held-to-maturity debt securities, loans and other instruments. In November 2019, the FASB issued ASU No. 2019-10 to postpone the effective date of ASU No. 2016-13 for public business entities eligible to be smaller reporting companies defined by the SEC to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company believes the adoption of ASU No. 2016-13 will not have a material impact on its financial position and results of operations.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. ASU 2020-06 is effective for the Company for fiscal year beginning January 1, 2022. The adoption did not have any significant impact on the Company’s consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

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MESSI
GREEN
ETHICAL
RESPONSIBLE
MISSION
GENERATE VALUE
BY RE-DESIGN
MESSI GREEN COLLECTION
New sustainability initiative launched in Spring 2022 to promote circular economy in the fashion industry
Created using 100% cotton recycled deadstock materials and responsibly manufactured in Portugal
MGO
GLOBAL

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OUR BUSINESS

Business Overview

Founded in October 2018 and headquartered in Florida with remote employees and specialty contractors in London, New York and Latin America, we are a performance-driven lifestyle brand portfolio company focused on strategically leveraging the fame, celebrity power and global social media influence of world class athletes, entertainers and other cultural icons to create fresh, modern and compelling product and apparel brands aligned with and inspired by the values, personal styles and aspirations of our valued brand partners.

Not new to building successful global lifestyle brands, our accomplished leadership team encompasses decades of experience in fashion design, brand development and management, sourcing and manufacturing, licensing, IP protection, corporate finance, consumer engagement and experience, ecommerce and retail sales and marketing. Moreover, members of our leadership team have led prolific brand development initiatives for fashion industry titans that have included Tommy Hilfiger, Fila, Burberry, J Brand, GUESS, Brooks Brothers and True Religion, among many others, collectively generating billions of dollars in retail sales across the globe over the past 30 years.

Anchored by our end-to-end, scalable brand development platform, coupled with our leadership’s track records of success and industry relationships and expertise, we have a global licensing agreement dated November 20, 2021, which provides us with the right to spearhead the creation of “The Messi Brand” – a premium line of functional and sporty casual wear, accessories and home décor that is inspired by legendary pro soccer player Lionel Messi. The resulting in-demand collections contain designs focused on being effortless and accessible to all, much like that of Messi’s personal style.

While The Messi Brand represents the first and only asset in our portfolio, our business model is underpinned by our intent to strategically expand our collection of lifestyle brands through industry collaborations, licensing, acquisitions and organic brand development. However, we are not currently in active discussions with any third parties relating to potential collaborations, licensing or acquisitions to expand our brand portfolio. While it is our intention to pursue growth and expansion of our brand portfolio in the future, we currently are not negotiating or have any probable agreements to add additional assets to the Messi Brand in our portfolio at this time.

Guided by our expertise and fueled by our passion to grow MGO Global into a major brand portfolio company and our brands into universally recognized symbols of excellence, we are committed to exceeding our partners’ and customers’ expectations by creating and delivering innovative, premium lifestyle clothing and products and earning lifetime fidelity to our brands through high touch customer engagement, service and attention.

Our Core Values

Since our inception, we have consciously fostered a corporate culture in which our core values are deeply ingrained in our identity and serve as a compass to guide our decision-making and business-building processes. Our core values are the source of our Company’s drive and distinctiveness, thoughtfully woven into our organizational fabric to influence how we think, work and act. These core values are:

•	Collaboration: we enthusiastically welcome and apply insight, experience, ideas and perspective gained from each other, our trusted business partners and our customers.

•	Integrity: we honor our word which earns trust.

•	Accountability: we trust our experience and apply common sense when implementing and adhering to financially, socially and environmentally responsible policies and practices that positively impact our stakeholders, the communities where we live and work, and the world, at large.

•	Passion: demonstrate pride in our brands, in the quality of our products and in each other through our words and actions.

•	Diversity and Inclusion: embrace and celebrate individual uniqueness and respect diversity of views, ideas and cultures.

The Messi Brand

Born in Argentina, Leo Messi discovered his love and great aptitude for soccer as a young boy. At age eight, he was recruited to the youth soccer system of Newell’s Old Boys, a local sports club affiliated with the Argentine Football Association. Considerably smaller than most kids his age, Messi was eventually diagnosed with a hormone deficiency that compromised his growth, resulting in his suffering through a costly regimen of nightly growth hormone injections. When he was offered the opportunity to train at soccer powerhouse FC Barcelona’s youth academy and have his medical bills covered by the team, he did not hesitate to migrate to Spain to pursue his passion. Today, Messi is widely regarded as one of the sport’s greatest players of all time.

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Messi currently plays as a forward for France’s Paris Saint Germain team and captains the Argentina national team. Until joining the Paris Saint Germain club in 2021, he had spent his entire professional career with FC Barcelona, where he won a club-record 35 trophies, including 10 La Liga titles, seven Copa del Rey titles and four Union of European Football Associations (UEFA) Champions Leagues. His renowned skill on the field has led him to be universally recognized as one of the best soccer players in the world, earning him a record seven Ballon d’Or, an annual soccer award presented by French news magazine France Football; as well as nine European Golden Shoes, an award that is presented each season to the leading goal scorer in the top division of a European national soccer league. Among many other records, awards and acclaim, Messi also won a gold medal at the Beijing 2008 Olympic Games when the Argentina National Team beat Nigeria.

In 2022, Messi claimed the top spot in Forbes’ 2022 annual ranking of the world’s highest-paid athletes (for the second time – the other was in 2019), surpassing $1 billion in career earnings. Earlier in his career, Messi was recognized as one of Time’s 100 most influential people in the world in 2011 and 2012. Recently commenting on the impact of Messi’s career impact on the sport of soccer, The New York Times reported in March 2022, “It is likely the last 15 years will come to be seen almost exclusively through the lens of Messi and Ronaldo (Cristiano Ronaldo). They have, after all, dominated this era of soccer, and so it is fitting, in many ways, that they should come to define it.”

Having overcome his childhood health and physical challenges, Messi is to many people more than just a great soccer player – he is an idol, a leader, even a hero. Beloved by millions of fans worldwide, Messi boasts a massive, passionate social media following comprised of 345.7 million on Instagram (ranked #4 overall for most followers); 105 million on Facebook (ranked #14 overall for most followers); 1.32 million subscribers on YouTube and 7 million on Weibo, China’s largest social media platform.

Demonstrating just how impactful the Messi name is on the fashion industry, when 150,000 Messi soccer shirts went on sale on Paris Saint-Germain’s website on the day his transfer from Barcelona to France was announced, the shirts sold out in just seven minutes, according to SportBible.com.

MGO Global’s chief goal for The Messi Brand is to extend and amplify Leo Messi’s values, vision and uncompromising sportsmanship that have distinguished him on the soccer field and seamlessly translate them to high quality apparel and products created or curated for discerning customers who love and respect the celebrated athlete.

Brand Design and Aesthetic

The Messi Brand design team is led by MGO Global co-founder and Chief Design Officer Ginny Hilfiger, who works in close collaboration with Leo Messi to craft the fundamental design aesthetic that has continued to inform and inspire the development of each year’s casual, but elegant spring and fall collections. Two of the brand’s signature design elements, the color palette and the incorporation of “10” and “30,” are nods to Messi’s soccer teams – the color palette is largely composed of his teams’ colors, light blue, navy blue, white and red, the “10” is his jersey number both in Barcelona and the Argentinian national team, and the “30” is his jersey number for Paris Saint Germain.

Each item released is carefully constructed with high quality fabrics, and quality stitching and design techniques to create clothing that is as technically advanced as Messi’s style of play on the field. By way of examples, our embroidered polos are produced using light weight 95% piqué cotton and 5% spandex. Piqué fabric is a double weave knit – it is this twin layer that gives piqué its signature waffle or quilt texture on one side, and a smooth finish on the other side. The space between those layers allows for air flow, making the fabric breathable, more durable, more absorbent of dye and better at concealing sweat. Designed with a 100% cotton waistband for great comfort, our pants are constructed using light weight knit fabric comprised of 62% nylon, 32% cotton and 5% spandex. Our zip-front jackets are made using double-faced 75% long staple cotton, 18% polyester and 7% spandex. Long staple cotton is derived from the Gossypium barbadense species of cotton, which yields cotton with unusually long, silky fibers. This high quality cotton gives our jackets a smooth feel, while the double-faced fabric gives the jacket more body, providing a premium look. Similarly, our long sleeve knit tops are constructed using 100% long staple cotton, which makes it feel like silk to the touch and on the body.

A key design directive by Messi is to ensure quality, comfort and versatility always remain priorities for the brand.

More than ever, sustainability is dominating consumer priorities and the fashion agenda. We believe that one of the most important ways to reduce our environmental impact is to limit the production of virgin raw materials and decrease textile waste. By offering our customers a conscious shopping choice with sustainable, affordable pieces that are designed to be aligned with our brand values, while being on trend, The Messi Brand is committed to proactively supporting and promoting a much more circular, responsible economy. Moreover, we are thoughtfully choosing our supply chain partners to ensure that our core values are in sync with one another, and our combined sustainability initiatives serve as a force multiplier in aiding our industry to reduce textile waste worldwide.

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The Messi Brand Collections

Current collections available in The Messi Store (www.themessistore.com) provide for a range of sporty menswear pieces from edgy graphic t-shirts and sweatshirts to well-cut quilted jackets and high performance polos and pants. In addition, graphic t-shirts for women and kids are offered, along with plush bathrobes, graphic beach towels, rugs, posters and keychains. Currently, best-selling mainstays and limited editions, or capsule collections, available for purchase from The Messi Store website include:

•	Messi Collection: a wide selection of long-sleeved rugby and crew t-shirts, signature track jackets, hooded jackets, two-way zip knit jackets and mixed media funnel jackets. This collection also includes an innovative, lightweight vest in classic camo which utilizes SOLAR ball Technology, an innovative insulation technology that is an animal-friendly alternative to winter jackets made with duck or goose down feathers.

•	LM Tattoo II: a capsule collection comprised of a limited number of hoodies and polos accented with embroidered replicas of Messi’s flower and crown tattoos, as well as a hummingbird. In game play, Messi has been compared to a hummingbird since Messi is smaller and faster, mesmerizing to watch, gentle on the pitch and graceful in action.

•	Messi Studio: available only for shipping in the U.S. and Canada, this capsule collection features the brand’s most bold, artsy and exclusive graphic t-shirt creations, each dropping in very limited quantities.

•	Messi Green: this capsule collection, which pronounces that “waste is a design error,” is responsibly made in Portugal using 100% deadstock (recycled) cotton, creating value for the waste generated along the production chain, reducing or eliminating waste and promoting the circular economy. This limited collection features sweatshirts, sweat pant French terry joggers and shorts, cargo sweat pant joggers, hoodies and t-shirts. All products in the Messi Green collection are marked with the stamp of eco-approval or feature a print of Vila Franca do Campo, one of the most iconic landscapes on the Azorean Island of Sao Miguel – home to thousands of endangered species and a symbolic reminder that few things on Earth are in infinite quantities.

•	Messi Signature Two Pocket Plaid Flannel Shirt: Messi’s preferred casual dress shirt.

•	Messi Signature Tech Flexweave Chino Pants: Messi’s preferred casual trouser, available in black and navy blue.

•	Messi Graphic Hoodies and T-Shirts: a line of classic graphic hoodies, sweatshirts and t-shirts featuring Messi silhouettes, logos and championship prints.

•	Messi Graphic T-Shirts for Kids: a line of Messi’s classic graphic t-shirts available in kids’ sizes.

•	Messi Graphic T-Shirts for Women: a diverse line of graphic t-shirts designed to fit and flatter Messi’s female soccer fans with most available in multiple colors.

Consumer Reviews

Based on customer feedback surveys emailed to The Messi Store customers and reviews posted on other online venues, consumer opinions of The Messi Brand have been highly complimentary of the quality and appeal of our products. Example reviews include:

•	“The Messi Store brand is amazing good quality and unique to Messi style and I love it! I will forever be a customer here!” Astri J., Verified Buyer, Feedback Survey

•	“Much love to the whole team @themessistore. I’m obsessed with these clothes. The feel definitely reflects quality/effort put into making them.” @WONDR94, Instagram testimonial

•	“Clothing worth Messi’s name attached to them. I purchased the Stencil Zip Through Hoodie and the new Signature Cuff Track Jacket for my son. We were amazed by the quality and comfort these provide. These were for my son, but I am considering getting my own.” Verified Buyer, Messi Store mobile app review

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•	“I absolutely love what I have bought. I wear it with pride, it looks great and more importantly, it feels amazing. The quality has exceeded my expectations. Keep doing what you are doing! You guys rock!” Julian P., Verified Buyer, Feedback Survey

•	“Great Purchase. The quality was just as expected and it fit my son perfectly! Seeing the Messi log inside the (bomber) jacket was a bonus! Loved it.” Edith F. Verified Buyer, YOTPO Review

•	“Trust me; it will always be worth it because the clothes will stay in your closet forever. I love the material of Messi Brand clothing and I always see his brand as a luxury brand. The material, how they fit, and the colors are something else…” Manaseerx, Verified Buyer, Messi Store mobile app review

Expansion of The Messi Brand

Our Messi Brand development roadmap provides for the classic core of the collection to remain intact, supplemented with a line of cool, fun streetwear, and later, a higher-end collection of men’s casual tailored wear and functional outerwear. Expansion of our childrenswear, accessories and home product collections are also being considered. Further, given our core value of corporate social responsibility, we are committed to gradually expanding our sustainable, eco-friendly Messi Green line, which currently represents approximately 10% of the overall collection.

In addition, we will look to forge trusted brand collaborations to expand The Messi Brand into new consumer product categories – a strategy that has contributed to increasing brand awareness and market penetration for The Messi Brand since it was first launched.

For example, in tandem with the debut of The Messi Store in 2019, we partnered with Richard James Savile Row to design a one-time promotional limited edition/capsule collection titled Tailored by Richard James, which was exclusively featured on The Messi Store and in Santa Eulalia in Barcelona, which according to Pitti Uomo and The Business of Fashion is among the top 30 luxury menswear stores in the world. Santa Eulalia served as the venue for the official Messi Brand launch party, playing host to Messi, the MGO team, numerous reporters and photographers, and hundreds of fans who attended the event. Consisting of an unstructured, precision cut blazer, complimentary slim-fit chinos, shirts, polos and the finishing touches of socks, pocket squares and scarves, the Tailored by Richard James limited editions encapsulated Richard James’ contemporary, fashion-led Savile Row style and Messi’s distinctive fashion sense and commitment to excellence. The Messi Store currently has no other collaboration with Richard James Savile Row.

In 2021, The Messi Store formed a strategic collaboration with world-renowned floral display artist Mr. Flower Fantastic for a one-time drop (“drops” are special release products that are either scarce in quantity, due to intentional limited production, or scarce in availability, due to a limited-time purchase window, and in this case will not be restocked) of the collectible Handle with Care Messi 10 – a custom designed soccer ball-shaped planter handcrafted from solid marble and released exclusively on the NTWRK app and in The Messi Store. Aimed at Gen Z and Millennial consumers and boasting a monthly audience exceeding ten million viewers, NTWRK is a video shopping app that offers tools that allow creators to interact with viewers and sell curated products in real-time in what has been called a mix of QVC, Twitter and Twitch. The Messi Store currently has no other collaboration with Mr. Flower Fantastic.

 Prior to the onset of the COVID pandemic in 2020, we were engaged in exploring brand collaborations with a number of notable lifestyle brands, including opportunities with Lebron James’ UNKNWN, a Miami-based retail destination and culture creator within the worlds of art, fashion, sports and music; with Billionaire Boys Club, a globally recognized clothing, accessories and lifestyle brand founded by Pharrell Williams and Nigo; and with Thursday Boot Company, a high quality footwear brand based in New York City. While these early discussions were stalled and/or terminated due to the pandemic, we may pursue reviving these opportunities in the future while pursuing other collaboration, licensing and global or regional distribution opportunities.

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Brand Marketing Strategy

We are actively engaged in implementing a purpose-driven brand marketing strategy that is founded on three primary pillars: business and financial discipline, consumer-centricity and amplified brand communication which leads with a digital-first mindset. By leveraging the influence and social following of Leo Messi, we are endeavoring to scale our sales and customer base through defined content and media strategies that will grow our customers from knowing our brand, liking our brand, loving our brand and to living our brand.

We believe that never before has the power to build a global consumer brand in a matter of a few years been more readily possible, due in large measure to the prominence, reach and influence of ecommerce, social media and digital marketing. This cultural phenomenon is expected to fuel and accelerate The Messi Brand’s growth, because we understand the mission critical significance of engaging and inspiring our target audiences through ‘shareworthy’ messaging and meaningful online interaction with and storytelling through our brand and brand identity. Moreover, we strive to attain enduring customer trust and loyalty by delivering on our brand promise of “Precision. Excellence. Humility” – all with an uncompromising commitment to excellence in all that we do.

Our ecommerce store is found at www.TheMessiStore.com, and our Messi Store mobile apps are available for download through both the App Store and Google Play app marketplaces. Created using the scalable, secure and proven ecommerce software Shopify, The Messi Store is accessible to consumers worldwide in a multi-currency environment with built-in customer engagement tools that drive highly personalized shopping experiences for our store visitors. According to information supplied on Shopify.com, Shopify is one of the most scalable, feature-rich and fastest growing ecommerce platforms, powering over one million ecommerce stores in 175 countries.

Social Media Marketing

We rely heavily on social media and digital marketing tools and content to reach and access prospective customers where they are online, with particular emphasis on Instagram, Facebook, YouTube and Weibo (in China). Currently, The Messi Store has 1.5 million followers on Instagram and over 205,000 followers on Facebook. When combined with Leo Messi’s personal social media following, we currently reach over 400 million on Instagram and 105+ million on Facebook, alone, representing a massive, passionate audience of prospective buyers of The Messi Brand apparel, accessories and home goods. Monthly marketing initiatives include Leo Messi posting selfies and other images wearing Messi Brand wear.

Pop-Up Stores and Kiosks

Pop-up stores and kiosks have become a viable new sales channel for consumer products companies of all scopes and sizes, enabling the implementation of low cost, temporary, seasonal or year-round Direct-to-Consumer (DTC) retail programs, and allowing companies to cost effectively test new markets, enhance brand exposure and drive incremental sales growth.

We will seek to identify potential strategic business partners interested in collaborating with us on testing pop-up stores and kiosks in highly trafficked venues where Messi fans may congregate, including major soccer events and in-store collection launches, among others. Assuming these tests prove successful, then we will look to implement a roll-out of pop-up stores and kiosks in geographic regions around the globe.

Our Supply Chain Strategy

Based on our leadership’s experience in building global lifestyle brands for many of the world’s leading apparel companies, we have established, long-standing relationships and key industry knowledge that empowers us to best identify and leverage qualified third-party suppliers and manufacturers to produce our raw materials and finished products.

We directly and actively manage every aspect of our product design, development and production process. Our in-house innovation and design team works closely with our suppliers to source or develop the materials for our products that meet our exact specifications for comfort, stretch, durability, functionality, sustainability and performance. Our in-house production team, comprised of contracted industry professionals with longstanding experience working with our Chief Design Officer, selects our fabric and trim suppliers, directly manages the relationships between these suppliers and our finished product manufacturers and drives our production allocation strategy and production schedules. We believe we have built a supply chain that is optimized for our business and through which we can control the design, development and fulfillment of our products.

We do not have any manufacturing facilities and do not manufacture any of our products. We purchase our finished products from third-party manufacturers on a purchase order basis and do not have any long-term agreements requiring us to use any specific supplier or manufacturer. We have long-standing relationships with our vendors, which we believe are strengthened by the consistency of our core fabrics and core style profile. Chosen based on desired design and production specifications of a particular product or collection, our global network of valued manufacturers are based in Bangladesh, Brazil, China, India, Latvia, Mexico, Peru, Portugal and Sri Lanka. We regularly source new suppliers and manufacturers across the world to support our ongoing innovation and growth, and we carefully evaluate all new suppliers and manufacturers to ensure they share our high standards for quality and precision in manufacturing, ethical working conditions and social and environmental sustainability practices.

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Distribution Channels for Messi Brand Products

Direct to Consumer (D2C) Channels

Ecommerce: The Messi Brand is a digitally native brand aimed at using proven technology to deliver a unique customer experience. Our first collection of Messi Brand apparel debuted in The Messi Store (www.themessistore.com) in September 2019. On launch day, fan traffic was so voluminous it caused the site to crash. Based on the Company’s site’s data analytics, since inception in September 2019, The Messi Store has had over 3.2 million unique online visitors – 90% of whom have accessed our ecommerce platform through mobile devices – and has shipped orders to customers in 110 countries, with more than half of all sales stemming from the United States.

Shopify, the platform on which TheMessieStore.com is built and operates, utilizes sophisticated algorithms to track unique visitors’ IP addresses and site visit sessions. Unique visitors are defined as the number of unduplicated visits (counted only once) to a website over the course of a specific time period, while a session is the number of times people have collectively visited the site in a designated timeframe. For example, if three separate people visited TheMessiStore.com one time, two times and three times, respectively, the number of unique visitors is three, and the number sessions is nine.

Mobile Commerce: In November 2020, MGO launched The Messi Store mobile app, which is available for download from the App Store and Google Play. The app provides us with the ability to provide users with exclusive and/or early access to newly released Messi Brand collections, collaborations and giveaways. Since its launch, the app has been downloaded by more than 120,000 users residing in over 120 countries worldwide.

Event-Specific Pop-Up Stores: As the world evolves and becomes more digitally focused and dependent, and virtually everything can be ordered and delivered in a matter of hours or days, it becomes more difficult for brands to stand out against their competitors. Moreover, we understand and appreciate that consumers are demanding and responding to novel, highly engaging experiences in their interactions with brands. To that end, we believe that event-specific pop-up stores could prove beneficial and cost efficient for The Messi Brand, providing us with unique and potentially meaningful brand exposure to our core target markets of Messi fans and supporters. Specifically, we may elect to explore creating pop-up stores at or near major men and women’s soccer events, such as FIFA World Cups, Champions League finals and competitive match-ups that draw passionate fans. In addition to allowing us to test consumer engagement campaigns or experiment with marketing new product categories in an environment where immediate consumer reaction and feedback can be readily captured, the use of pop-up stores may also drive more online traffic to The Messi Store by building memorable customer experiences, which we believe will retain new audiences and strengthen loyalty with our existing valued customers.

Wholesale Channels

We believe that by first creating a strong, direct and intimate connection with consumers through our proprietary D2C channels, we will gain critical market insight and the perspective necessary to guide traditional retailers and other wholesale channels on how best to showcase and merchandize our products, by arming us with smart demographic and psychographic intelligence and refining The Messi Brand voice and attitude.

Ultimately, we envision offering Messi Brand apparel and products through a robust bricks-and-mortar strategy, targeting high-end specialty clothing and home goods stores worldwide. However, we are currently pursuing this strategy slowly, responsibly and cautiously, particularly given the prevailing economic challenges confronting a retail environment still recovering from the COVID pandemic.

In partnership with travel retail specialist Duty Free Americas, Messi Brand products are now being sold in two duty-free stores at the Uruguay-Brazil border, with a third location set to open soon. Further, we expect to establish a department store presence in Latin America in the near future in major urban regions within Argentina, Chile, Colombia and Mexico.

Moving forward, we are also considering the merits of building a global network of distribution partners and sub-licensees which have established relationships with leading premium apparel retailers in key geographic regions around the world that present compelling new market penetration opportunities for The Messi Brand.

Finally, we believe that premium outlets may prove to be an attractive wholesale distribution channel for The Messi Brand in the future – one through which we can fill the niche for physical connection with our existing and prospective new customers and promote overall revenue and earnings growth.

Sub-Licensing Channels

Products made under sublicensing arrangements with The Messi Brand will, in most cases, be sold through retailer and other wholesale channels. We expect that, with our approval, the licensees with which we may elect to partner, will have the right to distribute products selectively through other venues, which provide additional, yet controlled, exposure of our brand. In addition, this strategy provides for a cost-effective means to produce Messi-branded apparel, accessories and home goods that may be more suitable for local niche markets and cultural-specific consumer trends.

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We have recently negotiated a licensing and distribution agreement with a large Brazilian specialty apparel company to collaborate on the design and production of a collection of loungewear, underwear, socks and swimwear for The Messi Brand. This new partner will be responsible for marketing these product lines through its own established wholesale channel and retail stores throughout Latin America and will also supply products for The Messi Store ecommerce platform, thereby expanding the scope of our collections and consumer offerings and fueling greater revenue growth opportunities for our Company.

Warehousing and Logistics

MGO Global has partnered with an international logistics company serving many renowned brands across global consumer goods industries. With distribution centers spanning the Netherlands, Belgium, the United Kingdom and the United States, this bonded third-party logistics, or 3PL, company has the capacity to process more than 300 million pieces of merchandise annually and distribute over 20 million packages through retail, wholesale and ecommerce sales channels. In addition, this trusted partner shares our commitment to sustainability with specific initiatives focused on carbon footprint reduction, social involvement and becoming the employer of choice in its industry and ethical business practices and sustainable growth. More specifically, 85% of their operations run on renewable energy and they have committed to achieving a 90% recycling rate for 2023.

We regularly evaluate our distribution infrastructure and capacity to ensure that we remain positioned to timely and efficiently meet our anticipated needs and support our continued growth of The Messi Brand — and other brands that we may organically grow or acquire in the realization of our expanded portfolio of global lifestyle brands.

Market Opportunities

Total Addressable Market

In its 28 Dazzling Fashion Industry Statistics [2022] online article dated March 13, 2022, Zippia states that the global fashion industry was valued at $1.5 trillion in 2020 and accounts for two percent of the world’s GDP. Despite concerns that inflation would keep shoppers from spending their disposable income, consumer spending on clothing and footwear in the U.S. alone increased a seasonally adjusted 1.9 percent in April 2022 from the prior month to $505.4 billion, the U.S. Bureau of Economic Analysis (BEA) revealed in late May 2022 in its Personal Income and Outlays report.

Concurring, global management consulting firm McKinsey & Company reported in its The State of Fashion 2022 report that this year the fashion industry can return to growth as changing category landscapes, new digital frontiers and advances in sustainability continue to present opportunities. The report notes, “…after nearly two years of disruption, the [global fashion] industry is beginning to find its feet again.” The report further states “Overall, global fashion sales are on track to pick up momentum in 2022, as increasingly hopeful consumers unleash pent-up buying power, refreshing their wardrobes as social life begins to resume in many key markets around the world.”

From a demand perspective, Gen-Z and wealthier consumers from middle-income groups and upwards are predicted by McKinsey to demonstrate the strongest appetite for leisure spend in the United States with fashion being one of the top three categories on which they will seek to splurge or treat themselves. In China, there are strong prospects for growth in consumer spending power, where rising incomes will contribute to an anticipated increase of $10 trillion in consumption growth between 2021 and 2030. (Source: McKinsey & Company, Meet Your Future Asian Consumer, July 28, 2021.)

E-Commerce

Lower digital barriers to entry for all clothing brands offer the opportunity to market, sell and fulfill orders globally and automatically. As a result, worldwide revenue and revenue per user are projected to grow. In the U.S. alone, the apparel and accessory industries accounted for 29.5% of all ecommerce sales in 2021. (Source: Statista, Online Share of Total U.S. Retail Sales in 2021, by Product Category, March 8, 2022). In Europe, it is expected that by 2025, each consumer will spend nearly $1000 on fashion-related items over the course of the year. (Source: Statista, Retail E-Commerce ARPU in Europe, 2017-2025, May 20, 2021)

Sustainability

Consumers are increasingly aware of the impact their choices are making on the environment and seeking more sustainable alternatives. We believe the debate over whether sustainable clothing is a passing fad or a crucial segment for fashion brands is substantially over. The category has turned into a high-performance engine for online apparel sales – increasing 74% in 2021, according to Signifyd eCommerce Pulse data. This is compared to the increase in online sales of clothing other than sustainable apparel, which topped out at 25% last year.

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Retail Landscape Realities

All lifestyle brands, whether accessible or luxury, have faced structural shifts in the retail landscape that have made it more challenging for them to succeed. Those challenges include:

•	Decline of Traditional Wholesale Channels: It is estimated by analysts at UBS that between 40,000 to 50,000 retail stores in the Unites States will close down over the next five years. UBS sees the most closures happening among clothing and accessories retailers, consumer electronics businesses and home furnishing chains, or about 23,500 stores cumulatively within these categories by 2026. (Source: CNBC, UBS Expects 50,000 Store Closures in the U.S. Over the Next 5 Years After Pandemic Pause, April 13, 2022)

•	Heightened Competition from Fast Fashion: The desire for newness has led to enormous competition in the apparel industry, especially from fast fashion brands which can quickly manufacture and copy styles at lower prices than designer brands. The global fast fashion market is expected to grow from $91.23 billion in 2021 to $99.3 billion in 2022 and $133.43 billion in 2026. (Source: The Business Research Company, Fast Fashion Global Market Report 202 – By Gender (Women's Wear, Men's Wear), By Age (Adults Wear, Teens Wear, Kids Wear, Other Ages), By Type (Pants, Coat, Skirt, Other Types) – Market Size, Trends, And Global Forecast 2022-2026, March 2022)

•	Direct-to-Consumer, or DTC, as an Essential Channel for Every Brand: Given the growth in online sales and the challenges associated with traditional wholesale channels, brands are increasingly seeking DTC channels but often lack the financial or human capital to build them.

•	Larger, More Fractured Discovery Landscape: According to Publicis Sapient, 87% of shoppers today begin product searches online, meaning that younger customers are focused on direct search for brands they already know.

•	Growing Importance of Data: Market and customer data is critical to helping brands assess their product and efficiently acquire customers. Through traditional wholesale channels, brands receive very minimal data, and the data they do receive is often a season old.

Social Media

On July 27, 2022, Statista Research, in its online article “Global number of internet users 2005-2021,” reported that in 2021, the number of internet users worldwide was 4.9 billion, up from 4.6 billion in the previous year Statista further reported that “[i]n 2022, Social networking sites are estimated to reach 3.96 billion users and these figures are still expected to grow as mobile device usage and mobile social networks increasingly gain traction in previously underserved market.”. The use of the Internet and social media have changed consumer shopping behavior and the ways in which companies grow their apparel brands, presenting significant opportunities for organizations to directly connect with customers, lower costs, improve brand awareness, influence consumers’ attitudes, receive real-time feedback and increase sales. Drilling deeper, mobile channels have become the norm and are now embedded within consumers daily lives via the use of mobile tools, shopping apps, location-based services and mobile wallets - all impacting the consumer online shopping experience.

Competitive Landscape

Competition in the global lifestyle apparel industry is principally based on product quality, innovation, style, price, brand image, distribution model, and definitive standards for customer experience and service. Generally speaking, our industry is intensely competitive, and many companies who may be perceived as our competitors have substantially greater financial, distribution and marketing resources, as well as greater brand awareness.

There are several sports celebrity-inspired lifestyle brands and brand collaborations with which we may directly compete for market share in the specific segments we serve, including several involving global soccer superstars, such as the likes of Christiano Ronaldo’s CR7, Memphis Depay’s MDC and Tiémoué Bakayoko’s Ètudes, among others.

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Our Competitive Strengths

We believe that MGO Global stands to benefit from a number of competitive differentiators that serve to set our Company apart from other lifestyle brand portfolio companies. Chief among them are:

•	Proven, Premium Lifestyle Brand Builders. Our Company’s design and production team is led by 30-year industry veteran Ginny Hilfiger, younger sibling of Tommy Hilfiger, a globally renowned pioneer of classic American cool style. During her 15-year tenure as EVP of Design at Tommy Hilfiger’s namesake apparel brand, Ginny was the visionary behind Tommy Jeans, the women’s sportswear and junior lines, the H Hilfiger collection for Federated Department Stores and the successful brand collaboration between Tommy and supermodel Gigi Hadid – just to name a few key achievements. Following her run of successes at Tommy, she launched her own signature brand “Ginny H” before being recruited as Creative Director for FILA Global, charged with revamping FILA’s brand DNA globally. MGO’s executive leadership also includes Julian Groves, our Chief Operating Officer, who brings over 25 years of experience in global brand strategy and expansion for lifestyle brands that have included J. Brand, True Religion, GUESS and Burberry; and Maximiliano Ojeda, our Chief Executive Officer, an international business executive and entrepreneur who, along with Ginny Hilfiger, co-founded MGO and guides and directs our global business operations and brand-building architecture.

•	Established Relationships with Many of the World’s Leading Apparel Manufacturers. Through our team’s collective experience and sphere of influence in the global apparel industry, we have knowledge of and direct relationships with many of the world’s best manufacturers of premium materials and finished apparel and accessories. Chosen based on desired design and production specifications of a particular product or collection, our global network of valued manufacturers is based in Bangladesh, Brazil, China, India, Latvia, Mexico, Peru, Portugal and Sri Lanka.

•	Deep Connections with Our Loyal and Passionate Customers. Younger generations are embracing social media platforms and mobile apps, in particular, as a means for community building and discovery. This seamless exchange of community-based inspiration encourages like-minded consumers to purchase flattering and stylish clothing that allows for unapologetic self-expression that reflects their passions and values. With hundreds of millions of social media followers and fans worldwide who admire Leo Messi for his distinctive fashion sense and style – on and off the pitch, The Messi Brand has an established global audience of prospective customers that we can readily reach and inspire.

•	Data Driven, Low-Risk Merchandizing Model. We employ a data-driven approach to design, merchandizing and inventory planning and allocation to ensure we deliver products that meet and exceed our customers’ high expectations for quality, precision and style. We have excellent visibility into our customers’ preferences through their purchasing history and direct feedback, which we leverage to inform our purchasing decisions. Through our vertical sourcing model and global network of manufacturers, coupled with our in-house IT and marketing teams, we have the flexibility to respond quickly to prevailing sales trends and make adjustments to our current offerings, when necessary. We utilize a read and react testing approach with shallow initial buys and data-driven repurchasing decisions to iterate our new product offerings, thereby minimizing our inventory risks and optimizing our gross profit margins on sales.

Potential Competitive Weaknesses

•	Expanding our workforce will be a key aspect of scaling our business over the long-term and achieving our stated growth objectives. Having more employees may present several challenges, from increasingly complex human resource administration to the difficult task of engaging with individuals and meeting specific needs within a larger workforce. However, the United States is currently experiencing a labor shortage, which may limit our access to qualified talent necessary to continue supporting our planned growth strategies.

•	Our growth will be dependent on increasing revenue by bringing in new ecommerce customers and wholesale business partners. The inevitable consequence of this is having a larger, more eclectic range of clients, all with their own unique needs and expectations. We expect to address these challenges by actively collecting feedback from our customers and partners through a variety of means, including customer surveys, technology-enabled business intelligence tools, direct sales relationship management and staying fully informed on evolving fashion trends and shifting market pressures. Nonetheless, we compete in the global fashion industry that is subject to fast-paced shifts in clothing trends that may outpace our ability to adapt our offerings to changing consumer preferences. Moreover, we must currently contend with rising inflationary concerns confronting our target consumers, who may elect to allocate their discretionary spend to more fundamental everyday expenses, limiting their buying of premium apparel, accessories and home décor items, such as those we offer.

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•	Building and maintaining an efficient, functioning supply chain is vital to the timely fulfilment of orders for our apparel, accessories and home décor products, which will have a material impact on the success of our Company. To achieve this aim, it is imperative that we maintain a large and diverse global network of proven, reputable suppliers of fabrics and finishings and manufacturers with the production capacity, skill and capabilities to meet our needs. Because we focus on designing and releasing new Messi Brand seasonal collections and limited-edition capsule collections in the spring and fall of each year, we have established relationships with a broad number of reliable suppliers, providing us with the flexibility to select which suppliers, and/or alternate suppliers, we may require to meet our product release schedules. We continually assess and reassess our medium- to long-term forecasts so that we are well prepared to manage our production requirements and mitigate any potentially compromising supply chain bottlenecks. However, the loss of any of our supply relationships could adversely affect our business and financial position. In addition, the suppliers with which we choose to team with may experience their own challenges that could compromise their ability to meet our supply needs. These challenges may range from labor shortages in the geographic regions in which they operate; cyber security attacks or other potentially catastrophic events that could compromise their ability to operate; or encounter their own supply shortage and logistics issues that could diminish their ability to effectively and timely meet our needs for materials, finishings and finished goods.

•	Our Company’s compliance responsibilities will increase, including those related to managing our SEC reporting requirements, internal controls and other industry-related regulations and compliance matters. The General Data Protection Regulation and California Consumer Privacy Act are two regulations, in particular, that create a range of new compliance tasks that will increase in magnitude as our Company expands. It is incumbent on our leadership team to ensure that everyone in our workforce is aware of regulatory demands and their day-to-day significance to our business. In addition, key members of our senior leadership team have little to no direct experience managing a public company and the related SEC and Nasdaq compliance and regulatory requirements.

•	While The Messi Brand is our first and only brand in our current portfolio, it is our intention to license, acquire or organically grow additional brands to expand and diversify our portfolio in the future. We recognize that we are currently solely reliant on our relationship and licensing agreement with LLM to operate and build our business. Our business could suffer immeasurable harm in the event that we lost our relationship with LMM or in any way fail to meet the terms and conditions of our licensing agreement with LLM. There is no guarantee that we will prove successful at expanding our brand portfolio with the addition of newly acquired licensed, acquired or organically grown brands to offset the loss of The Messi Brand.

Our Growth Strategies

The key elements of our growth strategy are centered on:

•	Growing The Messi Brand’s global customer base. With our differentiated brand and organic virality, strong funnel of new customers and our continued focus on collaborative partnerships and marketing efficiencies, we remain intent on growing the number of customers passionate about and loyal to The Messi Brand through our dynamic direct to consumer business model. Our broad digital ecosystem – our engaging ecommerce website and mobile app to social media channels, coupled with our planned launch of a loyalty program in the near future – allows us to better connect, engage, track and service our customers. This ecosystem also provides us with robust quantitative and qualitative customer data that we use to inform all aspects of our business operations – from product development to merchandising to marketing.

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•	Launching New Categories and Offerings under The Messi Brand. Through in-house development by our talented design team or collaborations with other leading brands and notable designers, we intend to continue to expand The Messi Brand line of products to broaden and deepen our categories to potentially include capsule collections featuring men’s business wear, special occasion wear, designer denim wear, non-athletic footwear, more diversified home décor offerings and expanded clothing collections designed specifically for women and children, among others.

•	Driving Leverage in Operational Efficiency. We are focused on using our customer and market data to drive actionable insights and improve key aspects of our brand management platform’s operations. Moreover, we plan to further deepen customer relationships with personalization and customization through the development and launch of a Messi Store loyalty program. Through this program, we expect to tailor our marketing messages, promotions and product recommendations to each customer’s unique preferences with a goal of enhancing customer engagement and capturing greater spend.

•	Implement New Technologies. We will continue to enhance our ecommerce functionality with tools for product recommendations, enhanced payment options (e.g., buy now pay later), and improved returns processes to drive conversions and increase order value. We also believe there is an opportunity to further leverage artificial intelligence, machine learning and geo-fencing technologies to drive better customer acquisition and more efficient retention marketing strategies.

•	Growing through Strategic Acquisitions and Brand Partnerships and Collaborations. Capitalizing on the platform infrastructure we have created to support the development, launch and success of The Messi Brand, we will actively look to identify and pursue opportunities to vertically integrate other prolific brand partnerships into our brand portfolio, replicating and scaling our licensing model. In addition, we aim to explore incremental growth opportunities to acquire existing lifestyle brands, products or intellectual property that will complement our brand mix and appeal to our customers. Finally, it is common practice in the fashion industry to establish brand collaborations with other leading lifestyle brands to penetrate new product categories, enter new markets and expand into new geographic regions. In this regard, we expect to seek out opportunities to identify and pursue brand collaborations with premium lifestyle brands with the goal of leveraging and cross-marketing new co-branded products to existing and prospective customer bases of both brands to fuel our respective revenue growth.

•	Developing a Premium Discount Outlet Distribution Channel. In recent years, an important retailing phenomenon has been the growth of premium discount outlet shopping venues, both online and bricks and mortar stores, where consumers go to find premium brand products at marked down pricing. As we continue to strategically expand our distribution channels into the broader retail environment, we believe that outlets may provide us with the opportunity to reach a broader universe of prospective buyers, while also giving us an effective method for managing and moving past-season articles that remain in inventory.

Corporate Structure

On October 11, 2018, MGOTEAM 1 LLC (“MGO LLC”) was formed in Delaware by our Chairman and Chief Executive Officer, Maximiliano Ojeda. On October 29, 2018, MGO LLC entered into a Trademark License Agreement with Leo Messi Management SL, a company incorporated under the laws of Spain with VAT number B65073694 registered in the Commercial Registry of Barcelona (“LMM”). On November 20, 2021, MGO LLC entered into a Trademark License Agreement with LMM (the “Messi License”) expiring on December 31, 2024, which replaced the initial Trademark License Agreement dated October 29, 2018. Pursuant to the Messi License, LLM granted MGO LLC the worldwide rights to the “Messi” brand of apparel as further described in “Business—Messi License.” On November 30, 2021, MGO Global Inc. was incorporated in Delaware and on December 6, 2021 entered into a Rollover Agreement (the “Rollover Agreement”) with MGO LLC and members of MGO LLC holding 88% of its the membership interests (the “Rollover Members”). Pursuant to the Rollover Agreement, the Rollover Members exchanged all of their membership interests in MGO LLC with MGO for shares in MGO and MGO LLC became an 88% owned subsidiary of MGO.

Corporate Information

We were incorporated in the State of Delaware on November 30, 2021. Our principal executive offices are located at 1515 SE 17th Street, Suite 121/#460596, Fort Lauderdale, Florida 33346 and our telephone number is 347-913-3316. We also have employees and contracted talent working remotely in London, New York and Latin America. Our corporate website address is www.mgoglobalinc.com. Information on or that can be accessed through our website is not part of this prospectus and should not be relied upon in determining whether to make an investment decision.

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Trade Names and Marks

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

The Messi License

On October 29, 2018, we originally entered into a Trademark License Agreement with Leo Messi Management SL, a company incorporated under the laws of Spain with VAT number B65073694 registered in the Commercial Registry of Barcelona (“LMM”). Pursuant to that agreement, LLM granted MGO LLC the worldwide rights to the “Messi” brand of apparel for a period of nine years.

On November 20, 2021, we entered into a new three (3) year Trademark License Agreement (the “Messi License”), replacing the prior license agreement. The Messi License provides for MGO and LLM to collaborate on a line of products, including: Apparel; Accessories; swimwear unrelated to sports; Cold Weather Accessories; outerwear; Casual Footwear; postcards (not including Player’s signature); posters (not including Player’s signature); paintings (not including Player’s signature) and Linen and Home Textiles (the “Products”).

For the purposes of this subsection, the terms:

•	“Accessories” means bags, leather goods, belts, hats (not caps), gloves and scarves, none of which can be sports related.

•	“Apparel” means T-shirts with artwork, woven shirts/woven tops (button front shirts) – polo shirts, sweatshirts, T-shirt sweatshirt, pants (example jeans), sweaters, dress suits (coat and pants), formal wear, underwear, bathing suits (not sports related), and socks.

•	“Assigned Trademark Rights” means the trademarks and trademark applications related to the LMM Trademark Rights that are set forth on a schedule to the Messi License.

•	“Casual Footwear” means non-active/sports footwear, and flip flops (except for those addressed to 0 to 12 years old children).

•	“Cold Weather Accessories” means hats (not including caps for practicing baseball, tennis, golf), gloves and scarves, none of which can be sports related.

•	“Linen and Home Textiles” means (except for those addressed to 0 to 12 years old children) or area rugs.

•	“LMM Trademark Rights” means LMM’s worldwide exclusive commercial and advertising exploitation rights of the image, voice, name and signature (the “Image Rights”) of the professional football player Lionel Andrés Messi Cuccittini (the “Player”) to the extent required in order to negotiate, manage and execute agreements relating to the assignment of and the promotional services by the Player

•	“Net Sales” means the gross revenues from all sales of Products made by both MGO and third-party licensees, deducting therefrom (i) indirect taxes such as VAT, (ii) returns as credited to such customers, and (iii) customary cash, trade and sales discounts and rebates actually taken.

Pursuant to the Messi License, LMM has granted us a worldwide license (with certain limitations) to use the Assigned Trademark Rights with the purpose of developing, manufacturing, trading and promoting the Products, however we do not have the right to sublicense the Messi License without the prior consent of LMM. LMM has retained the right to enter into cobranding deals with third parties with respect to certain Products. For example, LMM may enter a deal with an established brand that will jointly use the “Messi” name in conjunction with its brand on products it sells.

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Limitations of the Messi License. The Messi License does not include the following products:

•	All sports footwear and related items, sports apparel and related items, and related products and sports compression garments, technical underwear, sports caps, sports visors headbands, sports hats and head protection, sports performance eyewear, heart rate, speed and distance monitoring devices, training and personal training tools, wristbands, ring covers, and sports bags; and

•	Pajamas, slippers, bathrobes, bath towels, bed linen, alarm clocks, strollers, school bag packs, lunch boxes and underwear, for children from 0 to 12 years old.

Royalty Payments. Under the Messi License, we will be required every five months in accordance with a schedule to pay LMM, as a royalty, 12% of our Net Sales from licensed products generated in the previous five months. The royalties we pay to LMM over the term of the Messi License are subject to a minimum guaranteed amount (the “Minimum Guaranteed Amount”), equal to four million Euros, which are payable in installments of 500,000 Euros on a semi-annual basis (each a “Minimum Guarantee Payment”). The amount of Minimum Guarantee Payments due in any contractual year shall be referred to herein as the “Annual Guaranteed Royalty”). Any payment required by us under the Messi License that is not timely made shall accrue at a higher default interest rate. No royalties shall be paid on the sales of The Messi Store online, and on the co-branded products, unless such sales are managed directly by MGO; in this specific event, MGO and LMM shall negotiate the appropriate royalty to be paid to LMM, providing that such royalty shall never be lower than the percentage rate applicable to normal royalty payments.

Indemnification. We have agreed to indemnify and hold the Player and LMM fully harmless from any and all damages (including the loss of profits), expenses or costs arising out of any actions, lawsuits, claims, sanctions or, in general, of any type of claims or proceedings directly or indirectly related to the breach of our obligations undertaken in the Messi License.

Each party to the Messi License shall indemnify, defend, and hold harmless the other party and its officers, directors, employees, agents, sublicensees, successors, and assigns from and against all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers arising out of or in connection with any third-party claim, suit, action, or proceeding relating to any actual or alleged: (a) breach of any representation, warranty, covenant, or obligation under the Messi License, (b) violation of any applicable statute, law, or regulation, or (c) negligence or willfull misconduct. the other party

Term and Termination. The Messi License will have an initial term of three (3) years that expires on December 31, 2024, with no automatic renewal (the “Term”).

The Messi License may be terminated: (a) by the expiration of the Term; (b) by mutual agreement in writing; (c) upon the written notice of the non-breaching Party for the material breach by the other party of its obligations under the Messi License, if the breach is not cured within fifteen (15) calendar days of the receipt of notification; (d) by means of a written notice by a party in case of liquidation or winding up of the legal entity of the other party.; or (e) at LMM’s request if: (i) there occurs a breach by us of the payment provisions of the Messi License that is not cured within fifteen (15), (ii) the aggregate consideration paid to LMM by us is not at least equal to the Annual Guaranteed Royalty in any contractual year or (iii) as a consequence of any action on the part of MGO and, specifically, those related to the manufacturing and marketing of the Products, or to the use and operation of the Assigned Trademark Rights, which cause or may cause, either directly or indirectly, any damage or alteration to the good name and image, reputation and prestige of the Player and of LMM. In such event, besides the immediate termination of the Agreement, LMM shall also be entitled to claim to MGO a compensation on the grounds of the damages that its behavior may cause or might have caused.

Upon termination, we must cease the use or exploitation of the Assigned Trademark Rights, but not limited to producing any goods, materials or mediums containing the Assigned Trademark Rights Likewise, MGO shall immediately cease to use The Messi Store website and its application and shall transfer to LMM all permissions and licenses necessary for the latter to continue operating said website and application. However, for a period of ninety (90) days from termination, we may distribute the remaining stock of the Products already manufactured through the same channels and under the same terms and conditions of the Messi License.

Assignment. The Messi License may not be assigned by any party without the prior written consent of the other party.

Intellectual Property

The Company does not have any registered trademarks and any patents. We rely on the Company’s right to use Leo Messi’s image, likeness, trademarks and other intellectual property pursuant to the Messi License with Leo Messi Management SL, Leo Messi’s family office. We also rely on copyright laws to protect the photographs and content on our site, as well as our site itself, although we have not sought copyright registrations to date. We have registered Internet domain names related to our business and The Messi Store.

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Government and Industry Regulation

Our business is subject to a number of laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. These laws and regulations include federal and state consumer protection laws protecting the privacy of consumer information and regulations prohibiting unfair and deceptive trade practices. In particular, under federal and state privacy laws and regulations, we must provide notice to consumers of our policies on sharing sensitive information with third parties, advance notice of any changes to our policies and, in some instances, we may be obligated to give customers the right to prevent sharing of their sensitive information with unaffiliated third parties. The growth and demand for e-commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. These consumer protection laws could result in substantial compliance costs.

In many jurisdictions, there is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and e-commerce. In addition, new tax regulations in jurisdictions where we do not now collect state and local taxes may subject us to the obligation to collect and remit state and local taxes, or subject us to additional state and local sales and income taxes, or to requirements intended to assist states with their tax collection efforts. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and e-commerce could result in significant additional taxes on our business. These taxes or tax collection obligations could have an adverse effect on our cash flows and results of operations. Further, there is a possibility that we may be subject to significant fines or other payments for any past failures to comply with these requirements.

The manufacturers of products we sell may be subject to various regulations regarding the safety of such products.

Employees

As of November 11, 2022, we have 4 employees. However, we utilize the services of 17 individuals, seven (7) on a full-time basis and ten (10) on a part-time basis and compensate them in non-employee capacities as consultants. In addition to these individuals, we have retained the services of seven (7) additional persons and entities as independent contractors, including individuals and entities providing the following types of consulting services:

●	Software Engineering and Architecture;

●	IT Security;

●	IT Quality Control;

●	IT Security;

●	Marketing and Communications;

●	Legal Services; and

●	Public Relations and Public Affairs.

We consider our relationships with our consultants and independent contractors to be good, and we have not been a party to any employment related claims, including sexual, age, racial or other discriminatory allegations.

Properties

Our Company’s employees and consultants work remotely from personal office locations based in Florida, New York, London and Latin America. Consequently, we have secured a virtual business address through the United States Postal Service located at 1515 SE 17th Street, Suite 121/#460596, Fort Lauderdale, Florida 33346. Currently, we do not lease any office space.

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We do not own any properties or land. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

The following are our executive officers and directors and their respective ages and positions as of January 12, 2023.

Name	Age	Position
Maximiliano Ojeda	45	Chairman and Chief Executive Officer
Virginia Hilfiger	58	Director and Chief Design Officer
Julian Groves	50	Director and Chief Operating Officer
Nicole Fernandez-McGovern*	47	Independent Director Nominee
Obie McKenzie*	77	Independent Director Nominee
Salima Popatia*	46	Independent Director Nominee
Paul Wahlgren*	56	Independent Director Nominee
Martin Scott**	54	Chief Financial Officer
Matt Harward	52	Chief Marketing Officer

*Director Nominees are automatically appointed to the Board of Directors upon the listing of our Common Stock on any nationally recognized stock exchange.

** Martin Scott will continue to serve as a Chief Financial Officer of the Company until the Listing Date. The Company has engaged Vincent Ottomanelli to serve as the Company’s Chief Financial Officer on and after the Listing Date.

Maximiliano Ojeda, Co-Founder, Chairman and Chief Executive Officer — Mr. Ojeda is the co-founder of MGO Global and has served as our Chairman of the Board and Chief Executive Officer since the Company’s inception in 2017. An entrepreneur and international business executive, his career has largely focused on business development, contract negotiations, high-touch customer engagement and advanced technologies within the hospitality, U.S. real estate, land development and ecommerce industries.

Born in Argentina, Mr. Ojeda attended UADE Business School. He launched his professional career working in VIP client relations and management for luxury hoteliers in Argentina. He immigrated to the United States and, from January 2011 through 2017, he served as a real estate brokerage executive in New York City where he catered to high end clientele and led prolific land development projects first at Douglas Elliman Real Estate and then The Corcoran Group. It was through client relationships he established in the global real estate industry that led to his introduction to the Leo Messi organization and the subsequent formation of MGO in partnership with Virginia Hilfiger.

Mr. Ojeda does not hold, and has not previously held, any directorships in any reporting companies.

Virginia Hilfiger, Co-Founder and Chief Design Officer – Ms. Hilfiger has served as MGO’s Chief Design Officer since co-founding the Company in 2017 with Maximiliano Ojeda. She is the youngest sibling of Tommy Hilfiger, a renowned, globally respected American fashion designer and the founder of Tommy Hilfiger Corporation (THC). While attending the Fashion Institute of Technology (FIT), where she studied fashion and apparel design, Ms. Hilfiger worked as an intern at THC, learning the ropes of high-end design working alongside her brother. After FIT, she joined the Tweeds Catalog company where she worked as a clothing designer for the high-end fashion company. She returned to THC in 1990, where for the next 15 years she served as Executive Vice President of Women’s Corporate and led the creation, development and launch of numerous iconic Tommy Hilfiger brands and collections, including Tommy Jeans, H Hilfiger and Tommy Girl; and she led the reimagining and relaunch of Tommy’s women’s sportwear division.

In 2005, Ms. Hilfiger left THC and founded Ginny H, a luxury women’s ready to wear clothing brand launched in Bergdorf Goodman in New York City and expanded to the online stores of Bergdorf Goodman and Neiman Marcus. From 2011 through 2015, she served as Creative Director and Brand Builder for Fila, a globally renowned sportwear manufacturer based in South Korea that designs and markets an extensive line of footwear and apparel to consumers worldwide. Ms. Hilfiger was recruited to Fila to lead the redesign and relaunch of Fila’s Global Heritage brand through the development of modern, sporty lifestyle and tennis wear. From 2015 through the present, Ms. Hilfiger has served as Chief Designer of Fila’s Ginny H Modern Heritage, which currently retails exclusively in China. Designed exclusively by Ms. Hilfiger, the collections feature a resurgence of the ever popular knitted long-sleeve coat, as well as the Fila’s signature F-box polos, among other refined tennis and activewear. Ms. Hilfiger was also tapped by Turko Textile as a special consultant to design and develop a capsule collection for the Brooks Brothers Home Collection.

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Ms. Hilfiger does not hold, and has not previously held, any directorships in any reporting companies.

Julian Groves, Chief Operating Officer – Mr. Groves was appointed as our Chief Operating Officer in February 2019 and is charged with guiding the commercial strategy behind The Messi Brand and any brands that the Company may license, acquire or organically develop in the future. He brings to MGO over 25 years of experience leading business-to-business, direct to consumer, retail, wholesale and ecommerce initiatives for numerous leading apparel brands.

From May 2014 through March 2021, Mr. Groves served as Chief Executive Officer of EC2M Holdings Limited, a lifestyle brand-building company which owned and operated London Persona, a growing men’s lifestyle brand launched as a direct-to-consumer shopping experience for men seeking season-to-season high-end wardrobes. EC2M also represented the lifestyle brand Trickers throughout North America and Canada, charged with developing and managing the brand’s B2B channel. From May 2013 through May 2014, he served as Sales Director, EMEA of J Brand Europe, a premium, American denim clothing company in which Fast Retailing acquired an 80% stake for $290 million in 2012. As General Manager, EMEA of True Religion from October 2010 through March 2013, Mr. Groves had full profit and loss (P&L) responsibility for the region, overseeing corporate operations in Switzerland and managing full P&L responsibility for the growing, fashion-forward denim brand.

In August 2007, Mr. Groves was recruited by GUESS Europe to serve as Country Manager of the casual lifestyle brand’s operations in the United Kingdom and Ireland. Under his leadership, GUESS Europe opened 32 concessions and 22 retail shops, including GUESS’ Central London flagship store. Earlier in his distinguished career, he was General Manager, UK and Ireland, for Groupe Zannier International from September 2004 through 2007; United Kingdom Sales Director for Burberry from September 2001 through 2004; and United Kingdom Sales Manager for LVMH Kenzo Homme UK Ltd. from November 1997 through August 2001.

Mr. Groves does not hold, and has not previously held, any directorships in any reporting companies.

Nicole Fernandez-McGovern, Independent Director Nominee – Since August 2016, Ms. Fernandez-McGovern has been serving as Chief Financial Officer & Executive Vice President of Operations at AgEagle Aerial Systems Inc. (“AgEagle”), charged with overseeing the NYSE-listed Company’s global financial operations to include managing financial planning, general tax and accounting activities, capital formation, SEC reporting and other key financial duties. From May 5, 2020 through May 18, 2020, Ms. Fernandez-McGovern also served as AgEagle’s Interim Chief Executive Officer during the Company’s transition to a new CEO.

From January 2014 through September 2022, she served as a Partner at Premier Financial Filings. Prior to joining AgEagle, Ms. Fernandez-McGovern served as Chief Executive Officer and Chief Financial Officer of Trunity Holdings, Inc., a publicly traded education technology company from April 2012 to January 2016. While at Trunity, she led the successful restructuring of the Company by acquiring a new compounding pharmacy business and finalizing the spin-out of the legacy education business into a newly formed private company. From 2011, she has been serving as President of RCM Financial Consulting, a specialized consulting firm she founded to focus on providing interim accounting and financial services to small- and medium-sized businesses. For the preceding ten years from 2001 to 2010, she was a financial manager at Elizabeth Arden where she was involved with all aspects of the Nasdaq-listed company’s SEC and financial reporting processes. She launched her professional career at KPMG, LLP in its audit and assurance practice, where she managed various large scale engagements for both public and privately held companies.

Ms. Fernandez-McGovern earned a Master of Business Administration degree with concentration in Accounting and International Business and a Bachelor of Business Administration degree with concentration in Accounting, both from the University of Miami. In addition to being fluent in Spanish, she is also a Certified Public Accountant in the State of Florida and serves on the boards of the South Florida Chapter of Financial Executives International and Pembroke Pines Charter Schools.

Ms. Fernandez-McGovern does not hold, and has not previously held, any directorships in any reporting companies. We believe that Ms. Fernandez-McGovern’s experience in financial services business and her experience working for public companies makes her well qualified to serve on our Board and as an independent member of the Board’s committees.

Obie McKenzie, Independent Director Nominee – Beginning in January 2019 through to the present, Mr. McKenzie has served as Vice Chairman of Cordiant Capital, a global infrastructure and real assets investment firm focused on digital infrastructure, renewable energy infrastructure and agriculture. In his role as Managing Director of BlackRock Inc. from January 2000 through December 2018, he was wholly responsible for managing relationships with some of the largest pension funds in the United States to include the Teacher Retirement System of Texas, New York City Employees’ Retirement System and the Federal Reserve Employee Benefits System, among others.

During his accomplished career, Mr. McKenzie served as Managing Director at Merrill Lynch from 1990 through 2006; Executive Director at UBS Asset Management and Managing Director at Chase Investors from 1987 through 1990; as well as Founder and President of McKenzie & Company, an NASD registered broker-dealer from 1984 through 1987. During the late 1970’s and early 1980’s, Mr. McKenzie held positions at Citibank, Chemical Bank and Freedom National Bank as a commercial banker. He was also Manager of Banking and Pensions at The New York Times in 1975 and began his career as a Corporate Finance Associate for Morgan Stanley in 1972.

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Mr. McKenzie was a founding board member of the National Association of Securities Professionals, where he received the “Wall Street Hall of Fame Award” in 2001. In 2010, Mr. McKenzie received the AIMSE Richard A. Lothrop Outstanding Achievement Award in recognition for his outstanding achievements in the investment management industry and his community. In 2011, he was named by Black Enterprise Magazine as one of the 75 Most Powerful Blacks on Wall Street; and in 2013, he was named Public Fund Marketer of the Year by Money Management Intelligence. Mr. McKenzie earned a Bachelor of Science degree from Tennessee State University and an MBA from Harvard Business School.

Mr. McKenzie does not hold, and has not previously held, any directorships in any reporting companies. We believe that Mr. McKenzie’s experience in banking and technologies business makes him well qualified to serve on our Board and as an independent member of the Board’s committees.

Salima Popatia, Independent Director Nominee – Ms. Popatia brings MGO nearly 20 years’ experience in digital branding and customer-first strategies for numerous premium brands in the beauty and fashion industries. In August 2022, she was named Chief Digital Officer of Orveon Global, a collective of premium and prestige beauty brands, including bareMinerals, Buxom and Laura Mercier.

During her career, she spent a total of nearly 15 years working at The Estée Lauder Companies overseeing marketing, merchandizing and analytic strategies across the Company’s portfolio of 30 leading prestige beauty brands. She first worked at Estee Lauder from August 2004 through December 2010, serving as Executive Director, Global Online Marketing for the Company’s MAC Cosmetics line and from January 2010 through October 2011 as Executive Director of the Digital Technology and Innovation Group. In 2015, she returned to Estée Lauder, serving as Vice President, Global Ecommerce, Marketing and Merchandizing from February 2015 through July 2019, before rising to Senior Vice President of Global Consumer Acquisition and Retention, a role she held from July 2019 through August 2022.

From January 2014 through January 2015, Ms. Popatia was Vice President, Ecommerce of Ray-Ban at Luxottica Group, a leader in the design, manufacture and distribution of fashion, luxury and sports eyewear; and from October 2011 through December 2013, she served as Senior Vice President of Global Omni-Commerce and Digital Strategy at Stuart Weitzman Holdings, a luxury footwear company. In January 2004, Ms. Popatia launched her career as an Online Marketing Manager at Digitas, where she spearheaded digital agency strategy and development of integrated marketing initiatives across all channels for the firm’s client, American Express. From August 2004 through December 2008, she also co-founded and led indomix, an innovative multi-channel retail concept that provided a platform for emerging South Asian designers in the U.S. market.

Ms. Popatia holds a Bachelor of Science in Marketing and International Business from the Stern School of Business at New York University.

She does not hold, and has not previously held, any directorships in any reporting companies. We believe that Ms. Popatia’s experience in ecommerce and fashion business makes her well qualified to serve on our Board and as an independent member of the Board’s committees.

Paul Wahlgren, Independent Director Nominee – an entrepreneurial senior business leader with over 40 years of experience in the luxury consumer goods, beauty and electronics industries, Mr. Wahlgren currently serves as Chief Marketing Officer of Simply Active Cosmetics, a company he co-founded in January 2018 to bring to market the BeautyStat Cosmetics line, a brand that is now offered worldwide through multiple channels, including DTC, retail and ecommerce. From January 2014 to January 2018, he has also served as Chief Executive Officer and Chief Operating Officer of Biomimetic Laboratories, Inc., founded by Mr. Wahlgren and a team of other leading beauty industry innovators. From 2011 through 2013 and 2003 through 2008, he was Managing Director and International Sales Manager, respectively, of New York-based Jacob & Co. Watches Inc., a luxury timepiece and fine jewelry designer and manufacturer; and from 2010 through 2011, he was Director of Wholesale at Theo Fennell Plc., another prestigious fine jewelry designer and manufacturer based in the United Kingdom. Earlier in his career, he also held senior leadership positions in Europe with Expert International GMBH and Philips Consumer Electronics.

In addition to being a hands-on operator, Mr. Wahlgren has consulted with companies on expanding their businesses and market penetration efforts. From 2018-2019, he lent his expertise to DFO Global, a digital performance marketing agency; from 2017-2018, he consulted with MiMedia, Inc., a next generation consumer cloud platform; and from 2016 through present day, he is advising the leadership of Fox Models International, a talent management agency.

Mr. Wahlgren is a graduate of State University College at Buffalo, where he earned a Bachelor of Science degree in Business Administration. He also holds an MBA from Nyenrode Business Universiteit in the Netherlands and completed the Digital Strategy Program at Harvard University. He currently serves as board member American Friends of Nyenrode University Inc. (“AFNU”) and had served on the Parents Association Board and as the Annual Benefit Co-Chairman for the Hewitt School in New York City.

Mr. Wahlgren does not hold, and has not previously held, any directorships in any reporting companies. We believe that Mr. Wahlgren’s experience in luxury consumer goods, beauty and electronics industries makes him well qualified to serve on our Board and as an independent member of the Board’s committees.

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Martin Scott, CPA, Chief Financial Officer – Mr. Scott was named our Chief Financial Officer in March 2022, bringing the Company over three decades of corporate finance and accounting experience working with public and private companies of all size, scopes and industry sectors. In 2004, Mr. Scott founded Martin Scott CFO Consulting, a consulting firm which provides outsourced CFO services to small- and medium-sized businesses. He is widely recognized as an expert in SEC reporting, financial planning and analysis, capital formation, mergers and acquisitions and audit planning and oversight. Mr. Scott is a Certified Public Accountant. Mr. Scott graduated from Florida State University with a Bachelor of Science degree in Accounting and Finance.

Mr. Scott does not hold, and has not previously held, any directorships in any reporting companies.

Matt Harward, Chief Marketing Officer – Mr. Harward is a serial digital entrepreneur with more than three decades of experience in software engineering, marketing automation and algorithm-oriented marketing via Google, Amazon and Facebook. His track record of success in the digital marketing industry over the past ten years alone has yielded more than $400 million in online sales, with two companies he co-founded generating $100 million+ in annual revenues.

Prior to joining MGO Global Inc., Mr. Harward was CEO of Unicorn Industries, a digital marketing firm he co-founded in 2021 which focused on developing Artificial Intelligence-assisted marketing technology, platforms and strategies for direct-to-consumer ecommerce businesses. Mr. Harward’s thought leadership and unique insights into algorithm-oriented marketing platforms have led to him being frequently featured in the media and sought after for speaking engagements at various trade shows and conferences. From June 2018 through 2021, he co-founded and served as Chief Marketing Officer of Harward Media, a collection of multiple house-owned, digitally native ecommerce brands. In both 2020 and 2021, Harward Media was named to the Inc. 500 list of the fastest growing private companies in America. In 2011, Mr. Harward co-founded Innitech, where he served as Chief Technology Officer until his departure in 2016 to launch a new private marketing services company, Strange Quarks. While at Innitech, the Company built three multi-eight-figure brands, including two in the ecommerce space.

Mr. Harward does not hold, and has not previously held, any directorships in any reporting companies.

Vincent Ottomanelli, Incoming CFO – Prior to Mr. Ottomanelli’ s agreement to join MGO, Mr. Ottomanelli served as Chief Commercial Officer and Financial Officer of Lafayette 148 New York, a global lifestyle brand for women. At Lafayette 148 from July 2019 through October 2022, Mr. Ottomanelli was responsible for managing the international wholesale and retail channels, as well as overseeing the Company’s finance and accounting activities.

From 2018 to 2019 Mr. Ottomanelli was as a Co-Founder and Principal Consultant in Roseoak Partners, LLC, a consultancy focused on strategic brand management and business development, including financing requirements, and organizational structural development.

As the former President and Regional director of Ferragamo USA, an affiliate of the global luxury fashion company, Mr. Ottomanelli oversaw all operations, sales and marketing of the Company in North & Latin America. Joining the Company in 2003 as Chief Financial Officer, Mr. Ottomanelli was promoted to CEO of Salvatore Ferragamo USA in 2005 by US Chairman Massimo Ferragamo. Under Ottomanelli’s leadership through October 2017, the Company’s US revenues grew more than 100% percent, while profits grew 300% percent. In addition to streamlining operations, returning the Company to profitability, and introducing a new brand strategy focused on elevating the Company’s profile as a leading fashion luxury player, he led the expansion of Ferragamo’s retail footprint, growing the number of retail stores from 17 to 46 during his 12-year tenure. Prior to Ferragamo, Mr. Ottomanelli served as Chief Financial Officer of Hugo Boss Fashions, Inc., the US affiliate of Hugo Boss worldwide. During his six years in this position, he helped to deliver unprecedented profitability to the Company.

Mr. Ottomanelli began his career at Deloitte & Touche, LLP. He graduated with a B.S. in Business Administration and Accounting from Bloomsburg University and is a C.P.A with certification from New York State.

Board Leadership Structure and Risk Oversight

Our Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our Board to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk. Our Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board consists of three directors, none of whom qualify as “independent” under the listing standards of Nasdaq.

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Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve until their successors have been elected and qualified.

Director Independence

Prior to the closing of the primary offering, our Board will be composed of a majority of “independent directors” as defined under the rules of The Nasdaq Stock Market LLC (“Nasdaq”). We use the definition of “independence” applied by Nasdaq to make this determination. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Nasdaq listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three (3) years was, an employee of the company;

•	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

•	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

•	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

Under such definitions, our Board has undertaken a review of the independence of each director. Based on the information provided by each director concerning his or her background, employment and affiliations, our Board has determined that none of our directors are independent directors of the Company. However, our Common Stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements.

Committees of the Board

Prior to our Common Stock being listed on Nasdaq, we will establish an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating and Governance Committee”). Each such committee of the Board will have the composition and responsibilities described below.

Audit Committee

We will establish an Audit Committee which will consist of three independent directors. The initial members of the audit committee will be Nicole Fernandez-McGovern, Obie McKenzie and Paul Wahlgren. Nicole Fernandez-McGovern will be the Chairperson of the audit committee. In addition, our Board has determined that Nicole Fernandez-McGovern is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

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•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our annual disclosure report;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

The Audit Committee is composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the Company intends to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Compensation Committee

We will establish a Compensation Committee of the Board which will consist of three independent directors. The initial members of the Compensation Committee are Obie McKenzie, Nicole Fernandez-McGovern and Salima Popatia, each of whom is an independent director. Each member of our Compensation Committee is also a non-employee director, as defined under Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. Obie McKenzie is the chairman of the compensation committee.

The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•	reviews, approves and determines, or makes recommendations to our Board regarding, the compensation of our executive officers;
•	administers our equity compensation plans;
•	reviews and approves, or makes recommendations to our Board, regarding incentive compensation and equity compensation plans; and
•	establishes and reviews general policies relating to compensation and benefits of our employees.

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Nominating and Corporate Governance Committee

We will establish a Nominating and Corporate Governance Committee consisting of two directors. The initial members of the nominating and corporate governance committee will be Salima Popatia and Paul Wahlgren. Julian Groves will serve as an advisor for a Nominating and Corporate Governance Committee with a right to advise and discuss with the members of the committee qualifications of the candidates. Mr. Groves will not have a right to nominate candidates or any other rights of the members of Nominating and Corporate Governance Committee. Salima Popatia is the Chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s duties, which are specified in our Nominating and Corporate Governance Committee Charter, include, but are not limited to:

•	identifying, reviewing and evaluating candidates to serve on our Board consistent with criteria approved by our Board;

•	evaluating director performance on our Board and applicable committees of our Board and determining whether continued service on our Board is appropriate;

•	evaluating nominations by stockholders of candidates for election to our Board; and

•	corporate governance matters.

Code of Ethics

Our Board plans to adopt a written code of business conduct and ethics (the “Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Such Code addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the Code. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code. A copy of the Code has been filed as an exhibit to the registration statement of which this prospectus is a part.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table provides information concerning all cash and non-cash compensation that have been or will be awarded to, earned by or paid during our fiscal year ended December 31, 2022(1) and December 31, 2021 to our Chief Executive Officer (principal executive officer) and Chief Design Officer. We refer to these individuals as our “named executive officers.”

Name and Principal Position(2)	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Maximiliano Ojeda,	2022	118,750	(3)	-	-	-	7,807	(4)	126,557
Chief Executive Officer	2021	75,000		-	-	-	-		75,000
Virginia Hilfiger	2022	103,750	(5)	-	-	-	-		103,750
Chief Design Officer	2021	75,000		-	-	-	-		75,000

(1)	Amounts for fiscal year 2022 include compensation awarded to, earned by or paid to our named executive officers as of January 12, 2023. No additional amounts of compensation will be awarded to, earned by or paid to our named executive officers in the fiscal year ending December 31, 2022.
(2)	No executive officer earned more than $100,000 in fiscal year 2021.
(3)	Up until July 19, 2022, Mr. Ojeda's salary was $75,000 annually; as of July 19, 2022 his salary increased to $180,000. $34,000 in cash compensation was paid to Mr. Ojeda and the balance of $84,750 has been accrued through December 31, 2022.
(4)	Represents auto lease and car insurance payments made in respect of automobile used by Mr. Ojeda in 2022.
(5)	Up until July 19, 2022, Ms. Hilfiger's salary was $75,000 annually; as of July 19, 2022, her salary increased to $144,000. $16,500 in cash compensation was paid to Ms. Hilfiger and the balance of $87,250 has been accrued through December 31, 2022.

Employment Agreements

We have executed the following employment agreements and consulting agreements with our named executive officers. The material terms of each of those arrangements are summarized below. The summaries are not complete description of all provisions of the employment arrangements and are qualified in their entirety by reference to the written employment arrangements, each filed as an exhibit to the registration statement of which this prospectus is a part.

Ojeda Employment Agreement. Maximiliano Ojeda, our Chairman and Chief Executive Officer, and the Company entered into a two-year Employment Agreement dated as of July 19, 2022 (the “Ojeda Employment Agreement”), which was amended and restated on October 13, 2022. The Ojeda Employment Agreement provides Mr. Ojeda with an annual base salary of $180,000, a bi-annual bonus of up to 100% of the annual base salary and shall be based upon the achievement of predetermined performance goals to be determined by the board of directors in their sole discretion. Upon the listing of the Company’s Common Stock on Nasdaq and subject to the approval of the Company’s Board of Directors, Mr. Ojeda shall be granted a five-year option to purchase 300,000 shares of the Company’s Common Stock as follows: 100,000 shares on the date the Company commences trading on a national exchange; 100,000 shares on the one-year anniversary of the date the Company commences trading on a national exchange; and 25,000 shares on the last day of each quarter, or March 31, June 30, September 30 and December 31, in each calendar year. The per share exercise price of the Option shall be equal to the initial public offering price.

Under the Ojeda Employment Agreement, in the event that Mr. Ojeda’s employment is terminated by us without cause (as described in the Ojeda Employment Agreement) or by Mr. Ojeda for good reason (as described in the Ojeda Employment Agreement), Mr. Ojeda would be entitled to (a) payment of any base salary earned but unpaid through the date of termination; (b) unused paid time off; (c) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements; and (d) any unreimbursed expenses incurred (collectively, the “Accrued Amounts”) plus for a period of 12 months Mr. Ojeda would be entitled to receive base salary and COBRA payments plus a lump sum payment equal to 100% of his base salary. If Mr. Ojeda is terminated (a) by us (i) for “cause” as defined in the Ojeda Employment Agreement; (ii) due to death or disability; (iii) non-renewal of the Ojeda Employment Agreement or (b) by Mr. Ojeda without good reason, then Mr. Ojeda would only be entitled to receive the Accrued Amounts.

Hilfiger Employment Agreement. Virginia Hilfiger, our Director and Chief Design Officer, and the Company entered into a two-year Employment Agreement dated as of July 19, 2022 (the “Hilfiger Employment Agreement”), which was amended and restated on October 13, 2022. The Hilfiger Employment Agreement provides Ms. Hilfiger with an annual base salary of $144,000, a bi-annual bonus of up to 100% of the annual base salary and shall be based upon the achievement of predetermined performance goals to be determined by the board of directors in their sole discretion. Upon the listing of the Company’s Common Stock on Nasdaq and subject to the approval of the Company’s Board of Directors, Ms. Hilfiger shall be granted a five year option to purchase 300,000 shares of the Company’s Common Stock as follows: 100,000 shares on the date the Company commences trading on a national exchange; 100,000 shares on the one-year anniversary of the date the Company commences trading on a national exchange; and 25,000 shares on the last day of each quarter, or March 31, June 30, September 30 and December 31, in each calendar year. The per share exercise price of the Option shall be equal to the initial public offering price.

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Under the Hilfiger Employment Agreement, in the event that Ms. Hilfiger’s employment is terminated by us without cause (as described in the Hilfiger Employment Agreement) or by Ms. Hilfiger for good reason (as described in the Hilfiger Employment Agreement), Ms. Hilfiger would be entitled to (a) payment of any base salary earned but unpaid through the date of termination; (b) unused paid time off; (c) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements; and (d) any unreimbursed expenses incurred (collectively, the “Accrued Amounts”) plus for a period of 12 months Ms. Hilfiger would be entitled to receive base salary and COBRA payments plus a lump sum payment equal to 100% of his base salary. If Ms. Hilfiger is terminated (a) by us (i) for “cause” as defined in the Hilfiger Employment Agreement; (ii) due to death or disability; (iii) non-renewal of the Hilfiger Employment Agreement or (b) by Ms. Hilfiger without good reason, then Ms. Hilfiger would only be entitled to receive the Accrued Amounts.

Groves Employment Agreement. Julian Groves, our Director and Chief Operating Officer and the Company entered into a two-year Employment Agreement dated as of July 19, 2022 (the “Groves Employment Agreement”), which was amended and restated on October 13, 2022. The Grove Employment Agreement provides Mr. Groves with an annual base salary of $130,000, a bi-annual bonus of up to 100% of the annual base salary and shall be based upon the achievement of predetermined performance goals to be determined by the board of directors in their sole discretion. Upon the listing of the Company’s Common Stock on Nasdaq and subject to the approval of the Company’s Board of Directors, Mr. Groves shall be granted a five-year option to purchase 300,000 shares of the Company’s Common Stock as follows: 100,000 shares on the date the Company commences trading on a national exchange; 100,000 shares on the one-year anniversary of the date the Company commences trading on a national exchange; and 25,000 shares on the last day of each quarter, or March 31, June 30, September 30 and December 31, in each calendar year. The per share exercise price of the option shall be equal to the initial public offering price.

Under the Groves Employment Agreement, in the event that Mr. Groves’ employment is terminated by us without cause (as described in the Groves Employment Agreement) or by Mr. Groves for good reason (as described in the Groves Employment Agreement), Mr. Groves would be entitled to (a) payment of any base salary earned but unpaid through the date of termination; (b) unused paid time off; (c) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements; and (d) any unreimbursed expenses incurred (collectively, the “Accrued Amounts”) plus for a period of 12 months Mr. Groves would be entitled to receive base salary and COBRA payments plus a lump sum payment equal to 100% of his base salary. If Mr. Groves is terminated (a) by us (i) for “cause” as defined in the Groves Employment Agreement; (ii) due to death or disability; (iii) non-renewal of the Groves Employment Agreement or (b) by Mr. Groves without good reason, then Mr. Groves would only be entitled to receive the Accrued Amounts.

 Harward Employment Agreement. Matt Harward, our Chief Marketing Officer, and the Company entered into a two-year employment agreement dated as of October 13, 2022 (the “Harward Employment Agreement”). The Harward Employment Agreement provides Mr. Harward with an annual base salary of $250,000, a bi-annual bonus of up to 100% of the annual base salary and shall be based upon the achievement of predetermined performance goals to be determined by the board of directors in their sole discretion. Upon the listing of the Company’s Common Stock on Nasdaq and subject to the approval of the Company’s Board of Directors, Mr. Harward shall be granted a five-year option to purchase 200,000 shares of the Company’s Common Stock as follows: 100,000 shares on the one-year anniversary of the date the Company commences trading on a national exchange; and 25,000 shares on the last day of each quarter, or March 31, June 30, September 30 and December 31, in each calendar year. The per share exercise price of the option shall be equal to the initial public offering price.

Under the Harward Employment Agreement, in the event that Mr. Harward’s employment is terminated by us without cause (as described in the Harward Employment Agreement) or by Mr. Harward for good reason (as described in the Harward Employment Agreement), Mr. Harward would be entitled to (a) payment of any base salary earned but unpaid through the date of termination; (b) unused paid time off; (c) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements; and (d) any unreimbursed expenses incurred (collectively, the “Accrued Amounts”) plus for a period of 12 months Mr. Harward would be entitled to receive base salary and COBRA payments plus a lump sum payment equal to 100% of his base salary. If Mr. Harward is terminated (a) by us (i) for “cause” as defined in the Harward Employment Agreement; (ii) due to death or disability; (iii) non-renewal of the Harward Employment Agreement or (b) by Mr. Harward without good reason, then Mr. Harward would only be entitled to receive the Accrued Amounts.

Martin Scott Agreement. Martin Scott CFO Consulting, a company owned by Martin Scott, our Chief Financial Officer, and the Company entered into agreement dated as of December 6, 2022 (the “Martin Scott Agreement”). Pursuant to this agreement, the term of engagement of Martin Scott, our Chief Financial Officer will expire upon date when the Company commences trading of its common stock on The Nasdaq Capital Market (“Listing Date”). Under the Martin Scott Agreement, in consideration for Mr. Scott’s services as Chief Financial Officer, Martin Scott CFO Consulting accrues a monthly cash retainer of $7,500 for each month of services from March 1, 2022 until the Listing Date, which shall be paid by the Company in one lump sum within five (5) working days following the Listing Date. As additional compensation, the Company granted Mr. Scott 40,000 restricted stock units that will vest twelve months after the Listing Date.

Ottomanelli Agreement. Vincent Ottomanelli, our Incoming Chief Financial Officer, and the Company entered into an independent contractor agreement dated as of November 3, 2022 and amended on December 2, 2022 (the “Ottomanelli Agreement”). Under the terms of Ottomanelli Agreement, the Company has engaged Vincent Ottomanelli to provide the Company with the financial consulting services prior to the Listing Date and to serve as a full-time Chief Financial Officer of the Company on and after the Listing Date. Prior to the Listing Date, the Company pays Mr. Ottomanelli a cash monthly fee of $7,500. On and after Listing Date, the Company shall pay Mr. Ottomanelli $10,000 per month. In addition, Mr. Ottomanelli will be entitled to a discretionary annual performance bonus of up to $36,000 which will be based on the achievement of performance goals to be predetermined by the Board, in its sole discretion. In the Ottomanelli Agreement, Mr. Ottomanelli was also granted a five-year unvested option to purchase a total of 200,000 shares of the Company’s common stock at an exercise price equal to the initial public offering price of the Common Stock. The option to purchase 20,000 shares will vest on the Listing Date and thereafter options to purchase 20,000 shares will vest quarterly, at the end of each fiscal quarter until March 31, 2025.

2022 Equity Incentive Plan

Overview

On August 15, 2022 our Board and our stockholders approved our 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan governs equity awards to our employees, directors, officers, consultants and other eligible participants. Initially, the maximum number of shares of our Common Stock that may be subject to awards under the 2022 Plan is 2,186,470. The maximum number of shares that are subject to awards under the 2022 is subject to an annual increase equal to the lesser of (i) 500,000 shares of our Common Stock; (ii) a number of shares of our Common Stock equal to 4% of the prior year’s maximum number or (iii) such number of shares of our Common Stock as determined by the 2022 Plan administrator. The 2022 Plan will not be effective until the day prior to the effective date of the registration statement related to the primary offering.

The purpose of 2022 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company’s business. The administrator of the 2022 Plan may, in its sole discretion, amend, alter, suspend or terminate the 2022 Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with legal and regulatory requirements relating to the administration of equity-based awards. Unless earlier terminated by the administrator, the 2022 Plan will terminate ten years from the date it is adopted by our Board.

Authorized Shares

Initially, the maximum number of shares of our Common Stock that may be subject to awards under the 2022 Plan is 2,186,470. The maximum number of shares that are subject to awards under the 2022 Plan is subject to an annual increase equal to the lesser of (i) 500,000 shares of our Common Stock; (ii) a number of shares of our Common Stock equal to 4% of the prior year’s maximum number or (iii) such number of shares of our Common Stock as determined by the 2022 Plan administrator.

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Additionally, if any award issued pursuant to the 2022 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, as provided in the 2022 Plan, or, with respect to restricted stock, restricted stock units (“RSUs”), performance units or performance shares, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2022 Plan (unless the 2022 Plan has terminated). With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2022 Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2022 Plan (unless the 2022 Plan has terminated). Shares that have actually been issued under the 2022 Plan under any award will not be returned to the 2022 Plan and will not become available for future distribution under the 2022 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such shares will become available for future grant under the 2022 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholdings related to an award will become available for future grant or sale under the 2022 Plan. To the extent an award under the 2022 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2022 Plan. Notwithstanding the foregoing and, subject to adjustment as provided in the 2022 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated above, plus, to the extent allowable under Section 422 of the Code and regulations promulgated thereunder, any shares that become available for issuance under the 2022 Plan in accordance with the foregoing.

Plan Administration

One or more committees appointed by our Board will administer the 2022 Plan. Initially, the Compensation Committee shall administer the 2022 Plan. In addition, if the Company determines it is desirable to qualify transactions under the 2022 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including the power to determine the fair market value of our Common Stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2022 Plan, rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the 2022 Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the administrator may deem necessary or advisable and modify or amend each award (subject to the provisions of the 2022 Plan), including the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option or stock appreciation right (subject to the provisions of the 2022 Plan), to allow participants to satisfy withholding tax obligations in a manner permissible under the 2022 Plan, to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an award previously granted by the administrator and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants.

Eligibility

Awards under the 2022 Plan, other than incentive stock options, may be granted to employees (including officers and directors) of the Company or a parent or subsidiary, members of our Board, or consultants engaged to render bona fide services to the Company or a parent or subsidiary. Incentive stock options may be granted only to employees of the Company or a subsidiary, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

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Stock Options

Stock options may be granted under the 2022 Plan. The exercise price of options granted under the 2022 Plan generally must at least be equal to the fair market value of our Common Stock on the date of grant. The term of each option will be as stated in the applicable award agreement; provided, however, that the term may be no more than 10 years from the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, they may exercise their option for the period of time stated in their option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for nine months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Common Stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of service of an employee, director or consultant, they may exercise their stock appreciation right for the period of time stated in their stock appreciation right agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for nine months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our Common Stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of shares of our Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2022 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Company); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to the Company’s right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under the 2022 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our Common Stock. Subject to the provisions of the 2022 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares of our Common Stock or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied.

Performance Awards

Performance awards may be granted under the 2022 Plan. Performance awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will set objectives or vesting provisions, that, depending on the extent to which they are met, will determine the value the payout for the performance awards. The administrator may set vesting criteria based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. Each performance award’s threshold, target, and maximum payout values are established by the administrator on or before the grant date. After the grant of a performance award, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance award. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, in shares, or in some combination thereof.

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 Non-Employee Directors

The 2022 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2022 Plan. The 2022 Plan includes a maximum limit of $100,000 of equity awards that may be granted to a non-employee director in any fiscal year, increased to $200,000 in connection with his or her initial service. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with accounting principles generally accepted in the United States). Any equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to the Company’s non-employee directors.

Non-transferability of Awards

Unless the administrator provides otherwise, the 2022 Plan generally does not allow for the transfer of awards other than by will or by the laws of descent and distribution and only the recipient of an award may exercise an award during their lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in the Company’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2022 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2022 Plan or the number, and price of shares covered by each outstanding award and the numerical share limits set forth in the 2022 Plan.

Dissolution or Liquidation

In the event of the Company’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

The 2022 Plan provides that in the event of the Company’s merger with or into another corporation or entity or a “change in control” (as defined in the 2022 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by the Company without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type, similarly. In the event that awards (or portion thereof) are not assumed or substituted for in the event of a merger or change in control, the participant will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and RSUs or performance awards will lapse and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company or any of the Company’s subsidiaries or parents, as applicable. If an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the vested option or stock appreciation right will terminate upon the expiration of such period.

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For awards granted to an outside director, the outside director will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares underlying such award, including those shares which would not be vested or exercisable, all restrictions on restricted stock and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company or any of its subsidiaries or parents, as applicable.

Clawback

Awards will be subject to any Company clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return or reimburse the Company all or a portion of the award or shares issued under the award, any amounts paid under the award and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination

The administrator has the authority to amend, suspend or terminate the 2022 Plan provided such action does not impair the existing rights of any participant. The 2022 Plan automatically will terminate on August 15, 2032, unless it is terminated sooner.

Equity Compensation Plan Information

As of January 12, 2023, there have been no grants made under the 2022 Plan.

Executive Compensation Philosophy

Our Compensation Committee determines the compensation given to our executive officers in its sole determination. Our Compensation Committee reserves the right to pay our executives or any future executives a salary, and/or issue them shares of Common Stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies.

Incentive Bonus

The Compensation Committee may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the Compensation Committee believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-Term, Stock-Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy, we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our compensation committee.

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Director Compensation

As of January 12, 2023, we have not paid any board of directors compensation during 2022 and we will not pay any board of directors compensation during the fiscal year ending December 31, 2022.

Director Compensation Program

Prior to this offering, we did not have a formal policy to compensate our independent directors and did not pay any cash compensation to any of non-employee directors. Immediately prior to the completion of the primary offering, we intend to implement a formal policy pursuant to which our independent directors will be eligible to receive the following cash retainers and equity awards:

Annual Retainer for Board Membership
Annual service for board of directors	$35,000

Additional Annual Retainer for Committee Membership
Annual service as a member of the audit committee (other than chair)	$7,500
Annual service as chair of the audit committee	$12,000
Annual service a member of the compensation committee (other than chair)	$5,000
Annual service as chair of the compensation committee	$10,000
Annual service as member of the nominating and corporate governance committee (other than the chair)	$4,000
Annual service as chair of the nominating and corporate governance committee	$8,000

Our policy will provide that, upon initial election to our board of directors, each non-employee director will automatically be granted a restricted stock unit (“RSU”) grant with a value of $100,000, or the Initial Grant, based on the closing price of our Common Stock on the date of grant (or with respect to the initial grant to our initial non-employee directors, based on the initial public offering price), to vest in equal annual installments over three years subject to continued service as a director through each applicable vesting date. Furthermore, on the date of each of our annual meeting of stockholders following the completion of the primary offering, each non-employee director who will continue as a non-employee director following such meeting (other than any such director who received an Initial Grant within the immediately preceding three months) will be automatically granted an RSU grant with a value of $100,000, or the Annual Grant, based on the closing price of our Common Stock on the date of grant, to vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to continued service as a director through the applicable vesting date.

The Initial Grant and Annual Grant shall accelerate and vest in full upon a Sale Event as defined in our 2022 Plan. Employee directors will receive no additional compensation for their service as a director.

We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

Outstanding Equity Awards at Fiscal Year-End

On December 6, 2022, the Company granted 40,000 restricted stock units to a consulting firm controlled by Martin Scott, our Chief Financial Officer, that will vest twelve months after the Listing Date and will be converted to 40,000 shares of our common stock and issued upon vesting,

There were no other outstanding equity awards as of January 12, 2023 and there will be no other outstanding equity awards as of December 31, 2022.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of January 12, 2023 with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of Company voting stock, (2) each of our directors, (3) each executive officer, and (4) all of our current directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the SEC and includes any shares of company voting stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of January 12, 2023. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. Applicable percentage ownership in the following table is based on 11,689,230 shares of Common Stock issued and outstanding on January 12, 2023, and 13,189,230 shares of Common Stock issued and outstanding after the primary offering (excludes (i) 700,000 shares of our Common Stock underlying warrants issued to investors in the Second Private Placement (ii) 75,000 shares of our Common Stock underlying the representative’s warrants in the primary offering (or 86,250 shares if the underwriters in the primary offering exercise the over-allotment option in full); (iii) 100,000 shares of our Common Stock underlying options to be issued to Maximiliano Ojeda, our CEO, upon the listing of our Common Stock on Nasdaq; (iv) 100,000 shares of our Common Stock underlying options to be issued to Virginia Hilfiger, our Chief Design Officer, upon the listing of our Common Stock on Nasdaq; (v) 100,000 shares of our Common Stock underlying options to be issued to Julian Groves, our Chief Operating Officer, upon the listing of our Common Stock on Nasdaq, (vi) 100,000 shares of our Common Stock underlying options to be issued to Matt Harward, our Chief Marketing Officer, upon the listing of our Common Stock on Nasdaq, (vii) 78,225 shares of our Common Stock underlying outstanding warrants issued to Boustead Securities LLC in connection with its role as placement agent in the Initial Private Placement or (viii) 200,000 shares of our Common Stock underlying an unvested option granted to Vincent Ottomanelli pursuant to the Ottomanelli Agreement, our incoming Chief Financial Officer after the Listing Date; and (ix) 40,000 shares of our common stock that will be issued upon the vesting of 40,000 restricted stock units granted to a consulting firm controlled by Martin Scott, our Chief Financial Officer, plus, for each individual, any securities that individual has the right to acquire within 60 days of January 12, 2023.

To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Name and Address of Beneficial Owner (1)	Title	Beneficially owned		Percent of Class Before Offering	Percent of Class After Offering
Officers and Directors
Maximiliano Ojeda	Chief Executive Officer, Chairman	3,965,610	(2)	33.9%	30.1%
Virginia Hilfiger	Director, Chief Design Officer	3,965,610	(3)	33.9%	30.1%
Julian Groves	Chief Operating Officer	689,780	(2)	5.9%	5.2%
Martin Scott	Chief Financial Officer	—		—	*
Matt Harward	Chief Marketing Officer	—		—	*
All Officers and Directors as a Group (total of 5 persons)
		8,621,000		73.8%	65.4%

5% Beneficial Owners of a Class of Voting Stock
Maximiliano Ojeda		3,965,610		33.9%	30.1%
Virginia Hilfiger		3,965,610		33.9%	30.1%

*	Less than 1%

(1)	Except as noted below, the address for all beneficial owners in the table above is c/o MGO Global Inc., 1515 SE 17th Street, Suite 121/#460596, Fort Lauderdale, Florida 33346.
(2)	Includes 394,000 shares of our Common Stock owned by MGOTEAM LLC of which Maximiliano Ojeda, our CEO, shares control over voting and disposition with Virginia Hilfiger
(3)	Includes 394,000 shares of our Common Stock owned by MGOTEAM LLC of which Virginia Hilfiger, our Chief Design Officer control over voting and disposition with Virginia Hilfiger
(2)	Includes 150,000 shares of our Common Stock that are beneficially owned by Globally Digital Ltd., a company owned and controlled by our Chief Operating Officer, Julian Groves. The address of Mr. Groves is c/o Globally Digital Ltd, 3 Hertford Avenue, East Sheen, London, SW14 8EF.

 SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of January 12, 2023, by the selling stockholders identified below (the “Selling Stockholders”) prior to the offering contemplated by this prospectus, the number of shares each Selling Stockholder is offering by this prospectus, and the number of shares which each would own beneficially if all such offered shares are sold. The Selling Stockholders can offer all, some or none of their shares of Common Stock, and thus we have no way of determining the number of shares of Common Stock each Selling Stockholder will hold after this offering. Therefore, the fourth and fifth columns assume that each Selling Stockholder will sell all shares of Common Stock covered by this prospectus.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the Selling Stockholders, other than Boustead Securities LLC, is a registered broker-dealer or an affiliate of a registered broker-dealer. 1,180,000 of the shares being registered for resale by the Selling Stockholders were acquired by 19 investors in the Company’s offering of Common Stock at $1.00 per share in December 2021 through June 2022. Additionally, 1,478,225 of the shares being registered for resale by the Selling Stockholders consist of 700,000 shares of Common Stock, 700,000 shares underlying warrants that were acquired by 7 investors in the Company’s offering of Common Stock at $1.00 per share in October 2022 and 78,225 shares underlying warrants held by Boustead Securities LLC.

The percentages below are calculated based on 11,689,230 shares of our Common Stock issued and outstanding as of January 12, 2023.

	Common Stock Beneficially Owned by	Number of Shares Offered by	Common Stock Beneficially Owned After this Offering (1)
Name of Selling Stockholder	Prior to this Offering	Selling Stockholder	Number of Shares	Percent of Class
Adewale Adegbenro (2)	50,000	50,000	0	0
Omoniyi Aderinokyn (3)	25,000	25,000	0	0
BaseStones, Inc. (4)	500,000	500,000	0	0
Bukola Bolaji (5)	50,000	50,000	0	0
Chris Etherington (6)	50,000	50,000	0	0
Coyle Family Living Trust (7)	10,000	10,000	0	0
Equity Trust Company Custodian FBO Erick Rabins IRA (8)	25,000	10,000	15,000	0.13
Eternal Horizon International Company Limited (9)	375,000	375,000	0	0
Gilbert Bradshaw and Marin Bradshaw (10)	10,000	10,000	0	0
Lam Wing Kai (11)	100,000	100,000	0	0
Mark Olivier (12)	50,000	50,000	0	0
Mike Gatto and Danielle Gatto (13)	25,000	25,000	0	0
Brendan O'Neil (14)	50,000	50,000	0	0
Oleta Investments, LLC (15)	425,000	425,000	0	0
One10 Food Sciences Pte Ltd (16)	100,000	100,000	0	0
Michael T. Rich (17)	125,000	125,000	0	0
Louis Sanzo (18)	125,000	125,000	0	0
Patricia Sorbara (19)	20,000	20,000	0	0
Varkes Churukian and Zovinar Churukian (20)	25,000	25,000	0	0
Vertical Holdings, LLC (21)	200,000	200,000	0	0
Wu Rui (22)	255,000	255,000	0	0
Boustead Securities LLC (23)	78,225	78,225	0	0
Total	2,673,225	2,658,225	15,000	0.13

(1)	Assumes all of the shares of Common Stock offered by the Selling Stockholders pursuant to the Resale Prospectus are sold and that the Selling Stockholders buy or sell no additional shares of Common Stock prior to the completion of this offering. The registration of these shares does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus. Based on 11,689,230 shares of Common Stock issued and outstanding as of January 12, 2023.

(2)	The Selling Stockholder has voting and investment power with respect to these shares. The address of the Selling Stockholder is 4315 York Rd., Baltimore, MD 21212.

(3)	The Selling Stockholder has voting and investment power with respect to these shares. The address of the Selling Stockholder is 130-11 178th St., Jamaica, NY 11434.

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(4)	Mohammad Ansari is the President of the Selling Stockholder and has voting and investment power over the shares. The number of shares or percentage of shares owned in each column includes 250,000 shares of Common Stock issuable upon the full exercise of a warrant held by the Selling Stockholder. The address of the Selling Stockholder is 1901 Avenue of the Stars #200, Los Angeles, CA 90067.

(5)	The Selling Stockholder has voting and investment power with respect to these shares. The address of the Selling Stockholder is 124 Pendleton Place, Staten Island, NY, 10301.

(6)	The Selling Stockholder has voting and investment power with respect to these shares. The number of shares or percentage of shares owned in each column includes 25,000 shares of Common Stock issuable upon the full exercise of a warrant held by the Selling Stockholder. The address of the Selling Stockholder is 48 Iron Horse Trail, Ladera Ranch, CA 92694.

(7)	Andrew J. Coyle is the Trustee of the Selling Stockholder and has voting and investment power over the shares. The address of the Selling Stockholder is 1771 Thurston Dr., Laguna Beach, CA 92651.

(8)	Erick Rabins is the beneficiary of the Selling Stockholder and has voting and investment power over the shares. The address of the Selling Stockholder is 113 Cherry Street #62753, Seattle, WA 98104.

(9)	Jie Xu is the owner of the Selling Stockholder and has voting and investment power over the shares. The address of the Selling Stockholder is 30 de Castro St PO Box 4518, Wickams Cay, British Virgin Islands.

(10)	Gilbert Bradshaw and Marin Bradshaw have voting and investment power with respect to these shares. The address of the Selling Stockholder is 3368 Nevada Avenue, Costa Mesa, CA 92626.

(11)	The Selling Stockholder has voting and investment power with respect to these shares. The address of the Selling Stockholder is 6/F, Block G Wai Kee House 91 Sai Yee Street, Mongkok, 852, Hong Kong.

(12)	The Selling Stockholder has voting and investment power with respect to these shares. The number of shares or percentage of shares owned in each column includes 25,000 shares of Common Stock issuable upon the full exercise of a warrant held by the Selling Stockholder. The address of the Selling Stockholder is 10882 Coronel Road, Santa Ana, CA 92705.

(13)	Mike Gatto and Danielle Gatto have voting and investment power with respect to these shares. The address of the Selling Stockholder is 1452 Plaza Francisco, Palos Verdes Estates, CA 90274.

(14)	The Selling Stockholder has voting and investment power with respect to these shares. The address of the Selling Stockholder is 3053 Fillmore St. Suite 256, San Francisco, CA, 94123.

(15)	Chris Etherington is the Manager Member of the Selling Stockholder and has voting and investment power over the shares. The number of shares or percentage of shares owned in each column includes 200,000 shares of Common Stock issuable upon the full exercise of a warrant held by the Selling Stockholder. The address of the Selling Stockholder is 318 N. Carson Street, Suite 208, Carson City, NV 89701.

(16)	Timothy Londergan is the Chief Executive Office of the Selling Stockholder and has voting and investment power over the shares. The address of the Selling Stockholder is 10-01, George Street, Singapore, 049145 Singapore.

(17)	The Selling Stockholder has voting and investment power with respect to these shares. The number of shares or percentage of shares owned in each column includes 50,000 shares of Common Stock issuable upon the full exercise of a warrant held by the Selling Stockholder. The address of the Selling Stockholder is 289 Bryant Ave, Plainedge, NY 11756.

(18)	The Selling Stockholder has voting and investment power with respect to these shares. The number of shares or percentage of shares owned in each column includes 50,000 shares of Common Stock issuable upon the full exercise of a warrant held by the Selling Stockholder. The address of the Selling Stockholder is 32 Boulevard, Malba, NY 11357.

(19)	The Selling Stockholder has voting and investment power with respect to these shares. The address of the Selling Stockholder is 14 Wood Hallow Lane, Fort Salonga, NY 11768.

(20)	Varkes Churukian and Zovinar Churukian have voting and investment power with respect to these shares. The address of the Selling Stockholder is 26664 Trillium Drive, Farmington Hills, MI 48331.

(21)	Kevan Casey is the Manager of the Selling Stockholder and has voting and investment power over the shares. The number of shares or percentage of shares owned in each column includes 100,000 shares of Common Stock issuable upon the full exercise of a warrant held by the Selling Stockholder. The address of the Selling Stockholder is 9337B Katy Freeway #296, Houston, TX 77024.

(22)	The Selling Stockholder has voting and investment power with respect to these shares. The address of the Selling Stockholder is Flat G12/F Block 23 Park Island Ma Wan, NT, Hong Kong.

(23)	Keith Moore is the Chief Executive Officer of the Selling Stockholder and has voting and investment power over the shares. The number of shares or percentage of shares owned in each column consists of or is based upon 78,225 shares of Common Stock issuable upon the full exercise of the warrant held by the Selling Stockholder. The address of the Selling Stockholder is 6 Venture, Suite 395, Irvine, CA 92618.

We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company borrowed $72,877 from the Company’s officers, Maximiliano Ojeda and Virginia Hilfiger and paid them $25,500 for the year ended December 31, 2021. The Company also received $8,942 and paid $0 from and to these officers for the year ended December 31, 2020. During the first nine months ended September 30, 2022, the Company borrowed $25,000 from and repaid $7,476 to these officers; and for the same nine-month period in 2021, officers and shareholders loaned the Company $52,877 and the Company repaid $4,508. These borrowings do not have a fixed maturity date or stated rate of interest.

As of September 30, 2022 and December 31, 2021, the balance of loans payable to our officers was $120,794 and $103,270, respectively. Related party imputed interest recorded for the nine-month periods ended September 30, 2022 and 2021 totaled $10,346 and $7,892, respectively. During the years ended December 31, 2021 and December 31, 2020, related parties imputed interest was $10,519 and $6,176, respectively. The imputed interest was recorded as interest expense and an increase in additional paid-in capital based on a rate of 12%

For the nine months ended September 30, 2022 and 2021, the Company owed reimbursement of e-commerce expense of $10,378 and $0, respectively, to Julian Groves, our Chief Operating Officer and Director.

For the nine months ended September 30, 2022 and 2021, the Company recorded and reimbursed $10,800 and $9,600 respectively, in month to month rent expense to Virginia Hilfiger, our Chief Design Officer and Director. For the years ended December 31, 2021 and December 31, 2020, the Company recorded $14,568 and $14,400 respectively, in month to month rent expense to Virginia Hilfiger, our Chief Design Officer and Director and Maximiliano Ojeda, our Chairman and Chief Executive Officer.

The accrued payroll owed to our Chief Executive Officer, Chief Design Officer, and Chief Operating Officer as of September 30, 2022 and December 2021 was $510,547 and $298,297, respectively. The accrued payroll owed to our Chief Executive Officer, Chief Design Officer, and Chief Operating Officer as of December 31, 2021 and December 31, 2020 was $298,297 and $85,297, respectively.

Promoters and Certain Control Persons

Each of our executive officers may be deemed a "promoter" as defined by Rule 405 of the Securities Act. For information regarding compensation, including items of value that have been provided or that may be provided to these individuals, please refer to "Executive Compensation" above.

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DESCRIPTION OF SECURITIES

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our Charter and our Bylaws as currently in effect. Copies of our Certificate of Incorporation and our Bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

General

The Company is authorized to issue 170,000,000 shares of capital stock, 150,000,000 shares of which are Common Stock, and 20,000,000 shares of which are preferred stock, par $0.00001 per share (“Preferred Stock”). As of January 12, 2023, there were 45 holders of record of our Common Stock.

Common Stock

The holders of our Common Stock are entitled to the following rights:

Voting Rights. Each share of our Common Stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders.

Dividend Rights. Subject to limitations under the DGCL, holders of our Common Stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of our Common Stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities.

Other Matters. The holders of our Common Stock that are not to be issued upon conversion of the convertible promissory notes have no subscription, redemption or conversion privileges; in addition, such Common Stock does not entitle its holders to preemptive rights. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Preferred Stock

As of January 12, 2023, we have not issued any shares of Preferred Stock. However, our Board has the authority to issue up to 20,000,000 shares of Preferred Stock in one or more classes or series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

While we do not currently have any plans for the issuance of any shares of Preferred Stock, the issuance of shares of Preferred Stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock on the rights of holders of the Common Stock until the Board determines the specific rights of the holders of the Preferred Stock; however, these effects may include:

●	Restricting dividends on the Common Stock;

●	Diluting the voting power of the Common Stock;

●	Impairing the liquidation rights of the Common Stock; or

●	Delaying or preventing a change in control of the Company without further action by the stockholders.

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Warrants

From December 2021 through February 2022, we issued warrants to purchase 78,225 shares of our Common Stock at an exercise price of $1.00 per share to Boustead Securities, LLC, as placement agent in the Initial Private Placement.

Options

As of September 30, 2022 and December 31, 2021, the Company had no issued and outstanding stock options.

Notes

None.

Exclusive Forum

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Company’s Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors or officers, which may discourage lawsuits against us or our directors or officers. The provision does not apply to any actions arising under the Securities Act and the Exchange Act, as is set forth in Article VII of our certificate of incorporation. See “Risk Factors.”

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

105

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction; or

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Transhare Corporation, located at Bayside Center 1, 17755 US Highway 19N, Suite 140, Clearwater, Florida 33764. Transhare’s phone number is 303-662-1112 and its website is www.transhare.com.

Listing

Our Common Stock has been approved for listing on the Nasdaq Capital Market under the symbol “MGOL”.

SHARES ELIGIBLE FOR FUTURE SALE

There is not currently an established U.S. trading market for our Common Stock. We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Sales of substantial amounts of our Common Stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon completion of the sale of 1,500,000 shares of our Common Stock pursuant to this offering, we will have 13,189,230 shares of our Common Stock issued and outstanding. In the event the underwriters in the primary offering exercise the over-allotment option in full, we will have 13,414,230 shares of our Common Stock issued and outstanding. The Common Stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

All previously issued shares of our Common Stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 under the Securities Act, which are summarized below.

In general, a person who has beneficially owned restricted shares of our Common Stock for at least nine months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

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•	1% of the number of shares of our Common Stock then outstanding; or

•	1% of the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice, and other provisions of Rule 144, to the extent applicable.

Lock-Up Agreements

We and our officers, directors and more than 98% of our stockholders, who are not Selling Stockholders, have agreed with the underwriters in our primary offering not to sell, transfer or dispose of any shares or similar securities for six (6) to twelve (12) months from the date on which our Common Stock is trading on Nasdaq. The underwriters have agreed to waive the lock-up requirement for shares of Common Stock being sold by the selling stockholders named in the Resale Prospectus.

We, and our officers, directors and holders of 5% or greater of our Common Stock have agreed to be locked up for a period of twelve (12) months from the date on which the trading of our Common Stock commences. Holders less than 5% of our Common Stock (other than one holder who owns less than 2% of our Common Stock) have agreed to be locked up for a period of six (6) months from the date on which the trading of our Common Stock commences During the lock-up period, without the prior written consent of the representative, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

The representative of the underwriters in the primary offering may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

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PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Notwithstanding anything to the contrary stated above, until trading of the Common Stock commences on Nasdaq, sales by the selling stockholders will occur at a fixed price, which will be the offering price of $5.00 per share. The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker- dealer for the sale of our Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of our Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of our Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Stockholder that it may not use shares registered on this prospectus to cover short sales of our Common Stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of our Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of our Common Stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPERTS

The audited consolidated financial statements of MGO Global Inc. and its subsidiaries included in this prospectus have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

LEGAL MATTERS

The validity of the Common Stock covered by this prospectus will be passed upon by Carmel, Milazzo & Feil LLP. Carmel, Milazzo & Feil LLP have been issued 30,000 shares of our Common Stock as partial payment of its legal fees.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.mgoglobalinc.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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MGO GLOBAL INC.

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MGO GLOBAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of September 30,	As of December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$20,586	$87,922
Accounts Receivable	52,596	3,285
Other current assets	17,203	9,339
Prepaid Expense	31,680	-
Prepaid royalty expense	-	401,330
Inventories	92,347	68,406
Total current assets	214,412	570,282
Total assets	$214,412	$570,282

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$619,135	$272,401
Accounts payable – related party	49,933	36,178
Accrued liabilities	114,945	225,894
Accrued payroll	510,547	298,297
Other current liabilities	20,464	13,634
Current portion of loan payable	16,989	13,768
Loan payable - related parties	120,794	103,270
Total current liabilities	1,452,807	963,442

Loan payable	–	20,847
Total liabilities	1,452,807	984,289

Stockholders' deficit:
Preferred stock, $0.00001 par value, 20,000,000 shares authorized, and 0 shares issued and outstanding, at September 30, 2022	0	-
Common stock, par value $0.00001, authorized 1500,000,000 shares; 10,868,000 shares issued and outstanding at September 30, 2022 and common stock, par value $0.00001, authorized 20,000,000 shares; 9,593,000 shares issued and outstanding at December 31, 2021	109	96
Additional paid in capital	4,123,349	2,866,558
Accumulated deficit	(5,072,751)	(3,213,690)
Total MGO stockholders' deficit	(949,293)	(347,036)
Non-controlling interest	(289,102)	(66,971)
Total stockholder's deficit	(1,238,395)	(414,007)
Total liabilities and stockholders' deficit	$214,412	$570,282

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-1

MGO GLOBAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021

Sales, net	$336,103	$557,641
Cost of Goods Sold	77,558	296,427
Gross profit	258,545	261,214

Operating expenses:
Selling expenses	23,728	16,869
E-Commerce expenses	317,345	274,873
Payroll expenses	358,931	208,173
Royalty Expense	987,412	57,848
Third-party logistics services	36,402	41,652
Rent expense – related party	10,800	9,600
General and administrative expenses	493,387	34,759
Total operating expenses	2,228,005	643,774

Operating loss	(1,969,460)	(382,560)

Other (income) expenses:
Finance expense	111,346	21,859
PPP loan forgiveness	-	(41,600)
Exchange gain/loss, net	386	12,483
Total other (income) expenses	111,732	(7,258)

Loss before income taxes	(2,081,192)	(375,303)

Income tax expense	-	-
Net loss	$(2,081,192)	$(375,303)
Less: net loss attributable to noncontrolling interest	(222,131)	–
Net loss attributable to MGO stockholders	(1,859,061)	(375,303)

Basic and diluted weighted average shares outstanding	10,818,000	8,818,000

Basic and diluted net loss per share to MGO stockholders	$(0.18)	$(0.04)

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-2

MGO GLOBAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ DEFICIT

(UNAUDITED)

							Total
					Additional		MGO		Total
	Common Stock		Preferred Shares		Paid-In	Accumulated	Stockholder's	Non-controlling	Stockholder's
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (deficit)	Interests	Equity (deficit)

Balance at December 31, 2020	8,818,000	88	-	-	2,022,515	(2,307,3640)	(284,762)	-	(284,762)

Imputed interest	-	-	-	-	7,892	-	7,892	-	7,892
Net loss	-	-	-	-	-	(375,303)	(375,303)	-	(375,303)
Balance at September 30, 2021	8,818,000	88	-	-	2,030,407	(2,682,667)	(652,173)	-	(652,173)

Balance at December 31, 2021	9,593,000	$96	-	$-	$2,866,558	$(3,213,690)	$(347,036)	$(66,971)	$(414,007)

Shares issued for cash	1,225,000	12	-	-	1,095,359	-	1,095,371	-	1,095,371
Shares issued for services	50,000	1	-	-	49,999	-	50,000	-	50,000
Capital contributions	-	-	-	-	15,400	-	15,400	-	15,400
Warrants issued for financing expenses	-	-	-	-	85,686	-	85,686	-	85,686
Imputed interest	-	-	-	-	10,346	-	10,346	-	10,346
Net loss	-	-	-	-	-	(1,859,061)	(1,859,061)	(222,131)	(2,081,192)
Balance at September 30, 2022	10,868,000	$109	-	$-	$4,123,349	$(5,072,751)	$(949,293)	$(289,102)	$(1,238,395)

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-3

MGO GLOBAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(UNAUDITED)

	For the Nine months ended September 30, 2022	For the Nine months ended September 30, 2021
Cash flows from operating activities:
Net loss	$(2,081,192)	$(375,303)
Adjustments to reconcile net loss to net cash used in operating activities:
Imputed interest	10,346	7,892
Stock compensation expense	50,000	-
Warrants issued for financing expenses	85,686	-
Loan Forgiveness - PPP	-	(41,600)
Net changes in operating assets & liabilities:
Accounts receivable	(49,311)	(14,924)
Inventory	(23,941)	88,894
Prepaid royalty expense	(39,544)	-
Other current assets	-	9,339
Accrued payroll	212,250	74,453
Accounts payable – related party	13,755	-
Accounts payable and accrued liabilities	643,946	75,838
Net cash used in operating activities	(1,178,005)	(175,411)

Cash flows from financing activities:
Shares issued for cash	1,095,371	-
Proceeds from loans payable - related party	25,000	52,877
Repayments of loans payable - related party	(7,476)	(4,508)
Repayment of loans payable	(42,626)	(14,000)
Proceeds from loans payable	40,400	50,000
Net cash provided by financing activities	1,110,669	84,369

Net decrease in cash	(67,336)	(91,042)
Cash at beginning of period	87,922	116,652
Cash at end of period	$20,586	25,610

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-4

MGO GLOBAL INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

NOTE 1 - ORGANIZATION AND OPERATIONS

MGO Global, Inc. (“MGO”, “we”, “us”, “our”, or the “Company”), was formed on November 30, 2021, which operates through its subsidiary, MGOTEAM 1 LLC that designs, manufactures, licenses, distributes, advertises, and sells a range of products under the soccer legend Lionel (‘Leo”) Messi brand “Messi Brand”. The Messi Brand is a premium lifestyle brand with a sporty edge and sells their products under their website www.themessistore.com.

On October 29, 2018, the Company entered into a Trademark License Agreement with Leo Messi Management SL (“LMM”). LMM grants the Company a worldwide license, in order to use the Trademarks with the purpose of developing, manufacturing, trading and promoting of the Leo Messi Products.

On November 20, 2021, the Company entered into a Trademark License Agreement with LMM to have the worldwide license to use Leo Messi’s Trademarks for the purpose of developing, manufacturing, marketing, and promoting his products. The Company is to pay LMM a minimum guaranteed amount on account of royalties amounting to Four Million Euros (4,000,000€), net of taxes and last payment due on November 15, 2024.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

MGOTEAM 1, LLC was formed on October 11, 2018, and the Company entered into a Rollover Agreement by and among MGOTEAM 1 LLC and members of MGOTEAM 1 LLC on December 6, 2021. All of the members of MGOTEAM 1 LLC, except for one member who owns an 11.82% membership interest in MGOTEAM 1 LLC, exchanged all of their membership interests with the Company for 8,818,000 shares of the Company’s Common Stock. We account for that remaining minority interest in MGOTEAM 1 LLC as non-controlling interest. Both the Company and MGGTEAM 1 LLC were under common control, the series of contractual arrangements between the Company and MGGTEAM 1 LLC in December 6, 2021 constituted a reorganization under common control and are required to be retrospectively applied to the consolidated financial statements at their historical amounts. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including issued shares and earnings per share, which have been revised to reflect the effects of the reorganization in accordance with ASC 250 as of December 31, 2021 and 2020. ASC 250 requires that a change in the reporting entity from reorganization entities under common control, be retrospectively applied to the financials statements of all prior periods when the financial statements are issued for a period that includes the date the change in reporting entity of the transaction occurred.

Principles of Consolidation

The condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Reclassifications

Certain accounts have been reclassified to conform with classifications adopted in the period ended September 30, 2022. Such reclassifications had no effect on net earnings or financial position.

Accounts Receivable

Accounts receivables are carried at their estimated collectible amounts, net of any estimated allowances for doubtful accounts. We grant unsecured credit to our customer’s deemed credit worthy. Ongoing credit evaluations are performed and potential credit losses estimated by management are charged to operations on a regular basis. At the time any particular account receivable is deemed uncollectible, the balance is charged to the allowance for doubtful accounts. As of September 30, 2022 and December 31, 2021, the Company had no allowance for accounts receivable.

F-5

Inventory

Inventory consists of raw materials and finished goods ready for sale and is stated at the lower of cost or net realizable value. We value inventories using the weighted average costing method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. We regularly review inventory and consider forecasts of future demand, market conditions and product obsolescence. If the estimated realized value of our inventory is less than cost, we make provisions in order to reduce its carrying value to its estimated net realizable value.

Prepaid Royalty Expense

The Company is required to pay 500,000€ every five months according to the Trademark License Agreement payment schedule with LMM signed on November 20, 2021. The Company records each installment payment as prepaid expense and amortized over the license period granted by LMM. See Note10.

Revenue Recognition

The Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenue transactions associated with the sale of the Leo Messi Brand products, comprise a single performance obligation, which consists of the sale of products to customers either through direct wholesale or online sales through our website www.themessistore.com. We satisfy the performance obligation and record revenues when transfer of control to the customer has occurred, based on the terms of sale. A customer is considered to have control once they are able to direct the use and receive substantially all of the benefits of the product. Control is transferred to wholesale customers upon shipment or upon receipt depending on the country of the sale and the agreement with the customer. Control transfers to online customers at the time upon shipment. The transactions price is determined based upon the invoiced sales price, less anticipated sales returns, discounts and miscellaneous claims from customers. Payment terms for wholesale transactions depend on the country of sale or agreement with the customer and payment is generally required within 30 days or less of shipment to or receipt by the wholesale customer. Payment is due at the time of sale for direct wholesale and online transactions.

The Company sold our product directly to consumers via our website and to wholesale customers. All our products are the Leo Messi Brand apparel.

For the nine month period ended September 30, 2022, the Company sold $189,929 directly to consumers via our website and $146,174 to wholesale customers.

For the nine month period ended September 30, 2021, the Company sold $498,196 directly to consumers via our website and $59,445 to wholesale customers.

Non-controlling interest

One shareholder did not rollover his 11.82% membership interest from MGOTEAM 1 LLC to MGO as of December 6, 2021. According to ASC 810-10-45-22 through 810-10-45-24, carrying amount of the NCI will be adjusted to reflect the change in the NCI’s ownership interest in the subsidiary. Any difference between the amount by which the NCI is adjusted and the fair value of the consideration paid or received is recognized in equity/APIC and attributed to the equity holders of the parent in accordance with ASC 810-10-45-23. The Company accounted for this portion of shares as non-controlling interest as of December 6, 2021 for $12,598. See note 9. The Company recorded non-controlling interest of $222,131 from the net loss for the nine-month period ended September 30, 2022.

Foreign currency

For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in the statements of operations as finance charges.

Segment Reporting

The Company has one reportable segment which sells a range of products under the soccer legend Lionel (‘Leo”) Messi brand “Messi Brand”. The chief operating decision maker is responsible for allocating resources and assessing performance and obtains financial information, being the consolidated statements of operations, consolidated balance sheets and consolidated statements of cash flow, about the Company as a whole.

Income Taxes

The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law. For deferred tax assets, management evaluates the probability of realizing the future benefits of such assets. The Company establishes valuation allowances for its deferred tax assets when evidence suggests it is unlikely that the assets will be fully realized.

F-6

The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. Income tax positions that previously failed to meet the more likely than not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company classifies potential accrued interest and penalties related to unrecognized tax benefits within the accompanying consolidated statements of operations and comprehensive income (loss) as income tax expense.

New Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, (Topic 326), Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments which amends the current accounting guidance and requires the use of the new forward-looking “expected loss” model, rather than the “incurred loss” model, which requires all expected losses to be determined based on historical experience, current conditions and reasonable and supportable forecasts. This guidance amends the accounting for credit losses for most financial assets and certain other instruments including trade and other receivables, held-to-maturity debt securities, loans and other instruments. In November 2019, the FASB issued ASU No. 2019-10 to postpone the effective date of ASU No. 2016-13 for public business entities eligible to be smaller reporting companies defined by the SEC to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company believes the adoption of ASU No. 2016-13 will not have a material impact on its financial position and results of operations.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. ASU 2020-06 is effective for the Company for fiscal year beginning January 1, 2022. The adoption did not have any significant impact on the Company’s consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 3 – GOING CONCERN

The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had a net loss of $2,081,192 and $375,303 for the nine months ended September 30, 2022 and 2021, respectively, working capital deficit of $1,238,395 and $393,160 as of September 30, 2022 and December 31, 2021, respectively, and stockholder’s deficit of $1,238,395 and $414,007, respectively. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – INVENTORY

As of September 30, 2022 and December 31, 2021, inventories amounted to $92,347 and $68,406, respectively.

	September 30, 2022	December 31, 2021
Finished goods	$92,347	$68,406
Total	$92,347	$68,406

NOTE 5 - JOINT VENTURE

On August 29, 2019, the Company entered into an Equity Joint Venture Contract with Shanghai Celebrity International Trading Co., Ltd (SCIT) and invested $500,000 as a 40% shareholder of the joint venture. The term of the agreement is for (20) Twenty Years commencing from the Establishment Date on August 29, 2019. Per the Equity Joint Venture Contract, SCIT is to engage in the sale and distribution of MGO Products and/or other commercial products within the Territory (PRC, Hong Kong S.A.R., Macau S.A.R., Taiwan, and Singapore). The Company will be responsible for formulating business strategy and SCIT will be responsible for assisting the joint venture to apply for and being granted all necessary approvals, permits, certificates, licenses required from the relevant government authorities. Per the preferred membership interest purchase agreement, MGO will receive $2 million from SCIT. As of December 31, 2021 the Company received $1,995,000 from SCIT for 12% of MGOTeam1 LLC membership unit. The Company was obligated to and re-invested $500,000 from the proceeds of $2 million to this Joint Venture with SCIT. The Company does not expect to receive any of the royalties from this joint venture.

F-7

On August 29, 2019, the Company entered into a License Agreement with SSCIT for the use of Leo Messi trademarks and service marks.

For the period ended September 30, 2022 and for the years ended December 31, 2021 and 2020, the Company did not receive any royalty from SCIT. Also, the Company initially recorded the $500,000 in the joint venture as equity investment since the Company only has 40% ownership, SCIT controlled the majority of the board, and the Company has no obligations to absorb the losses. As of December 31, 2020, the Company impaired the entire $500,000 investment in the joint venture because no business cooperation and communication exists between the Company and SCIT since 2020. We do not expect any resumption of the operations of the joint venture. The Company does not expect to receive any of the royalties from this joint venture.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES (INCLUDING RELATED PARTIES)

Accounts payable and accrued liabilities were $784,013 and $534,473 as of September 30, 2022 and December 31, 2021, respectively. Accounts payable are mainly payables to vendors and accrued liabilities consists of mainly credit card payable and sales and VAT tax payable.

	September 30, 2022	December 31, 2021
Accounts payable	$317,774	$142,489
Warehouse rent payable	34,856	74,172
Legal payable	316,438	240,634
Accrued liabilities	114,945	77,178
Total accounts payable and accrued liabilities:	$784,013	$534,473

NOTE 7 – LOAN PAYABLE

On May 8, 2020, the Company received $41,600 of proceeds from a note payable issued under the Small Business Administration "the SBA" Paycheck Protection Program ("PPP") under section 7(a)(36) of the Small Business Act or the SBA's Paycheck Protection Program Second Draw Loans under Section 7(a)(37) of the Small Business Act. The note matures in two years and bears interest at 1% per year. In April 2021 our PPP Loan was forgiven by the SBA in its entirety. The forgiveness was accounted for as other income which resulted in a gain of $41,600 recorded in our statement of operations.

On July 30, 2021, the Company entered into a loan with PayPal with an interest rate of 6.79% and principal balance of $25,000 and monthly payment of $560 over the term of the loan. This loan will mature on November 30, 2025. This loan principal and accrued interest have been paid off as of September 30, 2022.

On September 10, 2021, the Company entered into a loan with PayPal with an interest rate of 9.16% and principal balance of $25,000 and monthly payment of $588 over the term of the loan. This loan will mature on January 10, 2026. This loan principal and accrued interest have been paid off as of September 30, 2022.

On May 25, 2022, the Company entered into a new loan with PayPal with an interest rate of 6.51% and principal balance of $25,000 and monthly payment of $539 over the term of the loan. This loan will mature on May 25, 2023. The Company paid principal balance of $9,709 and incurred $1,697 interest during the nine months ended September 30, 2022. The balance as of September 30, 2022 of this loan was $16,989.

	September 30, 2022	December 31, 2021
Current portion of loans payable	$16,989	$13,768
Non-current portion of loans payable	$-	$20,847

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company borrowed $25,000 and paid $7,476 from shareholders for the nine months ended September 30, 2022. The Company borrowed from shareholder $52,877 and paid $4,508 for the nine months ended September 30, 2021. This borrowing does not have a fixed maturity date or stated rate of interest. As of September 30, 2022 and December 31, 2021, the balance of loans payable is $120,794 and $103,270, respectively.

For the nine months ended September 30, 2022 and 2021, the Company owed reimbursement of e-commerce expense of $10,378 and $0 respectively to Julian Groves, our Chief Operating Officer and Director.

For the nine months ended September 30, 2022 and 2021, the Company recorded and reimbursed $10,800 and $9,600 respectively, in month to month rent expense to Virginia Hilfiger, our Chief Design Officer and Director.

The accounts payable owed to related parties as of September 30, 2022 and December 2021 was $49,933 and $36,178, respectively.

The accrued payroll owed to our Chief Executive Officer, Chief Design Officer, and Chief Operating Officer as of September 30, 2022 and December 2021 was $510,547 and $298,297, respectively.

F-8

During the nine months ended September 30, 2022 and 2021, related party imputed interest was $10,346 and $7,892, respectively. The imputed interest was recorded as interest expense and an increase in additional paid-in capital based on a rate of 12%.

NOTE 9 – STOCKHOLDERS’ DEFICIT

Common Stock

MGOTEAM 1, LLC was formed on October 11, 2018, and the Company entered into a Rollover Agreement by and among MGOTEAM 1 LLC and members of MGOTEAM 1 LLC on December 6, 2021. The members of MGOTEAM 1 LLC exchanged all of their membership interests with the Company in exchange for 8,818,000 shares of the Company’s Common Stock. The remaining 11.82% of MGOTeam1 LLC membership unit from SCIT did not rollover to MGO Global Inc., therefore, we accounted this 11.82% as non-controlling interest. Also, one of the original members of MGOTEAM1, LLC is entitled to receive an additional 200,000 shares of Common Stock if he meets criteria listed in his grant letter. The stockholder’s equity is retroactively restated to reflect the Rollover Agreement on December 6, 2021.

For the year ended December 31, 2021, the Company issued 775,000 shares with net proceeds of $659,100 from Pre-IPO funding.

For the nine months ended September 30, 2022, the Company issued 1,225,000 shares with net proceeds of $1,095,371 from Pre-IPO funding.

In July 2022, the Company issued 50,000 shares to one consultant for services at fair value of $50,000.

Warrants

For the year ended December 31, 2021, the Company issued a total of 54,250 warrants for a period of five years at a price per share of $1.00. Upon the issuance of the warrants as compensation of its services as placement agent, the warrants were categorized as equity and the fair value of $54,217 was recorded as a finance expense.

During the nine months ended September 30, 2022, the Company issued a total of 85,750 warrants for a period of five years at a price per share of $1.00. Upon the issuance of the warrant as compensation of its services as placement agent, the warrants were categorized as equity and the fair value of $85,686 was recorded as a finance expense.

The following is a summary of warrant activity.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding, December 31, 2021	54,250	$1.00	4.23	$—
Granted	85,750	1.00	4.55	—
Forfeited	—	—	—	—
Exercised	—	—	—	—
Outstanding, September 30, 2022	140,000	$1.00	4.43	$—
Exercisable, September 30, 2022	140,000	$1.00	4.43	$—

The Company utilizes the Black-Scholes model to value its warrants. The Company utilized the following assumptions:

For the nine months ended
September 30,
2022
Expected term	5 years
Expected average volatility	328% - 339%
Expected dividend yield	-
Risk-free interest rate	1.76% - 2.89%

NOTE 10 –PREPAID ROYALTY EXPENSE

On October 29, 2018, the Company entered into a Trademark License Agreement with Leo Messi Management SL (LMM) to have the right to license the Licensed Mark. Both parties agreed to cancel the original Trademark License Agreement due to COVID19 in 2021 and both parties are released from the obligations and responsibilities under the original Trademark License Agreement. The Company recorded the actual royalty expense paid on or before the new agreement in November 2021 since both parties agreed to waive the original payment schedule in the 2018 Trademark License agreement.

F-9

On November 20, 2021, the Company entered into a Trademark License Agreement with Leo Messi Management SL (LMM) to have the worldwide license to use Leo Messi’s Trademarks for the purpose of developing, manufacturing, marketing, and promoting his products. The Company is to pay LMM a minimum guaranteed amount on account of royalties amounting to Four Million Euros (4,000,000€), net of taxes and last payment due on November 15, 2024.

The Company recorded $987,412 and $57,848 royalty expense for the nine months ended September 30, 2022 and 2021, respectively. The prepaid expense as of September 30, 2022 and December 31, 2021 was $0 and $401,330, respectively.

The following table presents the future royalty payments of the Trademark License Agreement based on exchange rate as of September 30, 2022:

Fiscal year ending December 31,	As of September 30, 2022
2022	$501,897 (500,000€)
2023	1,003,794 (1,000,000€)
2024	1,505,691 (1,500,000€)
Total	3,011,382 (3,000,000€)

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated events subsequent to September 30, 2022, to assess the need for potential recognition or disclosure in the consolidated financial statements. Such events were evaluated through November 18, 2022, the date and time the consolidated financial statements were issued, and it was determined that no subsequent events, except as follows, occurred that required recognition or disclosure in the consolidated financial statements.

In October 2022, the Company paid the third installment of 500,000€ $492,562 according to the Trademark License Agreement with LMM.

In October 2022, the Company issued 700,000 shares with net proceeds of $616,665 from Pre-IPO funding.

In October 2022, the Company issued a consultant 91,730 shares of Common Stock for services at fair value of $1 per share.

In October 2022, the Company agreed to exchange $30,000 accounts payable in legal fees for 30,000 shares of Common Stock.

In October 2022, the Company issued five-year warrants issued to the representative to purchase 98,000 shares of Common Stock at a purchase price of $7.50 per share. In November 2022, the Company cancelled warrants to purchase 61,775 shares of the Company’s Common Stock issued to the representative in May 2022 and 98,000 warrants issued in October 2022 to the representative.

F-10

Report of Independent Registered Public Accounting Firm

To the shareholders and board of directors of MGO Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MGO Global, Inc. (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Restatement of December 31, 2021 Financial Statements

As discussed in Note 2 to the financial statements, the financial statements have been restated to correct certain misstatements.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and net operating cash outflows during the years ended December 31, 2021 and 2020 that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Served as auditor since 2022

Lakewood, CO

August 2, 2022, except for the effects of the restatement disclosed in Note 2, as to which the date is October 24, 2022

F-11

MGO Global Inc.

Consolidated Balance Sheets

	As of December 31,	As of December 31,
	2021	2020
Assets	(Restated)
Current assets:
Cash and cash equivalents	$87,922	$116,652
Accounts Receivable, net	3,285	10,760
Other current assets	9,339	9,339
Prepaid licensing fee	401,330	–
Inventories	68,406	198,484
Total current assets	570,282	335,235
Total assets	$570,282	$335,235

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$272,401	$273,108
Accounts payable – related party	36,178	9,545
Accrued liabilities	225,894	140,920
Accrued payroll	298,297	85,297
Other current liabilities	13,634	13,634
Current portion of loan payable	13,768	-
Loan payable - PPP	-	41,600
Loan payable - related parties	103,270	55,893
Total current liabilities	963,442	619,997

Loan payable	20,847	–
Total liabilities	984,289	619,997

Stockholders' deficit:
Common stock, par value $0.00001, authorized 20,000,000 shares; 9,593,000 and 8,818,000 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	96	88
Additional paid in capital	2,866,558	2,022,515
Accumulated deficit	(3,213,690)	(2,307,364)
Total MGO stockholders' equity (deficit)	(347,036)	(284,762)
Non-controlling interest	(66,971)	–
Total stockholder's deficit	(414,007)	(284,762)
Total liabilities and stockholders' deficit	$570,282	$335,235

See Accompanying Notes to Consolidated Financial Statements.

F-12

MGO Global Inc.

Consolidated Statements of Operations

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020

Sales, net	$880,340	$694,585
Cost of Goods Sold	392,407	382,820
Gross profit	487,933	311,765

Operating expenses:
Selling	29,748	32,918
E-Commerce expenses	459,420	414,976
Payroll	466,738	446,087
Royalty	180,246	65,037
Third-party logistics services	57,248	76,177
Investment impairment	-	500,000
Rent expense – related party	14,568	14,400
General and administrative	199,224	141,344
Total operating expenses	1,407,192	1,690,939

Operating loss	(919,259)	(1,379,174)

Other (income) expenses:
Finance expense	103,987	33,286
PPP loan forgiveness	(41,600)	–
Other (Income) expense, net	4,249	11,326
Total other (income) expenses	66,636	44,612

Loss before income taxes	(985,895)	(1,423,786)

Income tax expense	-	-
Net loss	$(985,895)	$(1,423,786)
Less: net loss attributable to noncontrolling interest	(79,569)	–
Net loss attributable to MGO stockholders	(906,326)	(1,423,786)

Basic and diluted weighted average shares outstanding	10,019,110	8,818,000

Basic and diluted net loss per share to MGO stockholders	$(0.09)	$(0.16)

See Accompanying Notes to Consolidated Financial Statements.

F-13

MGO Global Inc.

Statements of Changes in Stockholder's Equity (Deficit)

					Additional		Total MGO		Total
	Common Stock		Preferred Shares		Paid-In	Accumulated	Stockholder's	Non-controlling	Stockholder's
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (deficit)	Interests	Equity (deficit)
Balance at December 31, 2019	8,818,000	$88	-	$-	$1,999,151	$(883,578)	1,115,661	$-	$1,115,661

Imputed interest	-	-	-	-	6,176	-	6,176	-	6,176
Stock compensation expense	-	-	-	-	17,188	-	17,188	-	17,188
Net loss	-	-	-	-	-	(1,423,786)	(1,423,786)	-	(1,423,786)
Balance at December 31, 2020	8,818,000	88	-	-	2,022,515	(2,307,364)	(284,762)	-	(284,762)

Share issued for cash	775,000	8	-	-	659,092	-	659,100	-	659,100
Stock compensation expense	-	-	-	-	132,814	-	132,814	-	132,814
Warrants issued for financing expenses	-	-	-	-	54,217	-	54,217	-	54,217
Imputed interest	-	-	-	-	10,519	-	10,519	-	10,519
Sale of subsidiary as non-controlling interest	-	-	-	-	(12,598)	-	(12,598)	12,598	-
Net loss	-	-	-	-	-	(906,326)	(906,326)	(79,569)	(985,895)
Balance at December 31, 2021	9,593,000	$96	-	$-	$2,866,558	$(3,213,690)	$(347,036)	$(66,971)	$(414,007)

See Accompanying Notes to the Financial Statements.

F-14

MGO Global Inc.

Consolidated Statements of Cash Flows

	For the year ended December 31, 2021	For the year ended December 31, 2020
Cash flows from operating activities:
Net loss	(985,895)	(1,423,786)
Adjustments to reconcile net loss to net cash used in operating activities:
Imputed interest	10,519	6,176
Stock compensation expenses	132,814	17,188
Warrants issued for financing expenses	54,217	-
Loan forgiveness - PPP	(41,600)	-
Impairment in investment	-	500,000
Net changes in operating assets & liabilities:
Accounts receivable	7,475	(10,760)
Inventory	130,078	236,443
Prepaid licensing fee	(401,330)	-
Other current assets	-	52,467
Accounts payable – related party	26,633	9,545
Accrued payroll	213,000	85,297
Accounts payable and accrued liabilities	323,901	125,851
Net cash used in operating activities	(769,822)	(401,579)

Cash flows from investing activities:
Investment in joint venture	-	(250,000)
Net cash used in investing activities	-	(250,000)

Cash flows from financing activities:
Shares issued for cash	659,100	-
Proceeds from loans payable related party	72,877	8,942
Payments to loans payable related party	(25,500)	(11,000)
Repayment to loans payable	(15,385)	-
Proceeds from loans payable	50,000	-
Proceeds from loan payable - PPP	-	41,600
Net cash provided by financing activities	741,092	39,542

Net decrease in cash and cash equivalents	(28,730)	(612,037)
Cash and cash equivalents at beginning of period	116,652	728,689
Cash and cash equivalents at end of period	$87,922	116,652

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

See Accompanying Notes to Consolidated Financial Statements.

F-15

MGO Global Inc.

Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND OPERATIONS

MGO Global, Inc. (“MGO”, “we”, “us”, “our”, or the “Company”), was formed on November 30, 2021, which operates through its subsidiary, MGOTEAM 1 LLC that designs, manufactures, licenses, distributes, advertises, and sells a range of products under the soccer legend Lionel (“Leo”) Messi brand “Messi Brand”. The Messi Brand is a premium lifestyle brand with a sporty edge and sells their products under their website www.themessistore.com.

On October 29, 2018, the Company entered into a Trademark License Agreement with Leo Messi Management SL (“LMM”), which was further replaced by a Trademark License Agreement dated November 20, 2021. Under the terms of these agreements, LMM grants the Company a worldwide license to use the Trademarks with the purpose of developing, manufacturing, trading and promoting of the Leo Messi Products.

On November 20, 2021, the Company entered into a Trademark License Agreement with Leo Messi Management SL (LMM) to have the worldwide license to use Leo Messi’s Trademarks for the purpose of developing, manufacturing, marketing, and promoting his products. The Company is to pay LMM a minimum guaranteed amount on account of royalties amounting to Four Million Euros (4,000,000 €), net of taxes and last payment due on November 15, 2024.

Note 2 — Restatement of Previously Issued Financial Statements

At the end of the Company’s year ending December 31, 2021, the Company has a typo in the additional paid in capital, accumulated deficit, and non-controlling interest account on the balance sheet. The Company restated to reclass these equity accounts to reflect the correct balances. The total stockholder’s deficit did not change because of these reclass.

Restatement Effect on Financial Statements

The following table illustrates the impact of the restatement of equity reclass in the restated audited consolidated balance sheet for the year ended December 31, 2021.

Effects on the previously issued financial statements referencing the reclass of equity are as follows:

(A)	Change in net stockholder’s deficit

		As Previously Reported	Adjustment	Restated
Consolidated Balance Sheet at December 31, 2021:
Cash and cash equivalents		$87,922	$—	$87,922
Accounts Receivable, net		3,285	—	3,285
Other current assets		9,339		9,339
Prepaid licensing fee		401,330	—	401,330
Inventories		68,406		68,406
Total current assets		570,282	—	570,282
Total assets		$570,282	$—	$570,282
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable		$308,579	$—	$308,579
Accrued liabilities		225,894		225,894
Accrued payroll		298,297	—	298,297
Other current liabilities		13,634	—	13,634
Current portion of loan payable		13,768	—	13,768
Loan payable - related parties		103,270	—	103,270
Total current liabilities		963,442	—	963,442
Loan payable		20,847	—	20,847
Total liabilities		984,289	—	984,289
			—
Commitments and contingencies		–	—
			—
Stockholders' deficit:			—
Common stock, par value $0.00001, authorized 20,000,000 shares; 9,593,000 and 8,818,000 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively		96	—	96
Additional paid in capital	A	2,879,156	(12,598)	2,866,558
Accumulated deficit	A	(3,360,230)	146,540	(3,213,690)
Total MGO stockholders' equity (deficit)	A	(480,978)	133,942	(347,036)
Non-controlling interest	A	66,971	(133,942)	(66,971)
Total stockholder's deficit		(414,007)	—	(414,007)
Total liabilities and stockholders' deficit		$570,282	$—	$570,282

F-16

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

MGOTEAM 1, LLC was formed on October 11, 2018, and the Company entered into a Rollover Agreement by and among MGOTEAM 1 LLC and each of the members of MGOTEAM 1 LLC on December 6, 2021. The members of MGOTEAM 1 LLC rollover all of their membership interests in exchange for 8,818,000 shares of the Company’s Common Stock except one shareholder so we account that as non-controlling interest. Both MGO and MGGTEAM 1 LLC were under common control, the series of contractual arrangements between the MGO and MGGTEAM 1 LLC in December 6, 2021 constituted a reorganization under common control and are required to be retrospectively applied to the consolidated financial statements at their historical amounts. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including issued shares and earnings per share, which have been revised to reflect the effects of the reorganization in accordance with ASC 250 as of December 31, 2021 and 2020. ASC 250 requires that a change in the reporting entity from reorganization entities under common control, be retrospectively applied to the financials statements of all prior periods when the financials statements are issued for a period that includes the date the change in reporting entity of the transaction occurred.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Accounts Receivable

Accounts receivables are carried at their estimated collectible amounts, net of any estimated allowances for doubtful accounts. We grant unsecured credit to our customer’s deemed credit worthy. Ongoing credit evaluations are performed and potential credit losses estimated by management are charged to operations on a regular basis. At the time any particular account receivable is deemed uncollectible, the balance is charged to the allowance for doubtful accounts. As of December 31, 2021 and December 31, 2020, the Company had no allowance for accounts receivable.

Prepaid Royalty Expense

The Company will pay 500,000€ every five months according to the Trademark License Agreement payment schedule with LMM signed on November 20, 2021. The Company records each installment payment as prepaid expense and amortized over the license period granted by LMM.

Inventory

Inventory consists of raw materials and finished goods ready for sale and is stated at the lower of cost or net realizable value. We value inventories using the weighted average costing method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. We regularly review inventory and consider forecasts of future demand, market conditions and product obsolescence. If the estimated realized value of our inventory is less than cost, we make provisions in order to reduce its carrying value to its estimated net realizable value.

Revenue Recognition

The Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

F-17

Revenue transactions associated with the sale of the Leo Messi Brand products, comprise a single performance obligation, which consists of the sale of products to customers either through direct wholesale or online sales through our website www.themessistore.com. We satisfy the performance obligation and record revenues when transfer of control to the customer has occurred, based on the terms of sale. A customer is considered to have control once they are able to direct the use and receive substantially all of the benefits of the product. Control is transferred to wholesale customers upon shipment or upon receipt depending on the country of the sale and the agreement with the customer. Control transfers to online customers at the time upon shipment. The transactions price is determined based upon the invoiced sales price, less anticipated sales returns, discounts and miscellaneous claims from customers. Payment terms for wholesale transactions depend on the country of sale or agreement with the customer and payment is generally required within 30 days or less of shipment to or receipt by the wholesale customer. Payment is due at the time of sale for direct wholesale and online transactions.

The Company sold our product directly to consumers via our website and to wholesale customers. All our products are the Leo Messi Brand apparel. For the year ended December 31, 2021, the Company sold $778,571 directly to consumers via our website and $101,769 to wholesale customers.

For the year ended December 31, 2020, the Company sold $675,672 directly to consumers via our website and $68,913 to wholesale customers.

Foreign currency

For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in the statements of operations as finance charges.

Segment Reporting

The Company has one reportable segment which sells a range of products under the soccer legend Lionel (‘Leo”) Messi brand “Messi Brand”. The chief operating decision maker is responsible for allocating resources and assessing performance and obtains financial information, being the consolidated statements of operations, consolidated balance sheets and consolidated statements of cash flow, about the Company as a whole.

Income Taxes

The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law. For deferred tax assets, management evaluates the probability of realizing the future benefits of such assets. The Company establishes valuation allowances for its deferred tax assets when evidence suggests it is unlikely that the assets will be fully realized.

The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. Income tax positions that previously failed to meet the more likely than not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company classifies potential accrued interest and penalties related to unrecognized tax benefits within the accompanying consolidated statements of operations and comprehensive income (loss) as income tax expense.

Non-controlling interest

One shareholder did not rollover his 11.82% shares from MGOTEAM 1 LLC to MGO as of December 6, 2021. According to ASC 810-10-45-22 through 810-10-45-24, carrying amount of the NCI will be adjusted to reflect the change in the NCI’s ownership interest in the subsidiary. Any difference between the amount by which the NCI is adjusted and the fair value of the consideration paid or received is recognized in equity/APIC and attributed to the equity holders of the parent in accordance with ASC 810-10-45-23. The Company accounted for this portion of shares as non-controlling interest as of December 6, 2021 for $12,598. See note 9.

New Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, (Topic 326), Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments which amends the current accounting guidance and requires the use of the new forward-looking “expected loss” model, rather than the “incurred loss” model, which requires all expected losses to be determined based on historical experience, current conditions and reasonable and supportable forecasts. This guidance amends the accounting for credit losses for most financial assets and certain other instruments including trade and other receivables, held-to-maturity debt securities, loans and other instruments. In November 2019, the FASB issued ASU No. 2019-10 to postpone the effective date of ASU No. 2016-13 for public business entities eligible to be smaller reporting companies defined by the SEC to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company believes the adoption of ASU No. 2016-13 will not have a material impact on its financial position and results of operations.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. ASU 2020-06 will be effective for the Company in the first quarter of 2022. The Company did not expect the adoption will have any significant impact on the Company’s consolidated financial statements.

F-18

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 4 – GOING CONCERN

The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had a net loss of $906,326 and $1,423,786 for the years ended December 31, 2021 and December 31, 2020, working capital deficit of $393,160 and $284,762 as of December 31, 2021 and December 31, 2020, and stockholder’s deficit of $414,007 and $284,762, respectively. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 5 – INVENTORY

As of December 31, 2021 and December 31, 2020, inventories amounted to $68,406 and $198,484, respectively.

	December 31, 2021	December 31, 2020
Raw materials	$-	$26,526
Finished goods	68,406	171,958
Total	68,406	198,484

NOTE 6 – JOINT VENTURE

On August 29, 2019, MGOTEAM1 LLC entered into an Equity Joint Venture Contract with Shanghai Celebrity Import and Export Co., Ltd. With respect to Shanghai Celebrity International Trading Co., Ltd (SCIT) and invested $500,000 as a 40% shareholder of the joint venture. The term of the agreement is for (20) Twenty Years commencing from the Establishment Date on August 29, 2019. Per the Equity Joint Venture Contract, SCIT is to engage in the sale and distribution of MGO Products and/or other commercial products within the Territory (PRC, Hong Kong S.A.R., Macau S.A.R., Taiwan, and Singapore). The Company will be responsible for formulating business strategy and SCIT will be responsible for assisting the joint venture to apply for and being granted all necessary approvals, permits, certificates, licenses required from the relevant government authorities. Per the preferred membership interest purchase agreement, MGO will receive $2 million from SCIT. As of December 31, 2021 the Company received $1,995,000 from SCIT for 12% of MGOTeam1 LLC membership unit. The Company was obligated to and re-invested $500,000 from the proceeds of $2 million to this Joint Venture with SCIT. The Company does not expect to receive any royalties from this joint venture.

On August 29, 2019, the Company entered into a License Agreement with SCIT for the use of Leo Messi trademarks and service marks.

F-19

Minimum royalty to be received is initially $250,000 and will increase after the first anniversary of the Agreement.

Year	Minimum Royalty
2021	$350,000
2022	490,000
2023	637,000
2024	764,000

For the years ended December 31, 2021 and 2020, the Company did not receive any royalty from SCIT. Also, the Company initially recorded the $500,000 in the joint venture as equity investment since the Company only has 40% ownership, SCIT controlled the majority of the board, and the Company has no obligations to absorb the losses. As of December 31, 2020, the Company impaired the entire $500,000 investment in the joint venture because no business cooperation and communication between the Company and SCIT since 2020. We do not expect to resume the operations in the near future. The Company also does not expect to receive any of the royalties from this joint venture in the near future.

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES (INCLUDING RELATED PARTIES)

Accounts payable and accrued liabilities were $534,473 and $423,573 as of December 31, 2021 and 2020, respectively. Accounts payable are mainly payables to vendors and accrued liabilities consists of mainly credit card payable and sales and VAT tax payable.

	December 31, 2021	December 31, 2020
Accounts payable	$142,489	$153,569
Warehouse rent payable	74,172	92,789
Legal payable	240,634	91,919
Accrued liabilities	77,178	85,296
Total accounts payable and accrued liabilities:	$534,473	$423,573

NOTE 8 – LOAN PAYABLE

On May 8, 2020, the Company received $41,600 of proceeds from a note payable issued under either the Small Business Administration "the SBA" Paycheck Protection Program ("PPP") under section 7(a)(36) of the Small Business Act or the SBA's Paycheck Protection Program Second Draw Loans under Section 7(a)(37) of the Small Business Act. The note matures in two years and bears interest at 1% per year. In April 2021 our PPP Loan was forgiven by the SBA in its entirety. The forgiveness was accounted for as other income which resulted in a gain of $41,600 recorded in our statement of operations.

On July 30, 2021, the Company entered into a loan with PayPal with an interest rate of 6.79% and principal balance of $25,000 and monthly payment of $560 over the term of the loan. This loan will mature on November 30, 2025.

On September 10, 2021, the Company entered into a loan with PayPal with an interest rate of 9.16% and principal balance of $25,000 and monthly payment of $588 over the term of the loan. This loan will mature on January 10, 2026.

	December 31, 2021	December 31, 2020

Current portion of loans payable	$13,768	$-
Non-current portion of loans payable	$20,847	$-

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company borrowed from shareholders $72,877 and paid $25,500 for the years ended December 31, 2021. The Company received $8,942 and paid $11,000 from shareholders for the years ended December 31, 2020. This borrowing does not have a fixed maturity date or stated rate of interest. As of December 31, 2021 and December 31, 2020, the balance of loans payable is $103,270 and $55,893, respectively.

During the years ended December 31, 2021 and December 31, 2020, related party imputed interest was $10,519 and $6,176 respectively. The imputed interest was recorded as interest expense and an increase in additional paid-in capital based on a rate of 12%.

For the years ended December 31, 2021 and December 31, 2020, the Company recorded $14,568 and $14,400 respectively, in month to month rent expense to Virginia Hilfiger, our Chief Design Officer and Director and Maximiliano Ojeda, our Chairman and Chief Executive Officer.

The accounts payable owed to related party as of December 31, 2021 and December 31, 2020 was $36,178 and $9,545, respectively.

The accrued payroll owed to our Chief Executive Officer, Chief Design Officer, and Chief Operating Officer as of December 31, 2021 and December 31, 2020 was $298,297 and $85,297, respectively.

NOTE 10 – STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

MGOTEAM 1, LLC was formed on October 11, 2018, and the Company entered into a Rollover Agreement by and among MGOTEAM 1 LLC and each of the members of MGOTEAM 1 LLC on December 6, 2021. The members of MGOTEAM 1 LLC rollover all of their membership interests in exchange for 8,818,000 shares of the Company’s Common Stock. The remaining 11.82% of MGOTeam1 LLC membership unit from SCIT did not rollover to MGO Global Inc., therefore, we accounted this 11.82% as non-controlling interest. Also, one of the original members of MGOTEAM1, LLC is entitled to receive an additional 200,000 shares of Common Stock if he meets criteria listed in his grant letter. The stockholder’s equity is retroactively restated to reflect the Rollover Agreement on December 6, 2021.

F-20

For the year ended, December 31, 2021, the Company issued 775,000 shares with net proceeds of $659,100 from Pre-IPO funding.

Warrants

For the year ended December 31, 2021, the Company issued a total of 54,250 warrants for a period of five years at a price per share of $1.00. Upon the issuance of the warrants as compensation of its services as placement agent, the warrants were categorized as equity and the fair value of $54,217 was recorded as a finance expense.

The following is a summary of warrant activity.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding, December 31, 2020	—	$—	—	$—
Granted	54,250	1.00	5.00	—
Forfeited	—	—	—	—
Exercised	—	—	—	—
Outstanding, December 31, 2021	54,250	$1.00	5.00	$—
Exercisable, December 31, 2021	54,250	$1.00	5.00	$—

The Company utilizes the Black-Scholes model to value its warrants. The Company utilized the following assumptions:

Year ended
December 31,
2021
Expected term	5 years
Expected average volatility	340%
Expected dividend yield	-
Risk-free interest rate	1.23%

NOTE 11 –PREPAID ROYALTY EXPENSE

On October 29, 2018, the Company entered into a Trademark License Agreement with Leo Messi Management SL (LMM) to have the right to license the Licensed Mark. Both parties agreed to cancel the original Trademark License Agreement due to COVID19 in 2021 and both parties are released from the obligations and responsibilities under the original Trademark License Agreement. The Company recorded the actual royalty expense paid on or before the new agreement in November 2021 since both parties agreed to waive the original payment schedule in the 2018 Trademark License agreement.

On November 20, 2021, the Company entered into a Trademark License Agreement with Leo Messi Management SL (LMM) to have the worldwide license to use Leo Messi’s Trademarks for the purpose of developing, manufacturing, marketing, and promoting his products. The Company is to pay LMM a minimum guaranteed amount on account of royalties amounting to Four Million Euros (4,000,000€), net of taxes and last payment due on November 15, 2024.

As of December 31, 2021 and December 31, 2020, the Company has paid the initial payment of $573,329 (500,000€) and $0 in royalty expense to LMM, respectively.

The following table presents the future royalty payment of the Trademark License Agreement:

Fiscal year ending December 31,	As of December 31, 2021
2022	$1,131,800
2023	1,131,800
2024	1,697,700
Total	3,961,300

F-21

NOTE 12 – INCOME TAXES

At December 31, 2021 and 2020, the Company’s deferred income tax assets and liabilities were as follows:

	December 31, 2021	December 31, 2020
Deferred tax asset -
Net operating loss carry forwards	$49,365	$-
Total deferred tax asset	49,365	-
Less: valuation allowance	(49,365)	-
Total deferred tax asset	-	-
Total deferred tax liabilities	-	-

Net deferred tax asset (liabilities)	$-	$-

The valuation allowance increased by $49,365 during the period from December 6, 2021 to December 31, 2021, as a result of the Company’s net operating losses for the period from December 6, 2021 (the date of the incorporation and formation of MGO Global, Inc.) through December 31, 2021. The Company has net operating loss carryforwards of approximately $235,074 for both U.S. federal and state tax purposes as of December 31, 2021. Utilization of the net operating loss and tax credit carryforwards is subject to a substantial annual limitation due to the “ownership change” limitations provided by Section 382 and 383 of the Internal Revenue Code of 1986, as amended, and other similar state provisions. Any annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

The Company has not recorded any income tax expense or benefit in the consolidated statements of operations for the years ended December 31, 2021 or 2020, due to the benefit of net operating losses in these periods and the Company’s change during 2021 to a C corporation from a limited liability company that was disregarded for federal and state income tax purposes.

The reconciliation between the federal statutory income tax rate of 21% to the Company’s effective tax for the periods presented is as follows:

	Year Ended December 31,
	2021		2020
	Amount	Percent	Amount	Percent
Federal provision at statutory rate	$(60,751)	21.0%	$-	0.0%
State income taxes	-	0%	-	0.0%
Non-deductible expenses	11,386	(4)%
Change in valuation allowance	49,365	(17)%	-	0.0%
Effective tax rate	$-	0.0%	$-	0.0%

F-22

The Company’s effective tax rates differ from the federal statutory rate primarily due to the establishment of a valuation allowance.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carryforward periods available to the Company for tax reporting purposes, and other relevant factors.

Future changes in the unrecognized tax benefit will have no impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change significantly within the next twelve months. The Company classifies income tax penalties and interest as part of general and administrative expense in its consolidated statements of operations. There were no interest or penalties accrued as of December 31, 2021 and 2020.

In the normal course of business, the Company is subject to examination by taxing authorities, for which the Company’s major tax jurisdictions are the United States and various states. The Company has not filed any federal and state income tax returns as of this filing because MGO Global Inc. only formed in December 2021.

The Company’s tax provision has been calculated from the date of incorporation on November 30, 2021 through December 31, 2021. Prior to November 30, 2021, and the formation of MGO Global, Inc., the taxable income and loss of the entities included in this filing were reported on individual members’ personal tax returns.

Note 11 Risks and Uncertainties

During the year ended December 31, 2021, global financial markets have experienced and may continue to experience significant volatility resulting from the spread of a novel coronavirus known as COVID-19. The outbreak of COVID-19 has resulted in travel and border restrictions, quarantines, and general market uncertainty. The extent of the future impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, and its impact on the Company’s customers, employees and vendors, which cannot be determined at this time.

The Company is subject to credit, liquidity, and market risks, as well as other payment-related risks such as risks associated with the fraudulent use of credit or debit cards and customer banking information, which could have adverse effects on our business and revenues due to chargebacks from customers.

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated events subsequent to December 31, 2021, to assess the need for potential recognition or disclosure in the consolidated financial statements. Such events were evaluated through July 28, 2022, the date and time the consolidated financial statements were issued, and it was determined that no subsequent events, except as follows, occurred that required recognition or disclosure in the consolidated financial statements.

In 2022, the Company issued a total of 1,225,000 shares at $1 per share with net proceeds of $1,095,372 from Pre-IPO funding and 85,750 warrants for a period of five years at a price per share of $1.00 as compensation to the service provider from the Pre-IPO funding.

In February 2022, the Company issued 50,000 shares of Common Stock to a consultant for services.

F-23

2,658,225 Shares of Common Stock

MGO Global Inc.

PROSPECTUS

January 12, 2023

Through and including February 6, 2023 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in the listing, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.